Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

UNITY SOFTWARE INC.,

as Purchaser,

WETA DIGITAL LIMITED,

as Seller,

AND

the Persons listed on Schedule 1.1,

as Shareholders

Dated as of November 7, 2021

TABLE OF CONTENTS

Article 1 CERTAIN DEFINITIONS		1

Article 2 PURCHASE AND SALE		17

2.1	Purchase and Sale of Assets	17

2.2	Purchase Price	19

2.3	Closing	20

2.4	Closing Deliveries by the Seller Group	20

2.5	Purchaser Closing Deliveries	21

2.6	Payments; Issuance of Purchaser Common Stock	21

2.7	Escrow Amount	21

2.8	Tax Withholding	22

2.9	Purchase Price Allocation	22

2.10	Further Assurances; Wrong Pockets; Related	23

Article 3 REPRESENTATIONS AND WARRANTIES OF SELLER		24

3.1	Organization and Good Standing	24

3.2	Power, Authorization and Validity, Solvency	25

3.3	Capitalization of Seller; Solvency	25

3.4	No Conflict	26

3.5	Litigation	26

3.6	Taxes	27

3.7	Government Contracts, Governmental Grants and Related	27

3.8	Related Party Transactions	29

3.9	Seller Financial Statements; No Undisclosed Liabilities	29

3.10	Title to Properties	30

3.11	Absence of Certain Changes	30

3.12	Contracts, Agreements, Arrangements, Commitments and Undertakings	32

3.13	No Default; No Restrictions	35

3.14	Intellectual Property	36

3.15	Privacy and Data Security	40

3.16	Compliance with Laws	42

3.17	Employees, Benefits and Related	43

3.18	Insurance	48

3.19	Suppliers	48

3.20	Compliance with Anti-Corruption Laws	49

3.21	Export Controls	50

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3.22	No Existing Discussions	51

3.23	Corporate Documents	51

3.24	Investment	51

3.25	Brokers and Financial Advisors	52

3.26	No Additional Representations	52

Article 4 REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER		53

4.1	Organization and Good Standing	53

4.2	Power, Authorization and Validity	53

4.3	No Conflict	53

4.4	Litigation	54

4.5	Capitalization	54

4.6	Cash Resources	54

4.7	Reports	54

4.8	Brokers and Financial Advisors	54

4.9	No Additional Representations; Disclaimer	54

Article 5 COVENANTS		55

5.1	Advise of Changes	55

5.2	Maintenance of Seller’s Business	55

5.3	Conduct of Seller’s Business	56

5.4	Regulatory Approvals	56

5.5	Necessary Notices, Consents, Amendments, Terminations	58

5.6	No Other Negotiations	58

5.7	Access to Information	59

5.8	Satisfaction of Conditions Precedent	59

5.9	Funds Flow Documentation	59

5.10	Use of Proceeds	59

5.11	Employee Offer List; Transferred Employees	60

5.12	280G Matters	61

5.13	Invention Assignments	61

5.14	Organization of Library Assets	61

5.15	License	62

5.16	Use of Marks	64

5.17	Non-Compete; Non-Solicit	64

5.18	Post-Closing Reorganization	66

5.19	Shareholders Guaranty	68

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Article 6 CONDITIONS TO CLOSING OF THE SALE TRANSACTION		70

6.1	Conditions to Each Party’s Obligation to Effect the Sale Transaction	70

6.2	Additional Conditions to Obligations of Purchaser	70

6.3	Additional Conditions to Obligations of Seller	71

Article 7 TERMINATION OF AGREEMENT		72

7.1	Termination by Mutual Consent	72

7.2	Unilateral Termination	72

7.3	Effect of Termination	73

Article 8 SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS		73

8.1	Survival	73

8.2	Agreement to Indemnify Purchaser Indemnified Parties	73

8.3	Agreement to Indemnify Seller Indemnified Parties	74

8.4	Limitations	74

8.5	Notice of Claim	76

8.6	Defense of Third Party Claims	76

8.7	Contents of Notice of Claim	77

8.8	Resolution of Notice of Claim	77

8.9	Mitigation	79

8.10	Release of Remaining Escrow Amount	79

8.11	Tax Consequences of Indemnification Payments	80

8.12	Exclusive Remedy	80

Article 9 TAX MATTERS		81

9.1	Cooperation	81

9.2	Tax Contests	81

9.3	Transfer Taxes	81

9.4	GST	81

9.5	Lowest Price	81

Article 10 MISCELLANEOUS		82

10.1	Governing Law; Venue	82

10.2	Entire Agreement; Assignment; Binding Upon Successors and Assigns	82

10.3	Severability	82

10.4	Specific Performance	82

10.5	Other Remedies	83

10.6	Amendments and Waivers; Effect of Joinders	83

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10.7	Expenses	83

10.8	Notices	83

10.9	Waiver of Jury Trial	84

10.10	Bankruptcy	85

10.12	Interpretation; Rules of Construction	85

10.13	Third Party Beneficiary Rights	85

10.14	Public Announcement	86

10.15	Confidentiality	86

10.16	Acknowledgment	88

10.17	Corporate Securities Law	88

10.18	No Presumption Against Drafting Party	88

10.19	Counterparts; Electronic Signature	88

10.20	Protected Communications and Associated Rights	88

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LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C-1	Form of Purchaser-Seller Trademark Coexistence Agreement
Exhibit C-2	Form of Purchaser-Seller Trademark Assignment Agreement
Exhibit C-3	Form of Purchaser-FPT Trademark Assignment Agreement
Exhibit D-1	Form of IP Agreement
Exhibit D-2	Form of Commercial Agreement
Exhibit D-3	Form of Marketing Agreement
Exhibit D-4	Transition Services Principles
Exhibit E	Illustrative Calculation of Purchaser Common Stock Per Share Price

Schedules

Schedule 1.1	Shareholders
Schedule 1.2	In-Scope Engineers
Schedule 1.3	Key Employees
Schedule 1.4	Seller Knowledge Persons
Schedule 2.1(a)	Certain Transferred IP, IPR and Other Assets
Schedule 2.1(a)(iv)	Certain Transferred Social Media Accounts
Schedule 2.1(b)	Excluded Assets
Schedule 2.4(d)	Required Notices, Consents, Amendments and Terminations
Schedule 5.11(a)	Draft Offer List
Schedule 5.17(a)(iii)	VFX Companies
Schedule 6.1(a)	Certain Government Approvals
Schedule 6.2(h)	Additional Pre-Closing Matters
Schedule 8.4(e)	Specified Parameters

Seller Disclosure Letter

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 7, 2021 (the “Agreement Date”) by and among Unity Software Inc., a Delaware corporation with its principal place of business at 30 3rd Street, San Francisco, CA 94103 (“Purchaser”), Weta Digital Limited, a company incorporated in New Zealand with company number 567770 (“Seller”) and certain shareholders of Seller set forth on Schedule 1.1 attached hereto (each a “Shareholder” and collectively the “Shareholders”; the Shareholders and Seller together are collectively referred to as the “Seller Parties”).

RECITALS

A. WHEREAS, Seller desires to sell, transfer, assign, convey and deliver to Purchaser (or its designated Affiliates), and Purchaser desires to (or to cause its designated Affiliates to) purchase, acquire, accept and assume from Seller, the Transferred Assets and the Assumed Liabilities, all as more specifically provided herein (collectively, the “Sale Transaction”).

B. WHEREAS, Purchaser and the Seller Parties desire to make certain representations, warranties, covenants and agreements in connection with the Sale Transaction and to prescribe various conditions to the Sale Transaction.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

“Accounting Standards” means generally accepted accounting practice in New Zealand as defined in section 8 of the Financial Reporting Act 2013 (New Zealand), applied on a consistent basis.

“Action” means any action, cause of action, order, writ, injunction, demand, claim, suit, litigation, proceeding, arbitration, mediation, audit, investigation or dispute.

“Acceptable Buyer” means a third party who (a) has agreed to and does assume the Seller Liabilities in accordance with Section 5.18 and (b) is Sufficiently Funded.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Alternative Transaction” means any transaction or series of transactions involving: (a) the sale, license, disposition or acquisition of all or a material portion of the Transferred Assets, other than the sale or non-exclusive license of Seller’s products or services to its customers in the Ordinary Course; or (b) the entry into a material licensing, commercial or other arrangement or transaction outside the Ordinary Course (in dollar value, terms, scope or otherwise) which could reasonably be expected to adversely impact the value of, or the ability of the parties to complete, the Transactions pursuant to the terms of this Agreement.

“Applicable Statute of Limitations” means, with respect to any given representation, warranty or covenant, or any given instance of Fraud (collectively, a “Matter”), the last-to-expire statute of limitations applicable under Law to such Matter in an Action relating thereto.

“Asset Transfer Documentation” means such assignment and assumption agreement(s), bill(s) of sale, IP Transfer Documentation, and other documentation as maybe reasonably necessary and requested by Purchaser to consummate and document the transfer of the Transferred Assets and Assumed Liabilities to Purchaser or its applicable Affiliate(s) at the Closing in accordance with Section 2.1, in each case in form and substance reasonably acceptable to Purchaser and Seller.

“Balance Sheet Date” means July 31, 2021.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in San Francisco, California or Wellington, New Zealand are not open for ordinary banking business.

“Canadian Seller Subsidiary” means WDBC Productions Limited, a company organized under the Provincial Laws of British Columbia.

“Closing” means the closing of the transactions necessary to consummate the Sale Transaction.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (United States).

“Code” means the Internal Revenue Code of 1986, as amended (United States).

“Commercial Agreement” means the Commercial Services Agreement to be executed and delivered by Seller and Purchaser (or its Affiliate) in the form attached hereto as Exhibit D-2.

“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “corruptant,” “worm,” “malware,” “spyware,” or “trackware” (as such terms are commonly understood in the software industry) or any other code designed, intended to, or that does have any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer, tablet computer, handheld device or other device, or (b) damaging or destroying any data or file without a user’s consent, in any manner.

“Content” means moving image entertainment in any form, and any portion thereof. For example, “minutes” or a “shot” or “scene” for a film would constitute Content. For clarity, Content may include images or other derivatives of Library Assets, but does not include Library Assets as separable elements.

“Contract” means any written or oral contract, agreement, instrument, arrangement, obligation, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, bonds, indentures, guarantees, sublicenses, subcontracts, contract of service, contract for services, options, warranties and purchase orders), in each case as amended and supplemented from time to time.

“Contractors” means consultants or independent contractors, sub-contractors, advisors and/or service providers, whether engaged directly or indirectly.

“Copyleft License” means any license of Software that provides, as a condition to the use, modification or distribution of such licensed Software, that such licensed Software or any other Software that is incorporated into, derived from, based on, linked to, or used or distributed with such licensed Software, be licensed, distributed, or otherwise made available: (a) in source code form; (b) under terms that permit redistribution, reverse engineering, or creation of derivative works or other modification of any of the foregoing Software; or (c) without a license fee. “Copyleft Licenses” include the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Copyrights” means copyrights and similar or equivalent rights and all registrations of the foregoing and applications for the foregoing (including moral and economic rights, however denominated).

“Core VFX Activities” means providing professional services consisting of visual effects artist services with respect to Projects to movie, television, and other production studios, pursuant to Production Agreements, in each case consistent with Seller’s past practices prior to the date of this Agreement.

“Digital Activities” means (a) developing, managing, operating and commercializing Tools; (b) developing and commercializing Library Assets; (c) developing, managing, and operating cloud services in respect of Tools (the foregoing clauses (a), (b) and (c), collectively, “Core Digital Activities”); and (d) any other activities other than the VFX Activities.

“Digital Toolbox” means the (a) audio-visual effects development and management software tools (“Tools”) and (b) Library Assets, in each case, designed, developed or used by the Seller Group, together with any related documentation, materials or information. For clarity, Library Assets do not include Tools.

“Disability” means a serious physical or mental impairment that completely prevents the applicable Key Employee from performing the essential functions of the individual’s job with or without reasonable accommodation for a period of one hundred twenty (120) consecutive days or an aggregate of one hundred eighty (180) days within a twelve (12)-month period, as determined by a physician reasonably acceptable to Purchaser.

“Encumbrance” means, with respect to any asset: any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest, title retention device, collateral assignment, adverse claim, Intellectual Property License, option to obtain any Intellectual Property License, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) or any agreement to create any of the foregoing, and includes a “security interest” within the meaning of the PPSA.

“Environmental Law” means any federal, provincial, state or local statute, Law, regulation, guideline, rule, standard or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) other than Seller or the Seller Subsidiaries that, together with Seller or the Seller Subsidiaries, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means SRS Acquiom Inc., in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement to be executed and delivered by Purchaser, Seller, and the Escrow Agent at the Closing, substantially in the form attached hereto as Exhibit A.

“Escrow Amount” means an amount in cash equal to One Hundred Forty Million Dollars (USD $140,000,000).

“Excluded Project Information” means Project-specific information or Production Customer-specific information, including casting, scripts, screenplays, director’s notes, technology preferences and plans, and similar information.

“Excluded Taxes” means (a) any Taxes imposed on or with respect to the Transferred Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (b) any Taxes of the Seller Group and its equityholders (including the Shareholders) for any taxable period; and (c) any Taxes of another Person for which Purchaser or any of its Affiliates become liable as a transferee or successor, by operation of law or otherwise as a result of the Transactions. For purposes of this Agreement, in the case of any Straddle Period, the amount of any real and personal property Taxes, ad valorem Taxes, and similar Taxes that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of days in the entire Straddle Period.

“Fraud” has the meaning set forth in Part A of Schedule 1 of the Seller Disclosure Schedule.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2(a) (Power, Authorization and Validity – Power and Authority), Section 3.2(c) (Power, Authorization and Validity – Enforceability), Section 3.4 (No Conflict), Section 3.10 (Title to Assets) and Section 3.25 (Brokers and Financial Advisors).

“General Expiration Date” means the date that is fifteen (15) months after the Closing Date.

“Governmental Authority” means any federal, national, supranational, administrative, supervisory, standard setting, determinative, state, provincial, municipal, local or similar court or tribunal, public, statutory, governmental, quasi-governmental or regulatory body, administrative agency, intellectual property office or bureau, commission, branch, minister, or authority or other body exercising similar powers or authority, including any grand jury or securities exchange.

“Government Contract” means any Contract, prime contract, subcontract, teaming agreement, grant, cooperative agreement, subaward, basic ordering agreement, blanket purchase agreement, other transaction agreement, purchase order, task order, delivery order, or contractual agreement of any kind, including all amendments, modifications, and options thereunder, awarded (a) to the Seller Group or any joint venture in which the Seller Group has an interest, by any Governmental Authority or by a prime contractor or higher-tier subcontractor to a Governmental Authority, or (b) by the Seller Group to a subcontractor at any tier in connection with an agreement described in clause (a).

“Governmental Grant” means any grant, funding, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief, support or privilege (including approval to participate in a program or framework without receiving financial support), including any application therefor, whether pending, approved, provided or made available by or on behalf of or under the authority of any bi-, multi-national, regional or similar program, framework or foundation, the European Union, or any other Governmental Authority.

“GST” means goods and services tax imposed under the GST Act.

“GST Act” means the Goods and Services Tax Act 1985 (NZ).

“HSR” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor Law thereto.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, de facto or civil union partner, parents, children and siblings (including adoptive relationships and relationships through marriage, civil union, or de facto relationships), or any other relative of such Person that shares such Person’s home.

“In-Scope Employees” means (a) the Key Employees, (b) all In-Scope Engineers and (c) all other Seller Group employees and Contractors primarily engaged in the Digital Activities of the Seller Group.

“In-Scope Engineer Census” means the spreadsheet with filename “Wizard—275 Census (2021.11.03).xlsx” delivered by email to Purchaser and certain of its Representatives, including Purchaser’s counsel, by Seller’s counsel prior to the parties’ entry into this Agreement.

“In-Scope Engineers” means all Seller Group employees and Contractors engaged primarily in developing and maintaining the Tools.

“In-Scope Intellectual Property” means any and all Intellectual Property that is used or held for use in, or is practiced by the Seller Group, in each case in connection with the Digital Activities, or is owned by or subject to an obligation of assignment to the Seller Group in connection with the Digital Activities, including any such Intellectual Property incorporated into, embodied in or otherwise used, held for use or practiced in connection with (or planned by the Seller Group prior to the Closing to be incorporated into or otherwise used, held for use or practiced in connection with) the Digital Toolbox.

“In-Scope Intellectual Property Rights” means any and all Intellectual Property Rights that are used or held for use in or are practiced by the Seller Group, in each case in connection with the Digital Activities, or is owned by or subject to an obligation of assignment to the Seller Group, in each case in connection with the Digital Activities, including any such Intellectual Property Rights incorporated into, embodied in or otherwise used, held for use or practiced in connection with (or planned by the Seller Group prior to the Closing to be incorporated into or otherwise used, held for use or practiced in connection with) the Digital Toolbox.

“In-Scope Licensed IP” means all In-Scope Intellectual Property Rights and In-Scope Intellectual Property that are not Owned In-Scope IP.

“In-Scope Matters” means, collectively, (a) the Digital Activities conducted by the Seller Group; (b) the Transferred Assets; (c) the In-Scope Employees; (d) the Assumed Liabilities; and (e) the Transactions.

“Income Tax Act” means the Income Tax Act 2007 (New Zealand).

“Indemnified Party” means (a) in the case of a claim for indemnification by a Purchaser Indemnified Party, such Purchaser Indemnified Party or Purchaser on behalf of such Purchaser Indemnified Party and (b) in the case of a claim for indemnification by a Seller Indemnified Party, such Seller Indemnified Party.

“Indemnifying Party” means (a) in the case of a claim for indemnification by a Purchaser Indemnified Party, Seller or the applicable Shareholder, as the case may be, and (b) in the case of a claim for indemnification by a Seller Indemnified Party, Purchaser.

“Insolvency Event” means, in relation to Seller or any Subsidiary of Seller: (a) a receiver, receiver and manager, liquidator, interim liquidator, administrator, statutory manager, trustee or similar officer is appointed in respect of it or any of its assets or an event occurs that gives any person the right to seek such an appointment or to declare it at risk pursuant to the Corporations (Investigation and Management) Act 1989 (New Zealand) or placing it under statutory management pursuant to that Act or any equivalent legislation in any jurisdiction; (b) an application is made to court or a resolution is passed or an order is made for its winding up or dissolution or an event occurs that would give any person the right to make such an application; (c) it proposes or takes any steps to implement a scheme of arrangement or other compromise or arrangement with its creditors or any class of them; (d) it stops paying its undisputed debts when they become due or is declared or taken under any applicable law to be insolvent or its board of directors resolves it is, or is likely to become at some future time, insolvent; or (e) if any person in whose favor it has granted any security interest becomes entitled to enforce, and enforces, any security under that security interest; provided that the Post-Closing Reorganization implemented in accordance with Section 5.18 shall not be considered an Insolvency Event.

“Intellectual Property” means any and all (a) technology, formulae, algorithms, procedures, processes, methods, techniques, ideas, know-how, trade-secrets, creations, inventions, and concepts (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, personnel and other information; (c) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (d) specifications, designs, industrial designs, models, prototypes, schematics and development tools; (e) Software, websites, content, images, logos, graphics, artwork, audiovisual works, sound recordings, graphs, analyses, and other works of authorship; (f) databases and other compilations and collections of data or information (“Databases”); (g) Marks; and (h) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”).

“Intellectual Property License” means any license, sublicense, covenant, non-assertion, permission, immunity, consent, release or waiver under or with respect to any Intellectual Property or Intellectual Property Rights.

“Intellectual Property Rights” means any and all rights in intellectual property (anywhere in the world, whether statutory, common Law or otherwise) including (a) rights in Patents; (b) rights in Copyrights; (c) other rights with respect to Software, including registrations of these rights and applications to register these rights; (d) industrial design rights and registrations of these rights and applications to register these rights; (e) rights with respect to Marks, and all registrations for Marks and applications to register Marks; (f) rights with respect to Domain Names, including registrations for Domain Names; (g) rights with respect to Proprietary Information, including rights to limit the use or disclosure of Proprietary Information by any Person; (h) rights with respect to Databases, including registrations of these rights and applications to register these rights; (i) rights of publicity and personality, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; (j) renewals, reissues, reversions, reexaminations, or extensions of any of the foregoing; and (k) any rights equivalent or similar to any of the foregoing.

“IP Agreement” means the Digital Toolbox Agreement to be executed and delivered by Seller and Purchaser (or its Affiliate) in the form attached hereto as Exhibit D-1.

“IP Representations” means the representations and warranties set forth in Section 3.14 (Intellectual Property), other than those contained in Sections 3.14(h) and 3.14(v).

“IP Transfer Documentation” means the assignments of the Registered In-Scope Intellectual Property Rights.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means all computer, information technology and data processing systems, facilities and services, including all Software, hardware, networks, communications facilities, platforms and related systems and services owned, leased or licensed or controlled by the Seller Group and used in, or for, the Digital Activities.

“Key Employee” means each individual set forth in Schedule 1.3.

“Knowledge” of Seller means the knowledge of a particular fact, circumstance, event or other matter in question of any of the individuals listed on Schedule 1.4, and any other individuals that may, between the Agreement Date and the Closing Date, succeed to any of Seller Group duties of the aforementioned individuals (collectively, the “Knowledge Persons”). Any such Knowledge Person will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such Knowledge Person has actual knowledge of the fact, circumstance, event or other matter, or (b) such Knowledge Person would reasonably have obtained such knowledge after commercially reasonable due inquiry.

“Law” means, collectively, all national, foreign, federal, state, provincial, local or municipal laws, statutes, ordinances, extension orders, directives, regulations, codes and rules, and all orders, writs, injunctions, awards, judgments, executive orders and decrees (and any regulations promulgated under any of the foregoing), and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and supranational bodies, rules of common law, customary law and equity and all civil or other codes, applicable to any Person, including the assets, employees, properties and business of such Person.

“Liabilities” means debts, liabilities, Taxes and obligations of any kind, character or description, whether accrued (or unaccrued) or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, liquidated or unliquidated, secured or unsecured, joint or several, direct or indirect, due or to become due, vested or unvested, executory, determined, determinable or otherwise, including those arising under any Law, action or governmental order and those arising under any Contract.

“Library Assets” means audio-visual effects digital content assets, which are objects and elements that are not visually associated with a particular project or series of related projects, such as generic objects or elements (but, for clarity, does not include objects and elements that are readily identifiable as associated with the project, such as lead characters or complete environments). “Library Assets” include meshes, rig and models. For clarity, Library Assets do not include Tools or Recognizable Assets.

“License Fee” means the License Fee (as defined in the IP Agreement).

“Licensed Intellectual Property” means (a) with respect to any Transferred Assets that exist as of the Closing Date but are not actually assigned to Purchaser or its Affiliate under this Agreement and any Excluded Asset that exists as of the Closing Date, and, in each case, any In-Scope Intellectual Property Rights and In-Scope Intellectual Property therein and (b) any trade secrets that exist as of the Closing Date that are contained in the books and records and other documents and information provided or to be provided pursuant to this Agreement as of the Closing Date or retained in the memory of any Transferred Employees other than any Excluded Project Information, in each case of (a) and (b), that are owned by the Seller Group or with respect to which the Seller Group has the right to license to Purchaser and its Affiliates pursuant to the terms set forth in Section 5.15 without additional obligations or payment of fees (unless Purchaser is able to perform all such additional obligations and pay all such fees on Seller’s behalf, notifies Seller of Purchaser’s election to do so, elects to do so, and reimburses Seller for all such payments and expenses of Seller resulting therefrom).

“Limited Fraud” has the meaning set forth on Part B of Schedule 1 of the Seller Disclosure Letter.

“Marketing Agreement” means the Marketing Agreement to be executed and delivered by Seller and Purchaser (or its Affiliate) in the form attached hereto as Exhibit D-3.

“Marks” means trademarks, series marks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing.

“Material Adverse Effect” means, with respect to any particular Person, any change, event, effect, claim, condition, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be or to become, materially adverse to: (a) the ability of such Person to perform any of its material covenants or obligations under the Agreement, or otherwise consummate the Transactions, (b) the business, condition (financial or otherwise), assets and liabilities (taken together), capitalization, properties, prospects, products, operations, results of operations, employees, management or performance of the Person and its Subsidiaries (taken as a whole), or (c) the Transferred Assets or the Person’s Core Digital Activities. Notwithstanding the foregoing, the following changes and event shall not, either alone or in combination, be taken into account in determining whether there has been a Material Adverse Effect on the applicable Person: (i) changes in interest rates or general economic, business or financial market conditions; (ii) changes affecting the Person’s industry generally; (iii) global, national or regional political conditions, including acts of war or terrorism; (iv) changes in Law or the Accounting Standards; (v) pandemics, epidemics, diseases or other public health crises (including the COVID-19 pandemic); (vi) earthquakes, floods, hurricanes, tornadoes, volcanic eruptions, natural disasters or other acts of nature; (vii) any Effect to the extent attributable to the announcement of this Agreement or the Transactions or actions taken (or omitted to be taken) at the prior written request of Purchaser or required to be taken or omitted, as applicable, by the express terms of this Agreement; and (viii) any failure by Seller or any of its Subsidiaries to meet any projections, forecasts or estimates (provided, that in the case of clauses (i) through (viii), such change, effect, event, circumstance, or condition does not disproportionately affect the Person in any material respect relative to similarly situated participants in the industry in which the Person operates).

“Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“NDA” means the Amended and Restated Confidentiality Agreement dated May 25, 2021 by and between Unity Technologies SF and the US Seller Subsidiary, as amended by that certain Amendment to Mutuality Confidentiality Agreement, dated September 24, 2021.

“NYSE” means the New York Stock Exchange.

“Off the Shelf Software” means non-customized Software that is licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, and not incorporated into, the Digital Toolbox, and generally available to the public (and to Purchaser).

“OIO” means the New Zealand Overseas Investment Office.

“OIO Consent” means receipt by Purchaser of all consents required under the Overseas Investment Act 2005 (New Zealand) and the Overseas Investment Regulations 2005 (New Zealand) for Purchaser to complete the Sale Transaction, on terms acceptable to Purchaser (acting reasonably).

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any open source license (including any Copyleft License), including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.

“Ordinary Course” means, with respect to a particular Person, a course of business that is in the ordinary course of the Person’s business and consistent with its past practices.

“Organizational Documents” means, as applicable, the memorandum of association, articles of incorporation, certificate of incorporation, charter, constitution, articles, notice of articles, bylaws, articles of formation, articles of association, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement, certificate of formation and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, incorporation, formation or organization of a Person, including any amendments thereto.

“Owned In-Scope IP” means all Registered In-Scope Intellectual Property Rights and all other In-Scope Intellectual Property and In-Scope Intellectual Property Rights, in each case that are owned or purported to be owned by, or subject to an obligation to be assigned to, the Seller Group.

“Patents” means patents and patent applications (including any continuations, continuations in part, divisionals, reissues, renewals and applications for any of the foregoing), utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates.

“Permitted Encumbrances” means (a) any restriction on the transfer of securities arising under applicable securities Laws; (b) liens for Taxes that are not yet due and payable; (c) liens to secure obligations to landlords, lessors or renters under Ordinary Course leases or rental agreements; (d) Ordinary Course deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens arising solely by operation of Law and in the Ordinary Course, where the amount secured is not overdue for payment or is contested in good faith by appropriate proceedings; (f) any non-exclusive license of Library Assets granted by the Seller Group in the Ordinary Course; (g) any security in relation to personal property acquired in the Ordinary Course that secures all or part of the purchase price for such personal property and is given (as buyer) in favor of either a vendor of the personal property or a lender providing acquisition finance in respect of such personal property where payment of part of all of the purchase price is not overdue or is being contested in good faith by appropriate proceedings; and (h) any right of off-set, netting or combination of account arising by operation of law or practice over money deposited with a bank or financial institution in the Ordinary Course.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Personal Information” means any data or information relating to an identified or identifiable natural individual or any other data or information that is defined or described by the Seller Group or defined under any Privacy Law as “personal data,” “personal information” or “personally identifiable information” or other similar term, or using any similar term in the Seller Group’s website privacy policy or other public-facing statement of the Seller Group.

“Post-Closing IP/Commercial Agreements” means, collectively, the IP Agreement, the Commercial Agreement, the Marketing Agreement, the Trademark Agreements and (if applicable) the Transition Services Agreement.

“PPSA” means the Personal Property Securities Act 1999 (New Zealand).

“PPSR” means the Personal Property Securities Register established under section 139 of the PPSA.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Privacy Law” means any applicable law, rule or regulation relating to the collection, use, disclosure, transfer (including cross-border transfer), transmission, registration, security, storage, disposal or other Processing of Personal Information.

“Process” or “Processing” means any operation or set of operations which is performed on data, or on sets of data, including Personal Information, whether or not by automated means, such as the receipt, access, acquisition, arrangement, collection, copying, creation, maintenance, modification, recording, organization, processing, compilation, selection, structuring, storage, visualization, adaptation, alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction, or instruction, training or other learning relating to such data or combination of such data.

“Production Activity” means providing professional services and creating deliverables (excluding, for the avoidance of doubt, Tools), relating to visual effects, moving images, or other visual elements for or in connection with the development, production, exhibition, distribution, or exploitation of moving image entertainment, including delivering the Content (or elements thereof that are not Library Assets) resulting from those services; provided, however, that Production Activity excludes Reserved Digital Activities. “Production Activity” also includes marketing activities, sales activities (including pitches) and developing, testing and fixing Content, Library Assets, Recognizable Assets and production methods, in each case, undertaken by Seller for a present or prospective Project.

“Production Agreement” means a written agreement for the provision of Production Activities by Seller or its Affiliate.

“Production Customer” means the counterparty to a Production Agreement with Seller.

“Project” means a film, series, or other moving image entertainment project or series of related projects.

“Proprietary Information” means information and materials not known to the public, including trade secrets and other confidential and proprietary information.

“Pro Rata Share” means with respect to any Shareholder the amount set forth opposite such Shareholder’s name in Schedule 1.1.

“Purchaser Ancillary Agreements” means each agreement or document (other than this Agreement) that Purchaser is to enter into as a party thereto pursuant to this Agreement.

“Purchaser Common Stock” means Purchaser’s common stock, par value USD $0.000005 per share.

“Purchaser Common Stock Per Share Price” means the volume-weighted average of the price per share for the Purchaser Common Stock on the NYSE, as reported by S&P Capital IQ, for the thirty (30) consecutive calendar days ending with the third complete trading day prior to the Closing Date. For illustrative purposes only, Exhibit E sets forth a calculation of the volume-weighted average of the price per share for the Purchaser Common Stock on the NYSE, as reported by S&P Capital IQ, for the thirty (30) consecutive calendar days ending with the third complete trading day prior to October 25, 2021.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2(a) (Power, Authorization and Validity – Power and Authority), Section 4.2(c) (Power, Authorization and Validity – Enforceability), Section 4.5 (Capitalization) and Section 4.8 (Brokers and Financial Advisors).

“Registered In-Scope Intellectual Property Rights” means all In-Scope Intellectual Property Rights included in the Owned In-Scope IP in issued Patents, pending Patent applications, Mark registrations, pending applications for Mark registrations, Copyright registrations, pending applications for Copyright registrations, industrial design registrations, pending applications for industrial design registrations and Domain Name registrations, in each case, owned, filed or applied for by, or on behalf of, the Seller Group (or otherwise authorized by or in the name of the Seller Group).

“Registration Rights Agreement” means the Registration Rights Agreement between Purchaser and Seller, substantially in the form attached hereto as Exhibit B.

“Related Party” with respect to any specified Person means: (a) any Affiliate of such specified Person, including any director, executive officer, general partner or managing member of such Affiliate; (b) any Person who serves as a director, executive officer, partner, member, employee or in a similar capacity of such specified Person; (c) any Immediate Family member of a Person described in clause (b); or (d) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than five percent (5%) of the outstanding equity or ownership interests of such specified Person.

“Representatives” means a Person’s officers, directors, employees, Contractors, shareholders, Affiliates, agents, creditors, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives.

“Retained Contracts” means all Contracts of the Seller Group and the Shareholders, other than the Transferred Contracts.

“Retained Employees” means all employees and Contractors of the Seller Group other than the Transferred Employees.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended (United States).

“Seller Balance Sheet” means the Seller Group’s unaudited consolidated balance sheet as of the Balance Sheet Date included in the Seller Financial Statements.

“Seller Employee Agreement” means each management, employment, retention, change in control, severance, consulting, relocation, repatriation or expatriation agreement or other similar Contract between the Seller Group and any In-Scope Employee with respect to which Seller or other Affiliate of Seller has or may have any Liability or obligation.

“Seller Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, vesting acceleration, change in control pay, termination pay, deferred compensation, profit-sharing, bonuses or other incentives, performance awards, share or share-related awards, insurance coverage (including any self-insured arrangements that are clearly identified as such), vacation or other paid-time off benefits, disability benefits, death benefits, health benefits, hospitalization benefits, retirement or savings benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is sponsored by, or has been maintained, contributed to, or required to be contributed to, by Seller or other Affiliate of Seller for the benefit of any In-Scope Employee, and with respect to which Seller or other Affiliate of Seller has or may have any Liability or obligation, except such definition shall not include any Seller Employee Agreement.

“Seller Financial Statements” means (a) Seller’s audited consolidated balance sheets dated March 31, 2021, and audited consolidated statements of operations and retained earnings and statement of cash flow for the fiscal years ended March 31, 2021; (b) Seller’s unaudited consolidated balance sheets dated March 31, 2020 and unaudited consolidated statements of operations and retained earnings and statement of cash flow for the fiscal years ended March 31, 2020; and (c) Seller’s unaudited consolidated balance sheet dated the Balance Sheet Date, and unaudited consolidated statement of operations and retained earnings and statement of cash flow for the four (4) months ended on the Balance Sheet Date, in each case together with all related notes and schedules thereto, in each case as available, and the reports of Seller’s independent accountants, if any.

“Seller Group” means Seller and/or any Seller Subsidiaries, as applicable.

“Seller Group Ancillary Agreements” means each agreement or document (other than this Agreement) that any member of the Seller Group is to enter into as a party thereto pursuant to this Agreement.

“Seller Indemnifying Party” means Seller, for Claims pursuant to Section 8.2(a), and the applicable Shareholder, for Claims pursuant to Section 8.2(b).

“Seller Material Contracts” means collectively the Transferred Contracts, the Production Agreements and any Contracts required to be listed on the Seller Disclosure Letter pursuant to Section 3.12 or Section 3.14 (including any Contracts entered into or modified after the date of this Agreement that would have been required to be so listed if in effect as of the date of this Agreement).

“Seller Shares” means all ordinary shares, preference shares, and any other shares of capital of Seller that may be outstanding from time to time, taken together.

“Seller Subsidiaries” means the US Seller Subsidiary and the Canadian Seller Subsidiary.

“Specified Key Employee” means the Key Employee identified as the “Specified Key Employee” on Schedule 1.3.

“Social Media Accounts” means any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any: (a) social media or social networking website; (b) blog or microblog; or (c) photo, video or other content-sharing website or application.

“Software” means all (a) computer programs, including all software implementations of algorithms, code, programs, applications, models, methodologies and implementations thereof (including mobile phone applications, HTML code, firmware and other software embedded in hardware devices), whether in source code or object code or machine readable form; (b) the following to the extent related to subsection (a): descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (c) all documentation information for any of the foregoing, including user manuals and other training documentation.

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” means with respect to any party, any other Person of which (a) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person or a majority of the profit interests in such other Person is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Sufficiently Funded” means (a) with respect to a public company, having a market capitalization of at least $1,500,000,000 market capitalization or (b) with respect to any other third party, having net assets at least equal to at least $1,000,000,000 (inclusive of the value of the assets acquired from Seller or Seller Successor) in each case, measured on the date of and giving effect to the applicable Corporate Transaction.

“Tax” (and, with correlative meaning, “Taxes”) means (a) any national, federal, state, provincial, or local U.S. or non-U.S. tax, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, harmonized sales, goods and services, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, excise, severance, national insurance, stamp, occupation, premium, property, environmental, estimated or windfall profit tax, custom duty, national insurance tax, health tax or other tax, together with any interest, or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (U.S. or non-U.S.), whether disputed or not; (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any Tax period; and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person, by Contract or otherwise.

“Tax Return” means any return, amended return, election, declaration, report, claim for refund, information return or statement filed or required to be filed, or maintained or required to be maintained, in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trademark Agreements” means (a) that certain Trademark Agreement, dated as of September 21, 2021, by and among TMHC Limited, Seller and Weta Workshop Limited, together with the Addendum to Trademark Agreement, dated as of November 3, 2021, by and among TMHC Limited, Seller, Weta Workshop Limited and PJR Holdings Limited (b) the Trademark Coexistence Agreement to be executed and delivered by Purchaser (or its Affiliate) and Seller, in the form attached hereto as Exhibit C-1 (“Trademark Coexistence Agreement”), (c) the Trademark Assignment Agreement between Purchaser (or its Affiliate) and Seller in form attached hereto as Exhibit C-2, and (d) the Trademark Assignment Agreement between Purchaser (or its Affiliate) and The Film Property Trust in form attached hereto as Exhibit C-3.

“Transactions” means, collectively, the Sale Transaction together with the other transactions contemplated by this Agreement (including the transactions contemplated by the other Transaction Documents).

“Transaction Documents” means (a) this Agreement, (b) the Registration Rights Agreement, (c) the Post-Closing IP/Commercial Agreements, (d) the other Seller Group Ancillary Agreements and Purchaser Ancillary Agreements, (e) the Seller Disclosure Letter, (f) the NDA and (g) each of the other agreements, certificates, documents and instruments contemplated hereby and thereby, including all Schedules and Exhibits hereto and thereto.

“Transfer” means to sell, transfer, pledge, assign or otherwise dispose of (including by gift) or encumber.

“Transition Services Agreement” means a transition services agreement (if reasonably requested by Purchaser) to be executed and delivered by Seller and Purchaser (or its Affiliate), in a form reasonably acceptable to Purchaser and Seller, consistent with the terms set forth on Exhibit D-4.

“Treasury Regulations” means any final, temporary or proposed or otherwise applicable United States Treasury Regulations as promulgated under the Code.

“VFX Activities” means the business of engaging in Production Activities, including the Core VFX Activities; provided, however, that VFX Activities do not include Reserved Digital Activities.

“US Seller Subsidiary” means WDUS Inc., a New York corporation and direct wholly-owned subsidiary of Seller.

“WARN Act” means the Workers Adjustment and Retraining Notification Act, as amended (United States), and any comparable Law.

“WKSI” means a “well-known seasoned issuer” as defined under Rule 405 of the Securities Act.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement in the sections referenced below.

Defined Term	Section
“280G Proposal”	5.12(b)
“Agreement”	Preamble
“Agreement Date”	Preamble
“Allocation”	2.9
“Anti-Corruption Laws”	3.20(a)
“Arbitrable Dispute”	8.8(iii)
“Arbitration Panel”	8.8(iii)(B)
“Associated Parties”	5.15
“Associated Rights”	10.20
“Assumed Liabilities”	2.1(c)
“Audit Firm”	2.9
“Author”	3.14(l)
“Award Amount”	8.8(iii)(E)
“Cash Consideration”	2.2(a)(i)
“Claim”	8.5(a)
“Closing Date”	2.3(b)
“Corporate Transaction”	5.18(a)
“Covered Purchaser Workers”	5.17(a)
“Covered Seller Workers”	5.17(a)
“Damages”	8.2(a)
“Data Subject”	3.15(b)
“Deductible Basket”	8.4(c)(ii)
“Draft Offer List”	5.11(a)
“Effective Time”	2.3(a)
“Exchange Act”	4.7
“Export Approvals”	3.21(a)
“Excluded Assets”	2.1(b)
“Final Offer List”	5.11(c)
“First Release Amount”	8.10(a)(ii)(A)
“First Release Date”	8.10(a)(i)
“First Release Pending Claims”	8.10(a)(ii)(A)
“First Release Satisfied Claims”	8.10(a)(ii)(A)
“Government Officials”	3.20(b)
“Governmental Permits”	3.16(b)
“Guarantee Exclusions”	5.19
“Guaranteed Obligations”	5.19
“Guaranty”	5.19
“Guaranty Payment Notice”	5.19
“Incidental Core VFX Activity”	5.17(a)(i)
“Individual Shareholder Indemnities”	8.2(b)
“Initial Payment Amount”	2.2(c)
“In-Scope Confidential Information”	10.15(f)
“Institutions”	3.12(a)
“Invention Assignment Agreement”	3.14(l)

Defined Term	Section
“IP Assignee”	5.15
“JAMS Rules”	8.8(iii)(A)
“NewCo”	5.18(b)
“Non-Compete Period”	5.17(a)
“Non-Compete Territory”	5.17(a)
“Non-Solicit Period”	5.17(a)
“Non-US Plans”	3.17(aa)
“Notice of Claim”	8.5(b)
“Offer Letter”	Recitals
“Parachute Payment Waiver”	5.12(a)
“PCI DSS”	3.15(d)
“Per-Claim Basket”	8.4(c)(i)
“Post-Closing Reorganization”	5.18(b)
“Power of Attorney”	2.10(h)
“Privacy Policy”	3.15
“Proceeding”	5.19(d)
“Proposed Amalgamation”	5.18(d)
“Protected Communications”	10.20
“Protected Information”	3.15(f)
“Purchase Price”	2.2(a)(ii)
“Purchaser”	Preamble
“Purchaser Indemnified Parties”	8.2(a)
“Purchaser Offers”	5.11(c)
“Purchaser Representation Indemnitees”	8.3(a)
“Recipient”	9.4
“Recognizable Assets”	5.14
“Release Amount”	8.10(a)(ii)
“Release Dates”	8.10(a)(i)
“Reports”	4.7
“Required Seller Approvals”	3.2(d)
“Reserved Digital Activities”	5.17(a)
“Reserved VFX Activities”	5.17(a)
“Retained Amount”	8.10(c)
“Sale Transaction”	Recitals
“Second Release Amount”	8.10(a)(ii)(B)
“Second Release Date”	8.10(a)(i)
“Second Release Pending Claims”	8.10(a)(ii)(B)
“Second Release Satisfied Claims”	8.10(a)(ii)(B)
“Security Practices”	3.15(f)
“Seller”	Preamble
“Seller Benefit Arrangement”	3.17(s)
“Seller Disclosure Letter”	Article 3
“Seller Indemnified Party”	8.3
“Seller Liabilities”	5.18(a)(i)
“Seller Representation Indemnities”	8.2(a)(i)
“Seller Successor”	5.18(a)
“Seller Successor Liabilities”	5.18(b)
“Shareholder Liability Cap”	8.4(b)
“Social Media Account Names”	3.14(w)

Defined Term	Section
“Specified Courts”	10.1
“Specified Guaranteed Obligations”	5.19
“Stock Consideration Value”	2.2(a)(ii)
“Supplier”	9.4
“Third Party Claim”	8.5(b)(ii)
“Third Release Amount”	8.10(a)(ii)(C)
“Third Release Date”	8.10(a)(i)
“Third Release Pending Claims”	8.10(a)(ii)(C)
“Trade Compliance Laws”	3.21
“Transferred Assets”	2.1(a)
“Transferred Contracts”	2.1(a)(v)
“Transferred Domain Names”	2.10(c)
“Transfer Taxes”	9.3
“Transferred Employees”	5.11(c)
“Transferred IP”	2.1(a)(i)
“Transferred IP Rights”	2.1(a)(ii)
“VDR”	10.12

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale of Assets.

(a) Transferred Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser (or Purchaser’s designated Affiliate(s)), free and clear of all Encumbrances and Purchaser (or Purchaser’s designated Affiliate(s)) shall purchase from Seller, all of the Seller Group’s right, title and interest in, to and under the Transferred Assets. “Transferred Assets” means the following assets, properties, goodwill and rights of the Seller Group:

(i) (A) the Digital Toolbox; (B) all Intellectual Property set forth on Schedule 2.1(a); (C) except for the Intellectual Property expressly identified on Schedule 2.1(b), all Software, technical information, know-how, inventions, and documentation included in the Owned In-Scope IP; and (D) except for the Intellectual Property expressly identified on Schedule 2.1(b), all other Intellectual Property owned by the Seller Group (all Intellectual Property included in the Transferred Assets collectively, “Transferred Technology”);

(ii) (A) all Intellectual Property Rights in and to the Transferred Technology; (B) all Intellectual Property Rights set forth on Schedule 2.1(a); and (C) except for the Intellectual Property Rights expressly identified on Schedule 2.1(b), all other Intellectual Property Rights owned by the Seller Group, in each case whether or not registered, and including all Patents, Copyrights and Marks and applications for the foregoing and all causes of action and rights to sue or seek other remedies arising from or relating to such Intellectual Property Rights, including for any past or ongoing infringement, misuse or misappropriation (all Intellectual Property Rights included in the Transferred Assets collectively, the “Transferred IP Rights” and together with the Transferred Technology, the “Transferred IP”);

(iii) all In-Scope Intellectual Property Rights included in the In-Scope Licensed IP which Seller (or its Subsidiaries, as applicable) has the right to transfer to Purchaser (or Purchaser’s designated Affiliate(s)), including all such Intellectual Property Rights under any applicable Contract set forth on Schedule 2.1(a);

(iv) the Social Media Account Names and the Social Media Accounts set forth on Schedule 2.1(a)(iv), but no other Social Media Account Names or Social Media Accounts;

(v) the Contracts set forth on Schedule 2.1(a) (the “Transferred Contracts”), but no other Contracts;

(vi) all other properties, assets and rights set forth on Schedule 2.1(a);

(vii) copies of all books and records, documents, and other information of the Seller Group relating to any of the Transferred Assets, the Assumed Liabilities, the Transferred Employees and the Digital Activities; and

(viii) all other properties, assets and rights of the Seller Group, of every kind and nature, whether disclosed or undisclosed, and wherever located and by whomever possessed, that are not expressly identified as Excluded Assets.

Notwithstanding the foregoing, the Transferred Assets do not include: (A) any licenses to the Open Source Software included in the Digital Toolbox; (B) any Off the Shelf Software; or (C) any Excluded Project Information.

(b) Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign, convey or deliver the Excluded Assets to Purchaser, and the Seller Group shall retain all right, title and interest in, to and under the Excluded Assets. “Excluded Assets” means:

(i) all Contracts of the Seller Group other than the Transferred Contracts;

(ii) all real property and other tangible assets of the Seller Group;

(iii) the Domain Names wetafx.co.nz and wetafx.com;

(iv) all licenses to Open Source Software of the Seller Group;

(v) all Off the Shelf Software of the Seller Group;

(vi) all Excluded Project Information of the Seller Group; and

(vii) subject to Section 2.1(a), the assets of the Seller Group specifically identified on Schedule 2.1(b).

Notwithstanding the forgoing and for the avoidance of doubt, in the event of any conflict between Schedule 2.1(b) and Section 2.1(a), the terms of Section 2.1(a) (including any references therein to Schedule 2.1(b)) shall control.

(c) Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall (or shall cause its designated Affiliate(s) to) assume, effective as of the Closing, the following Liabilities of the Seller Group (which, for the avoidance of doubt, exclude the Excluded Liabilities) (collectively, the “Assumed Liabilities”):

(i) all executory obligations and Liabilities of Seller (or its applicable Affiliate) to be performed, or arising, pursuant to the Transferred Contracts with respect to any period after the Closing Date;

(ii) all Liabilities of Seller (or its applicable Affiliate) related to or arising out of Purchaser’s ownership and operation of the Transferred Assets with respect to any period after the Closing Date; and

(iii) all Liabilities related solely to the employment or engagement of the Transferred Employees by Purchaser (or its applicable Affiliate(s)), in each case with respect to any period after the date the applicable individual becomes a Transferred Employee.

(d) Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, Purchaser will not assume or be liable for any Excluded Liabilities. Seller shall timely perform, satisfy and discharge (or cause its applicable Affiliate to timely perform, satisfy and discharge) in accordance with their respective terms all Excluded Liabilities. “Excluded Liabilities” means all Liabilities of Seller (or its applicable Affiliate) other than the Assumed Liabilities, including:

(i) all Liabilities arising out of or relating to, or otherwise in respect of, any period prior to the Closing (including any claim or Action in respect of any period prior to the Closing that may be brought after the Closing), including any such Liabilities with respect to the Transferred Assets, Digital Activities, or Transferred Employees;

(ii) all Liabilities arising out of or relating to the (A) VFX Activities, (B) the Excluded Assets (including all Retained Contracts) or (C) the Retained Employees;

(iii) all Liabilities of the Seller Parties under any of the Transaction Documents; and

(iv) all Excluded Taxes.

2.2 Purchase Price.

(a) Purchase Price. Subject to the other terms and provisions of this Agreement, the aggregate consideration payable by Purchaser (or its designated Affiliate(s)) to Seller for the Transferred Assets shall be comprised of:

(i) an amount in cash equal to One Billion Dollars (USD $1,000,000,000) (the “Cash Consideration”), subject to Section 2.2(c); and

(ii) a number of shares of Purchaser Common Stock equal to: (A) Six Hundred Twenty-Five Million Dollars (USD $625,000,000) (the “Stock Consideration Value”); divided by the Purchaser Common Stock Per Share Price, subject to Section 2.2(b).

For purposes of this Agreement, the “Purchase Price” means the aggregate value of the Cash Consideration plus the Stock Consideration Value, which equals One Billion Six-Hundred Twenty-Five Million Dollars (USD $1,625,000,000).

(b) No Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Purchaser Common Stock shall be issued pursuant to this Agreement. To the extent that the calculation of the number of shares of Purchaser Common Stock to be issued to Seller pursuant to Section 2.2(a)(ii) results in a fractional entitlement, such number shall be rounded down to the nearest whole number (and, in any such case, a corresponding upwards adjustment (calculated by reference to the Purchaser Common Stock Per Share Price) shall be made to the Cash Consideration due to Seller to account for such fractional rounding).

(c) Withholding of Escrow Amount. Notwithstanding anything to the contrary in this Agreement, at the Closing the Escrow Amount shall be deducted and withheld from the Cash Consideration otherwise payable to Seller, and the net cash amount to be paid by Purchaser to Seller for the Transferred Assets at the Closing shall be an amount equal to the Cash Consideration minus the Escrow Amount (such amount, the “Initial Payment Amount”).

2.3 Closing.

(a) Subject to the provisions of this Agreement, the Closing shall take place on the Closing Date at a time agreed between the parties by the electronic delivery of documents and the wiring of funds or at such other location as the parties hereto shall agree. The Closing shall be deemed to take place at 12:01 a.m. Wellington, New Zealand time on the Closing Date (the “Effective Time”).

(b) “Closing Date” shall be (i) the Business Day that is five (5) Business Days after the satisfaction or waiver (to the extent permitted by Law and this Agreement) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver (to the extent permitted by Law and this Agreement) of those conditions); or (ii) such other date as Purchaser and Seller may agree in writing.

(c) At Closing, title to the Transferred Assets shall vest in Purchaser and Seller shall give to Purchaser control or possession of all Transferred Assets. Seller shall deliver to Purchaser copies of all Software included in the Transferred Assets solely by electronic means designated by Purchaser (subject to retention of copies with respect to performance under and compliance with the Post-Closing IP/Commercial Agreements).

2.4 Closing Deliveries by the Seller Group. At the Closing, Seller shall complete the following deliveries to Purchaser:

(a) Asset Transfer Documentation. All applicable Transfer Documentation, duly executed by Seller and each other member of the Seller Group.

(b) Technology Delivery. Purchaser shall have received in source code form a copy of the Transferred IP and the tangible embodiments of the Licensed Intellectual Property via electronic delivery reasonably specified by Purchaser.

(c) Power of Attorney. The Power of Attorney.

(d) Notices, Consents, Amendments and Terminations. Purchaser shall have received duly executed copies of all third party consents, assignments, authorizations, waivers, amendments, terminations, notices and other documents set forth in Schedule 2.4(d).

(e) Corporate Actions. Purchaser shall have received true, correct and complete copies of all Required Seller Approvals.

(f) Release of Encumbrances. Purchaser shall have received unconditional and immediate releases of all Transferred Assets from all Encumbrances over or affecting them, in each case in a form acceptable to Purchaser and, if any such Encumbrance has been registered on the PPSR, a financing change statement reflecting a complete release of the financing statement referable to that Encumbrance.

(g) Invention Assignments. Purchaser shall have received reasonably satisfactory evidence that each employee and Contractor of the Seller Group identified on Schedule 2.4(g) has executed an Invention Assignment Agreement.

(h) Other Documents. Purchaser shall have received such other documents as Purchaser may reasonably request.

2.5 Purchaser Closing Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(a) Asset Transfer Documentation. All applicable Asset Transfer Documentation, duly executed by Purchaser (or its applicable designated Affiliates).

2.6 Payments; Issuance of Purchaser Common Stock.

(a) Payments. On the Closing Date, Purchaser shall make or cause to be made the following payments:

(i) Escrow Amount. To the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount to be deposited in accordance with the Escrow Agreement; and

(ii) Initial Payment Amount. To Seller, by wire transfer of immediately available funds, the Initial Payment Amount.

(b) Issuance of Purchaser Common Stock. On the Closing Date following the Closing, Purchaser shall issue to Seller, in uncertificated book-entry form, the number of shares of Purchaser Common Stock issuable to Seller pursuant to Section 2.2(a)(ii).

2.7 Escrow Amount.

(a) The parties acknowledge and agree that, unless otherwise required by applicable Tax Law, the portion of the Cash Consideration that is included in the Escrow Amount is intended to be treated for U.S. Tax purposes as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state, local, or non-U.S. Law, as appropriate and if and to the extent any such portion of the Escrow Amount is actually distributed to Seller, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code.

(b) The parties further agree, unless otherwise required by a change in applicable Tax Law, that consistent with Proposed Treasury Regulation Section 1.468B-8, for U.S. Tax reporting purposes, all interest or other income earned from the investment of the Escrow Amount or any portion thereof in any taxable year (if any) shall be reported as allocated to Purchaser until the distribution of the Escrow Amount (or portion thereof) is determined and thereafter to Purchaser and Seller in accordance with this Agreement and the Escrow Agreement.

2.8 Tax Withholding. Notwithstanding anything to the contrary in this Agreement, each of Purchaser and the Escrow Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Purchase Price or any other payment or consideration otherwise payable or deliverable pursuant to this Agreement, including the Escrow Amount, the amounts required to be deducted and withheld under the Code, or any provision of state, local or non-U.S. Tax Law, with respect to the making of such payment and, to the extent that amounts are so deducted and withheld, such amounts shall be timely paid over to the appropriate Governmental Authority on account of the Person with respect to whom such deduction and withholding was made, and, to such extent, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made (and upon any determination that such withholding is required with respect to any payment, Purchaser shall utilize commercially reasonable efforts to notify the recipient of such payment and to provide an opportunity to such recipient to reduce or eliminate such requirement). The parties agree to cooperate to allow Purchaser, at its election, to effectuate such withholding by means acceptable to Purchaser. The recipient of any payments payable pursuant to this Agreement is solely responsible for any and all Liabilities for Taxes that may arise with respect to the Purchase Price or other amounts payable pursuant to this Agreement, except to the extent such Taxes are the Liability of any other party pursuant to applicable Law and except to the extent that any amounts are withheld pursuant to this Section 2.8 and paid over to the appropriate Governmental Authority on behalf of such recipient.

2.9 Purchase Price Allocation.

(a) Allocation. Each of the parties to this Agreement acknowledges and agrees that the payment of the Purchase Price as described in this Agreement, and the assumption of the Assumed Liabilities, by Purchaser is intended by each such party to be treated and classified for all Tax purposes as consideration paid by Purchaser to Seller for the purchase and sale of the Transferred Assets (and not as payment for services or as consideration for any other covenant, license or agreement), except to the extent any portion thereof is required by any applicable Tax Law to be treated as imputed interest. The Purchase Price (and Assumed Liabilities) shall be allocated among the Transferred Assets by Purchaser and Seller for all Tax purposes in accordance with their respective fair market values (the “Allocation”). Subject to Section 2.9(b), after the Closing, Purchaser shall retain KPMG U.S. (the “Audit Firm”) to determine the Allocation in accordance with the provisions of this Section 2.9 and taking into account any Interim Allocation prepared in accordance with Section 2.9(b). Seller shall reimburse Purchaser for 50% of the fees and expenses of the Audit Firm. Any payments made pursuant to this Agreement that are treated as adjustments to the Purchase Price for Tax purposes (including, for the avoidance of doubt, indemnification payments made pursuant to Article 8) shall be reflected in the Allocation in accordance with applicable Law (including generally applicable accounting practices). Purchaser and Seller each agree to file all Tax Returns in a manner which is consistent with the Allocation as determined by the Audit Firm, and agree not to take any position, whether in any Tax Returns, audit, examination, adjustment or action with respect to a Tax, which is inconsistent with such Allocation, and to cause each of the respective Affiliates to do each of the same, unless otherwise required by applicable Law following a successful challenge thereto by a Governmental Authority following an audit initiated by such Governmental Authority.

(b) Without limiting the generality of the provisions set forth in Section 2.9(a), in the event that any of the Transferred Assets are required to be valued as of the Closing Date for purposes of preparing Transfer Documentation, complying with the requirements of Section 9.4 or as otherwise required to comply with applicable Law, Purchaser shall cause the Audit Firm to determine the portion of the Purchase Price (and Assumed Liabilities) allocable to such Transferred Assets as of the Closing Date (the “Interim Allocation”).

2.10 Further Assurances; Wrong Pockets; Related.

(a) If, at any time before or after the Closing, any of the parties to this Agreement reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Transactions or to carry out the purposes and intent of this Agreement at or after the Closing, then Seller, Purchaser and their respective officers and directors shall execute and deliver, and shall procure execution and delivery of, all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Transactions and to carry out the purposes and intent of this Agreement. For the avoidance of doubt, the foregoing obligation shall include the obligation of Seller to assign, transfer or license, and deliver any owned asset of Seller which is necessary for the development, ownership or exploitation of the Digital Toolbox as contemplated by Section 2.1(a), in each case to the extent assignable, transferrable or licensable, and deliverable, as applicable.

(b) Without limiting the generality of Section 2.10(a), at any time or from time to time after the Closing, at Purchaser’s request, at no cost to Purchaser and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Transferred Assets free of all Encumbrances and, to the fullest extent permitted by Law, to put Purchaser in actual possession and operating control of the Transferred Assets, and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause the Seller Parties to fulfill its obligations under this Agreement.

(c) Without limiting the generality of the foregoing, with respect to Domain Names included in the Transferred Assets (“Transferred Domain Names”), Seller shall, and Seller shall cause its Affiliates to, execute and deliver to Purchaser and domain name registrars all necessary documentation required for the transfer of the Transferred Domain Names to Purchaser and the registration of Purchaser as the registered domain name holder with the applicable registrar for each Transferred Domain Name, including executing and submitting any required confirmations and other authorization forms and taking any other actions required to transfer the Transferred Domain Name to Purchaser and ensuring Purchaser or its designee is the registered domain name holder and administrative contact for the Transferred Domain Names and that the registry database is updated accordingly.

(d) From and after Closing, Seller shall promptly notify Purchaser (and Purchaser may notify Seller) in writing of the discovery that any Transferred Assets were not conveyed at Closing to Purchaser. Upon such notice, whether from Seller or from Purchaser, Seller shall as soon as reasonably practicable transfer, convey and assign such Transferred Assets to Purchaser pursuant to Section 2.10(b).

(e) If, after the Closing, any of the Transferred Assets or Assumed Liabilities are ultimately determined by both Purchaser and Seller to be Excluded Assets or Excluded Liabilities, respectively, (i) Purchaser shall transfer and convey (without further consideration) to Seller, and Seller shall accept, such Transferred Assets; (ii) Seller shall assume, and agree to pay, perform, fulfill and discharge (without further consideration) such Assumed Liabilities; and (iii) Purchaser and Seller shall execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such Transferred Assets back to Seller and the re-assumption of such Assumed Liabilities by Seller.

(f) To the extent that Purchaser cannot be granted possession of, or have assigned or novated to it, any Transferred Asset as of the Closing Date (whether as a result of an outstanding consent request or for any other reason), such Transferred Asset shall be held by Seller for and on behalf, and at the direction, of Purchaser until such time as Purchaser is granted possession thereof and during such period Seller shall bear all risk of loss with respect to such asset. During such period of possession, Purchaser and Seller shall work together in good faith to permit Seller to satisfy any outstanding obligations of such Transferred Asset, at Seller’s sole cost and expense. Seller shall account to Purchaser for goods and/or services and any remuneration for the performance of obligations received under or in respect of any Assigned Contract.

(g) Unless specifically authorized in writing by Purchaser and except as set forth in the Post-Closing IP/Commercial Agreements after the Closing, the Seller Parties shall not, and shall cause their respective Representatives to not, retain or use any copy of any of the Transferred IP or any other Transferred Asset that is capable of being copied, including any Software or materials constituting Transferred IP. All Software to be delivered hereunder shall be delivered by electronic means in a manner specified by Purchaser.

(h) Effective on the Closing Date, Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Purchaser, but on behalf of and for the benefit of Purchaser: (i) to demand and receive from time to time any and all of the Transferred Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all Actions that Purchaser may reasonably deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Transferred Assets; and (iii) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (ii) as Purchaser shall deem desirable; provided that if any of the actions authorized by this paragraph could reasonably be determined to result in a claim for indemnification by Purchaser against Seller, then Purchaser shall not take any such actions without complying with the relevant procedures set forth in Article 8; provided, further, that Purchaser shall give Seller prior written notice prior to taking any such actions set forth in the preceding clauses (i) through (iii). Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Seller shall deliver to Purchaser at the Closing a power of attorney to the foregoing effect executed by Seller and in a form reasonably satisfactory to Purchaser (the “Power of Attorney”).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of Seller addressed to Purchaser, dated as of the Agreement Date and delivered to Purchaser concurrently with the parties’ execution of this Agreement (the “Seller Disclosure Letter”) specifically referencing a section or subsection herein (which such disclosure shall qualify only (a) the corresponding section or subsection herein and (b) any other sections and subsections in this Article 3 to the extent that it would be reasonably apparent that such disclosure would be applicable to such other section or subsection based upon the face of such disclosure), Seller represents and warrants to Purchaser that the statements contained in this Article 3 are true and correct on and as of the Agreement Date:

3.1 Organization and Good Standing. Seller is a company duly incorporated and validly existing under the laws of New Zealand. The US Seller Subsidiary is a corporation duly incorporated and validly existing under the laws of New York, and the Canadian Seller Subsidiary is a company organized under the Provincial Laws of British Columbia; the Seller Subsidiaries are the only Subsidiaries of Seller. The Seller Group has all requisite corporate power and corporate authority to own, operate and lease its properties and assets (including the Transferred Assets) and to carry on its operations and activities (with respect to Digital Activities conducted by the Seller Group). The Seller Group is duly qualified, licensed or admitted to do business, and is in good standing, in each jurisdiction where the Transferred Assets or the Digital Activities conducted by the Seller Group makes such qualification, licensing or admission necessary, except where the failure to be so qualified, licensed or admitted to do business or to be in good standing would not be material individually or in the aggregate. Seller has made available to Purchaser true, correct and complete copies of the currently effective Organizational Documents of the Seller Group, each as modified, supplemented, amended or restated as of the Agreement Date. The

Organizational Documents of the Seller Group are in full force and effect. The Seller Group is not in violation of its Organizational Documents, each as amended to date and the Seller Group has not taken any action that is inconsistent in any material respect with any resolution adopted by the equityholders of the Seller Group, board of directors or any committee of the board of directors.

3.2 Power, Authorization and Validity, Solvency.

(a) The Seller Group and the Shareholders have all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Seller Group Ancillary Agreements, as applicable, and to consummate the Sale Transaction. The Sale Transaction and the execution, delivery and performance by the Seller Group and the Shareholders of this Agreement, each of the Seller Group Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, as applicable, have been duly and validly approved and authorized by the each of the Seller Group and the Shareholders, including all applicable board of directors and/or shareholder actions. No other corporate actions or proceedings on the part of the Seller Group, the Shareholders or any of their respective Affiliates are necessary to authorize the execution, delivery and performance of this Agreement and each other Seller Group Ancillary Agreement or to consummate the transactions so contemplated.

(b) No Consents. Other than as set forth on Schedule 6.1(a) of this Agreement or Schedule 3.2(b) of the Seller Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (i) any Governmental Authority or (ii) any other Person is necessary or required to be made or obtained by the Seller Group, the Shareholders or any of their respective Affiliates to enable the Seller Group and the Shareholders to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Seller Group Ancillary Agreements, or to consummate the Transactions.

(c) Enforceability. This Agreement has been duly executed and delivered by the Seller Parties. This Agreement and each of the applicable Seller Group Ancillary Agreements are, or when executed by the Seller Group and Shareholders as applicable, will be, valid and binding obligations of the Seller Group and the Shareholders and enforceable against the Seller Group and Shareholders in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.

(d) Approvals. (i) By unanimous resolution in writing, the board of directors of Seller has: (A) approved and declared advisable this Agreement and the Transactions and (B) approved entry by Seller into each Transaction Document to which it is a party, and (ii) Shareholders representing 100% of the issued the Seller Shares have ratified such board resolutions and have approved the Transactions for all purposes (collectively, the “Required Seller Approvals”).

3.3 Capitalization of Seller; Solvency.

(a) Seller Shares. As of the date of this Agreement, the Shareholders collectively hold all issued Seller Shares. The Pro Rata Share of each Shareholder is equal to the proportion of issued Seller Shares held by such Shareholder.

(b) Solvency. No Insolvency Event has occurred or is pending, or (to the Knowledge of Seller) threatened, in relation to the Seller Group. To the Knowledge of Seller, there are no circumstances existing that will, or upon giving of written notice (whether before or after or without the lapse of any cure period or other applicable period of time), or making of any court order, would reasonably be expected to result in any such Insolvency Event. The consummation of the Sale Transaction will not cause any Insolvency Event to occur (not including a Post-Closing Reorganization or a Proposed Amalgamation in accordance with Section 5.18).

3.4 No Conflict. Except as set forth on Schedule 3.4 of the Seller Disclosure Letter, neither the execution and delivery of this Agreement or any of the Seller Group Ancillary Agreements by the Seller Group and the Shareholders nor the consummation of the Transactions, shall (with or without notice or lapse of time, or both): (a) conflict with; (b) result in a termination, material breach or material violation of; (c) constitute a material default under; (d) require the consent, release, waiver or approval of, or notice or filing to, any third party, under; (e) give to any Person any right of termination, amendment, acceleration or cancellation under; (f) result in the creation of an Encumbrance on any Transferred Assets pursuant to; or (g) otherwise materially and adversely affect the rights of the Seller Group under, or result in the loss of a material benefit under: (i) any provision of the Organizational Documents of the Seller Group or its Shareholders, each as currently in effect, or any resolutions adopted by their respective shareholders, board of directors or any committee of the board of directors, or any applicable shareholders’ agreements or similar agreements; (ii) any Law applicable to the Seller Group, any of the Transferred Assets or the Shareholders; or (iii) any Seller Material Contract or Governmental Grant.

3.5 Litigation. In each case, to the extent relating to any In-Scope Matters:

(a) There is no, and for the past five (5) years there has been no, Action pending or, to the Knowledge of Seller, threatened (i) by or against the Seller Group (or by or against any Shareholder, officer, director or, to the Knowledge of Seller, any other equityholder, employee, Contractor or agent of the Seller Group in his or her capacity as such or otherwise relating to his or her employment, services or relationship with the Seller Group) relating to In-Scope Matters or (ii) against the Seller Group or any Shareholder based upon entering into this Agreement or any the Seller Group Ancillary Agreement or consummating the Sale Transaction or any of the other Transactions. To the Knowledge of Seller, the Seller Group has no reasonable basis to anticipate that any Person will assert such an Action.

(b) There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Seller Group, any Shareholder or any of their respective Affiliates, or director or officer of the Seller Group relating to (x) In-Scope Matters or (y) the entering into this Agreement or any Seller Group Ancillary Agreement or consummating the Sale Transaction or any of the other Transactions.

(c) None of the Seller Group or the Shareholders or any of their respective Affiliates has any Action pending against any Governmental Authority or other Person relating to In-Scope Matters, and the Seller Group, the Shareholders and their respective Affiliates have not commenced preparations to, and to the Knowledge of Seller do not intend to, initiate such an Action.

(d) None of the Seller Group nor the Shareholders or any of their respective Affiliates is party to or otherwise bound by any Contract relating to settlement of any Action or potential Action relating to In-Scope Matters (other than customary separation agreements with former employees providing severance benefits within the Ordinary Course).

3.6 Taxes.

(a) Tax Returns, Taxes and Audits.

(i) The Seller Group (A) has completed and timely filed all Tax Returns with respect to the Transferred Assets required to be filed by it in all jurisdictions in which such Tax Returns were required to be filed, and all such Tax Returns are true, correct and complete in all material respects, and (B) has in all material respects timely paid all Taxes with respect to the Transferred Assets required to be paid by it for which payment was due (whether or not shown on any Tax Returns).

(ii) There is no material Action by any Tax authority pending or threatened in writing by any Governmental Authority against the Seller Group with respect to the Transferred Assets.

(iii) With respect to the Transferred Assets, the Seller Group has not received from any Governmental Authority (including any sales or use Tax authority) any written (A) notice indicating an intent to open a material audit or other similar review (which notice is still pending), (B) request for information related to material Tax matters or (C) notice of a material deficiency or a material proposed adjustment of or any material amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Seller Group (which notice is still pending). No Tax Return of the Seller Group with respect to the Transferred Assets is under audit by any Governmental Authority and any past audits (if any) with respect to the Transferred Assets have been completed and fully resolved, and all Taxes determined by any such audit to be due from the Seller Group have been paid in full to the applicable Governmental Authorities.

(iv) No Tax liens are currently in effect against any of the Transferred Assets.

(b) Additional Tax Representations. Other than with respect to any payment(s) which are waived by a “disqualified individual” (within the meaning of Section 280G of the Code) and/or submitted to a vote of the holders of Seller Shares solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder, no amount payable as a result of or in connection with the consummation of the Sale Transaction could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or nondeductible under Section 280G of the Code. The Seller Group is not a party to any Contract with any In-Scope Employee, and does not maintain any Seller Benefit Arrangement, that is not exempt or compliant with Section 409A of the Code. There is no Seller Benefit Arrangement or other Contract with any In-Scope Employee by which the Seller Group is bound to compensate any In-Scope Employee for any excise taxes paid pursuant to Section 409A or Section 4999 of the Code.

(c) Limitation. Nothing in this Section 3.6, Section 3.7, Section 3.11 or Section 3.17 shall cause any Seller Indemnifying Party to be liable for any Taxes, or any Damages related to or with respect to or attributable to any Taxes, in each case, that are not Excluded Taxes.

3.7 Government Contracts, Governmental Grants and Related. In each case, to the extent relating to any In-Scope Matters:

(a) The Seller Group is not, and within the past five (5) years has not been a party to or otherwise bound by any Government Contract. Seller has no pending bids or proposals that, if accepted, would result in a Government Contract. Other than as set forth in Schedule 3.7(a) of the Seller Disclosure Letter, the Seller Group has not within the past five (5) years applied for or received any grants, incentives, tax benefits, exemptions, subsidies or any financial assistance from any Governmental Authority.

(b) Except as set forth on Schedule 3.7(b) of the Seller Disclosure Letter, the Seller Group has not within the past five (5) years entered into, applied for, requested, accepted, been notified that it has been approved for, elected to participate in or received or become subject to or bound by any requirement or obligation relating to, any Governmental Grant, or amended or terminated, or waived any right or remedy related to, any Governmental Grant.

(c) Schedule 3.7(c) of the Seller Disclosure Letter sets forth, with respect to each Governmental Grant within the past five (5) years (if any): (i) the total amount of the benefits received by the Seller Group under such Governmental Grant and the total amount of the benefits available for future use by the Seller Group under such Governmental Grant, if any; (ii) the time period in which the Seller Group received, or will be entitled to receive, benefits under such Governmental Grant; and (iii) a general description of any research and development program for which such Governmental Grant was approved and the In-Scope Intellectual Property or Tools in the Digital Toolbox that were developed, in whole or in part, in connection with such Governmental Grant.

(d) The Seller Group has delivered to Purchaser accurate and complete copies of (i) all applications and material correspondence submitted by or on behalf of the Seller Group within the past five (5) years to the applicable Governmental Authority in connection with a Governmental Grant or application therefore, or accepted or received by the Seller Group; (ii) all certificates of approval and letters of approval (and supplements thereto) granted to the Seller Group by any Governmental Authority within the past five (5) years in connection with a Governmental Grant or application therefor or accepted or received by the Seller Group, and any undertakings binding upon the Seller Group in connection with any such Governmental Grant and (iii) any other material documents or information regarding any grant including complete information regarding the amount of any Governmental Grant received by the Seller Group within the past five (5) years and any accrued interest or other financial liabilities connected thereto. Except for undertakings set forth in letters of approvals, provided under any applicable Law, there are no undertakings that the Seller Group has given within the past five (5) years in connection with any Governmental Grant accepted or received by the Seller Group.

(e) The Seller Group has been for the past five (5) years and is in compliance in all material respects with all the terms, conditions, requirements of all Governmental Grants (including any reporting requirements) and any applicable law in connection thereto, and has duly fulfilled in all respects all conditions, undertakings and other obligations relating thereto. In any application in respect of a Governmental Grant submitted by or on behalf of the Seller Group within the past five (5) years, Seller has disclosed all material information required by such application in an accurate and complete manner.

(f) No event has occurred within the past five (5) years, and no circumstance or condition resulting from an action or omission to act of the Seller Group exists, that would reasonably be expected to give rise to (i) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of any Governmental Grant or any benefit available in connection with any Governmental Grant; (ii) the imposition of any limitation on any Governmental Grant or any benefit available in connection with any Governmental Grant or (iii) a requirement that the Seller Group return or refund any benefits provided under any Governmental Grant, an acceleration or increase of royalty payments obligation, requirement for past royalties, or obligation to pay additional payments in respect to any Governmental Grant other than prospective on-going royalty payments in connection with the Governmental Grants.

(g) No claim or challenge has been made within the past five (5) years against the Seller Group by any Governmental Authority with respect to the Seller Group’s entitlement to any Governmental Grant or the compliance of the Seller Group with the terms, conditions, obligations or Laws relating to the Governmental Grants. The Seller Group has not been within the past five (5) years and is not under an audit by any Governmental Authority regarding any Governmental Grant.

(h) No Governmental Authority is or may become entitled to receive any royalties or other payments from the Seller Group or Purchaser with respect to any Governmental Grant.

(i) The consummation of the Transactions will not result in (A) the failure of the Seller Group, the Shareholders, or any of their respective Affiliates to materially comply with any of the terms, conditions, requirements and criteria of any Governmental Grant or any applicable Law relating to Government Contracts or Government Grants (including any applicable regulations, ordinances or guidelines), or (B) any claim by any Governmental Authority or other Person that the Seller Group, the Shareholders, Purchaser or any of their respective Affiliates is required to return or refund, or that any Governmental Authority is entitled to recapture, any benefit provided under any Governmental Grant, or that the Seller Group, the Shareholders, Purchaser or any of their respective Affiliates is required to pay any amount to any Governmental Authority with respect to any Governmental Grant or other Person due to the Transactions.

(j) No consent of or notification to any Governmental Authority is required to be obtained prior to the consummation of the Closing in order to comply with the terms of any Governmental Grants.

3.8 Related Party Transactions. In each case, to the extent relating to In-Scope Matters:

(a) Except as set forth on Schedule 3.8(a) of the Seller Disclosure Letter, no Related Party of the Seller Group or the Shareholders (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, Contractor or customer of the Seller Group to the extent relating to In-Scope Matters, (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Seller Group uses or has used in or pertaining to the conduct of the business(es) of the Seller Group to the extent relating to In-Scope Matters, or (iii) is party to or bound by any Contract relating to the Transferred Assets or the Digital Activities of the Seller Group (other than Seller Employee Agreements with employees of the Seller Group).

(b) Except for the payment of employee compensation in the Ordinary Course, to the extent relating to In-Scope Matters, there are no Contracts by and between the Seller Group, on the one hand, and any Related Party of the Seller Group or the Shareholders, on the other hand, pursuant to which such Related Party directly or indirectly provides or receives any information, assets, properties, payments, support or other services to or from the Seller Group (not including bona fide employee compensation and benefits in the Ordinary Course).

3.9 Seller Financial Statements; No Undisclosed Liabilities.

(a) Schedule 3.9(a) of the Seller Disclosure Letter sets forth the Seller Financial Statements, in each case, prepared in accordance with the books and records of the Seller Group related to the In-Scope Matters. To the extent relating to In-Scope Matters, the Seller Financial Statements: (i) fairly and accurately present in all material respects the financial condition of the Seller Group; and (ii) have been prepared in accordance with (A) the Accounting Standards applied on a basis consistent with prior periods (except that the unaudited Seller Financial Statements do not have notes and are subject to normal recurring year-end adjustments) and (B) applicable Law.

(b) To the extent relating to In-Scope Matters, the Seller Group does not have any material Liability of any nature that is required to be reflected in the Seller Financial Statements in accordance with the Accounting Standards, except for (i) those shown on the Seller Balance Sheet; (ii) executory Liabilities expressly provided for in any of the Seller Group’s Contracts that have been made available to Purchaser and that are not required to be reflected in the Seller Financial Statements under the Accounting Standards; and (iii) Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement, which have been or will be taken into account in the calculation of Transaction Expenses. All reserves related to In-Scope Matters established by the Seller Group that are set forth in or reflected in the Seller Balance Sheet have been established in accordance with the Accounting Standards.

(c) To the extent relating to any Encumbrances on Transferred Assets, Schedule 3.9(c) of the Seller Disclosure Letter sets forth a complete and correct list of each item of indebtedness as of the date of this Agreement, identifying the creditor to which such indebtedness is owed, the title of the instrument under which such indebtedness is owed, the amount of such indebtedness as of the close of business on the date of this Agreement (or such other time as is specified in such Schedule).

3.10 Title to Properties.

(a) The Seller Group has good and marketable title to all Transferred Assets (including those shown on the Seller Balance Sheet), in each case free and clear of all Encumbrances, other than Permitted Encumbrances. All Transferred Assets are reflected on the Seller Balance Sheet to the extent required under the Accounting Standards to be so reflected. No Person other than the Seller Group is entitled to possession of, or any interest in, or any control over, or any ability to restrict the use of, any of the Transferred Assets.

(b) All tangible personal property included in the Transferred Assets is owned by the Seller Group and has been maintained in all material respects in accordance with generally accepted industry practice and are in good condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put and is in the possession of the Seller Group. Schedule 3.10(b) of the Seller Disclosure Letter sets forth as of the Agreement Date a complete and accurate list of all tangible personal property included in the Transferred Assets with an original purchase price of USD $10,000 or greater.

3.11 Absence of Certain Changes. Since the Balance Sheet Date, the Digital Activities and the business of the Seller Group related to the In-Scope Matters have been conducted in the Ordinary Course, and since such date and through the Agreement Date, there has not been, with respect to the Seller Group, any:

(a) Subsection A.

(1) Material Adverse Effect; or

(2) material damage, destruction or loss of any material property or material asset that is or would have been included in the Transferred Assets or otherwise affecting the Digital Activities.

(b) Subsection B. Except as set forth on Schedule 3.11(b) of the Seller Disclosure Letter:

(1) entry into any new Digital Activities;

(2) amendment or change in its Organizational Documents;

(3) Encumbrance on any Transferred Assets, except for Permitted Encumbrances;

(4) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of: (i) any In-Scope Intellectual Property Rights; or (ii) to the extent relating to any In-Scope Matters and with value in excess of USD $500,000, any other assets, properties or goodwill (including and other intangible assets), in each case, other than any non-exclusive license of Library Assets granted by the Seller Group in the ordinary course of the Core VFX Activities consistent with its past practices;

(5) acquisition, directly or indirectly (including by amalgamation, consolidation or acquisition of shares or assets or any other business combination), of any corporation, partnership, other business organization or any division thereof or any other business or any equity interest in any Person or any amount of assets relating to In-Scope Matters;

(6) any hiring of any In-Scope Employee with annualized base compensation that would exceed USD $150,000 per year;

(7) any termination of any In-Scope Engineer with annualized base compensation that would exceed USD $100,000 per year or any Key Employee;

(8) any change, increase or acceleration of the compensation payable or to become payable to, whether or not subject to conditions precedent, any In-Scope Engineer with annualized base compensation that would exceed USD $100,000 per year or any Key Employee, including in relation to any bonus, pension, severance, retention, insurance, share awards, share option grants, share appreciation rights or other benefit payment or arrangement, except as required by written contractual agreements in effect as of the Agreement Date and previously made available to Purchaser;

(9) in each case to the extent relating to any In-Scope Engineer with annualized base compensation that would exceed USD $100,000 per year or any Key Employee, entering into, amendment of, relinquishment, waiver, consent, termination or nonrenewal by it of any Seller Employee Agreement or Seller Employee Plan (or any other right or obligation thereunder) other than in the Ordinary Course or as required by written contractual agreements in effect as of the Agreement Date and previously made available to Purchaser, any default by it under such Seller Employee Agreement or Seller Employee Plan or any written or oral indication or assertion by the other party thereto of any problems with performance under such Seller Employee Agreement or Seller Employee Plan or such other party’s desire to so amend, relinquish, terminate or not renew any such Seller Employee Agreement or Seller Employee Plan;

(10) entering into, amendment of, relinquishment, waiver, consent, termination or nonrenewal by it of any Seller Material Contract (or any other right or obligation thereunder) other than in the Ordinary Course of the Core VFX Activities consistent with its past practices or as required by written contractual agreements in effect as of the Agreement Date and previously made available to Purchaser, any default by it under such Seller Material Contract or any written or oral indication or assertion by the other party thereto of any problems with its services or performance under such Seller Material Contract or such other party’s desire to so amend, relinquish, terminate or not renew any such Seller Material Contract;

(11) in each case to the extent relating to In-Scope Matters, entering into by it of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of USD $1,000,000 for any single Contract (or USD $5,000,000 in the aggregate among all Contracts that are below USD $1,000,000) or that is not entered into in the Ordinary Course, or the conduct of any business or operations other than in the Ordinary Course;

(12) in each case to the extent relating to In-Scope Matters, entering into by it of any Contract that contains any non-competition, “most-favored nation,” exclusive marketing or other exclusive rights of any type or scope or that otherwise restricts any Person or its current or future Affiliates from engaging or competing in any line of business, in any location or in any other manner;

(13) entering into or amending any Contract with respect to joint ventures, partnerships or material strategic alliances relating to In-Scope Matters;

(14) change in material accounting or Tax reporting methods or practices (including any material change in depreciation or amortization policies or rates or revenue recognition policies) or any material revaluation of any of its assets, in each case, to the extent that any such actions could reasonably be expected to materially increase the Tax liability of Purchaser in respect of the Transferred Assets after the Closing or otherwise adversely affect Purchaser’s or any of its Affiliates’ ownership, use or enjoyment of the Transferred Assets immediately after the Closing;

(15) settlement or compromise of any claim, notice, audit report or assessment in respect of any material amount of Taxes; filing of any amendment to any material Tax Return; making of, material change in or revocation of any material election in respect of Taxes; adoption, change in or revocation of any material accounting method in respect of Taxes; entering into of any Tax allocation, sharing or indemnity agreement or closing agreement relating to any material amount of Taxes (other than commercial agreements or other agreements entered into the ordinary course of business, the principal purposes of which do not relate to Taxes); or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material amount of Taxes in each case, to the extent that any such actions could reasonably be expected to materially increase the Tax liability of Purchaser in respect of the Transferred Assets after the Closing or otherwise adversely affect Purchaser’s or any of its Affiliates’ ownership, use or enjoyment of the Transferred Assets immediately after the Closing;

(16) termination, waiver or cancellation of any insurance coverage policy required to be listed in Schedule 3.18 of the Seller Disclosure Letter that is not promptly replaced by a comparable amount of insurance coverage;

(17) in each case to the extent relating to In-Scope Matters, Action initiated, discharged, satisfied or settled, by or against the Seller Group and/or any Shareholder: (A) involving amounts at issue in excess of USD $500,000 (other than to enforce rights under this Agreement or in connection with the Transactions), or (B) that relates to any employee or Contractor of the Seller Group, or to the Seller Group’s employment practices or compliance with applicable Laws regarding employees or Contractors; or

(18) negotiation, entry, amendment, announcement of an intention to enter, any Contract to, or other commitment to, do any of the things described in the preceding clauses of this Section 3.11(b).

3.12 Contracts, Agreements, Arrangements, Commitments and Undertakings.

(a) Schedule 3.12 of the Seller Disclosure Letter sets forth a list of each of the following Contracts to which the Seller Group is a party or to which any Transferred Asset is bound, including the applicable subsection(s) to which such Contract is responsive:

(1) (i) any Seller Employee Agreement or other Contract under which the Seller Group has, or may have, an outstanding obligation relating to the employment of, or the performance of services by, any Key Employee; and (ii) any Seller Employee Agreement or other Contract pursuant to which the Seller Group is or may become obligated to make any severance, termination, redundancy, or change of control or other payment, expenditure or Liability (whether contractual or as a result of any Law) to any In-Scope Employee that arises or is expected to arise, is triggered or becomes due or payable, in whole or in part, as a direct result of the consummation (whether alone or in combination with any other event or circumstance) of the Transactions or the entry into any of the Transaction Documents;

(2) any Transferred Contract that requires a notice or consent, or otherwise contains a provision relating to assignment, or any Contract that would be breached by or prohibit or delay the consummation of the Sale Transaction or any other Transactions;

(3) to the extent relating to any In-Scope Matters, any Contract with any Related Party of the Seller Group or Shareholders in which any such Related Party is directly or indirectly interested;

(4) any Contract relating to any Encumbrance on any Transferred Assets;

(5) to the extent relating to any In-Scope Matters, any Contract pursuant to which the Seller Group has provided funds to or made any advance, loan, capital contribution or other investment in, or assumed, guaranteed or agreed to act as a surety with respect to any Liability of, any Person;

(6) to the extent relating to any In-Scope Matters, any Contract that (i) purports to limit, curtail or restrict the ability of the Seller Group to compete in any geographic area or line of business, make sales to any Person in any manner, provide services to any Person in any manner, use or enforce any Intellectual Property or Intellectual Property Rights owned by or exclusively licensed to the Seller Group, or hire or solicit any Person in any manner; (ii) contains a “standstill,” covenant not to sue or similar provisions; (iii) grants the other party or any third Person “most favored nation” or similar status or any right of first refusal, first notice or first negotiation; or (iv) provides for minimum or guaranteed purchases or payments or is a “take-or-pay” Contract;

(7) to the extent relating to any In-Scope Matters, any Contract that (i) provides for the authorship, invention, creation, conception or other development of any Intellectual Property or Intellectual Property Rights in each case material to the Transferred Assets or Digital Activities conducted by the Seller Group (A) by the Seller Group for any other Person or (B) for the Seller Group by any other Person, including, in each of cases (A) and (B), any joint development; (ii) provides for the assignment or other transfer of any ownership interest in Intellectual Property or Intellectual Property Rights in each case material to the Transferred Assets or Digital Activities conducted by the Seller Group (A) to the Seller Group from any other Person or (B) by the Seller Group to any other Person; (iii) includes any grant of an Intellectual Property License to any other Person by the Seller Group; or (iv) includes any grant of an Intellectual Property License to the Seller Group by any other Person (other than, with respect to this subsection (iv) only, licenses for Open Source Software listed in Schedule 3.14(p)-1 of the Seller Disclosure Letter, and, with respect to subsections (iii) and (iv), Contracts for Off the Shelf Software licensed to the Seller Group for less than USD $50,000 per year and not used by the Seller Group in the development of the Digital Toolbox);

(8) to the extent relating to any In-Scope Matters, any Contract (i) granting rights to purchase, license, distribute, market, sell, support, make available or deliver any item in the Digital Toolbox; or (ii) contemplating an exclusive relationship between the Seller Group and any other Person, including any exclusive supply Contract and any exclusive Intellectual Property License;

(9) any Contract that immediately following the Closing would require any existing or future Subsidiaries or Affiliates of Purchaser to grant to any Person (or to be bound by) any express license, right or covenant not to sue;

(10) to the extent relating to any In-Scope Matters, any Contract pursuant to which any Person has obtained or has a right to obtain any Software in the Digital Toolbox in source code form;

(11) to the extent relating to any In-Scope Matters, any Contract relating in whole or in part to, or that includes any sale, assignment, hypothecation, other transfer, license, option, other grant of rights under or with respect to or covenant not to bring claims for infringement or other misappropriation of the Tools included in the Digital Toolbox or any other Intellectual Property or Intellectual Property Rights;

(12) to the extent relating to any In-Scope Matters, any Contract that relates to a joint venture, partnership, joint development, joint marketing or similar arrangement with any other Person;

(13) to the extent relating to any In-Scope Matters, any sales representative, agency, franchise, distribution, or reseller Contract;

(14) to the extent relating to any In-Scope Matters, any Contract that involves the sharing of profits with other Persons or the payment of royalties to any other Person;

(15) to the extent relating to any In-Scope Matters, any Contract relating to the acquisition or disposition of (i) any business (whether by share or asset purchase, merger or otherwise) or (ii) any other asset not in the Ordinary Course, including any Contract granting to any person of any preferential rights to purchase the Seller Group’s assets, equipment or properties;

(16) to the extent relating to any In-Scope Matters, any Contract with any labor union or any collective bargaining agreement, collective agreement, or similar Contract with or affecting the Seller Group’s In-Scope Employees;

(17) to the extent relating to any In-Scope Matters, any Contract relating to settlement of any administrative or judicial proceedings (including any agreement under which any employment or Contractor related claims are settled);

(18) to the extent relating to any In-Scope Matters, any Contract to which a Governmental Authority or any university, college, hospital, other educational institution or research center (collectively, “Institutions”) is a party;

(19) to the extent relating to any In-Scope Matters, any other Contract that (i) involves a future or potential Liability or receivable (whether fixed, contingent or otherwise), as the case may be, in excess of USD $10,000,000 on an annual basis or in excess of USD $10,000,000 over the current Contract term; (ii) is likely to result in a material loss; (iii) is with a Person with whom the Seller Group does not deal with at arm’s length or (iv) is otherwise outside the Ordinary Course; and

(20) any Contract in the Excluded Assets that includes a grant to the Seller Group by any other Person of an Intellectual Property License for any In-Scope Licensed IP.

(b) All written Seller Material Contracts are in written form. There are no expired Seller Material Contracts to which the Seller Group, or any of its properties or assets, are otherwise bound or has rights.

(c) All Seller Material Contracts have been made available to Purchaser (including all modifications, amendments and supplements thereto).

(d) No Person is renegotiating, or has the express contractual right to renegotiate during the term of the applicable Seller Material Contract, any amount paid or payable to Seller under any Seller Material Contract or any other term or provision of any Seller Material Contract.

(e) No signed or binding bid, offer, written proposal, term sheet or similar document is currently outstanding that contemplates a Contract that would be a Seller Material Contract.

3.13 No Default; No Restrictions.

(a) Each of the Transferred Contracts is in full force and effect. All Transferred Contracts constitute valid and binding obligations of the Seller Group, enforceable against the Seller Group in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies. The Seller Group has performed and is performing in all material respects all of the obligations required to be performed by it and is entitled to all of the benefits under, and, to the Knowledge of Seller, is not alleged to be in material breach or default in respect of, any Transferred Contract. Subject to obtaining the necessary consents to any Transferred Contracts as set forth on Schedule 2.4(d), there exists no material breach or default or event of default or event, occurrence, condition or act, with respect to the Seller Group or, to the Knowledge of Seller, with respect to any other contracting party, which, with the giving of written notice, the lapse of time or the happening of any other event or condition including the consummation of the Sale Transaction, would reasonably be expected to (i) become a default or event of default under any Transferred Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Transferred Contract; or (B) the right to cancel, terminate or modify any Transferred Contract, in each case of clauses (i) and (ii), except as would not be material.

(b) In the past three (3) years, the Seller Group has not received any written, or, to the Knowledge of Seller, oral notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Transferred Contract.

(c) No Transferred Asset is bound or affected by, and (except as is not related to any In-Scope Matters) no member of the Seller Group nor any Shareholder is party to or bound by any judgment, injunction, order or decree, that restricts or prohibits (or that, immediately following the Effective Time, will restrict or prohibit) any Person from freely engaging in any business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees, restricting the geographic area in which such Person may sell, license, market, distribute or support any products or offering or provide services or restricting the markets, customers or industries that the Person may address or restricting the prices which the Person may charge (including most favored customer pricing provisions)), or includes any grants of exclusive rights or licenses, non-competition rights, rights of refusal, rights of first negotiation or similar rights.

3.14 Intellectual Property.

(a) Schedule 3.14(a) of the Seller Disclosure Letter sets forth a true, correct and complete list of all Registered In-Scope Intellectual Property Rights, and material unregistered Marks included in the Owned In-Scope IP. For each item of Registered In-Scope Intellectual Property Rights, Schedule 3.14(a) of the Seller Disclosure Letter lists (i) the record owner of such item, and, if different, the legal owner of such item, (ii) the jurisdiction in which such item is filed, registered, pending or issued, (iii) the issuance, registration or application date and number of such item, and (iv) for each Domain Name registration, the applicable Domain Name registrar, the name of the registrant and the expiration date for the registration.

(b) Schedule 3.14(b) of the Seller Disclosure Letter sets forth (i) an accurate and complete list of all Tools in the Digital Toolbox, and (ii) a substantially accurate and complete inventory of the general categories and approximate numbers of Library Assets in the Digital Toolbox as of the Agreement Date.

(c) All Registered In-Scope Intellectual Property Rights are valid, subsisting and (excluding applications) enforceable, and there is no material, document, circumstance, use or any other act or omission, except contained within any official examination report or otherwise expressly set out in Schedule 3.14(c) of the Seller Disclosure Letter, that would prevent the Registered In-Scope Intellectual Property Rights being validly registered.

(d) Except as set forth on Schedule 3.14(b) of the Seller Disclosure Letter, (i) all necessary fees, charges, annuities and filings with respect to any Registered In-Scope Intellectual Property Rights have been timely and properly submitted to the relevant Governmental Authorities and Domain Name registrars to maintain such Registered In-Scope Intellectual Property Rights in full force and effect; (ii) there are no renewals, annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Registered In-Scope Intellectual Property Rights within one hundred twenty (120) days after the Closing Date; (iii)no issuance or registration obtained and no application filed by the Seller Group for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where the Seller Group has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application; and (iv) none of the Registered In-Scope Intellectual Property Rights is subject to any attack, interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or Covered Business Method (CBM) review), invalidation, revocation, removal, cancellation, abandonment, or opposition proceeding, (including due to any action or inaction of any Seller Group or other entity).

(e) The Seller Group is the sole and exclusive owner of all right, title and interest in and to the Owned In-Scope IP, free and clear of all Encumbrances (other than Permitted Encumbrances). All Owned In-Scope IP is freely and fully transferable, enforceable and assignable by the Seller Group and will be freely and fully transferable, enforceable and assignable by Purchaser immediately after the Closing, in each case, without restriction and without payment of any kind to any third Person, and without approval of any third party (including any Governmental Authority). The Seller Group has the exclusive right to bring a claim or suit against any third party that infringes or misappropriates any of the Owned In-Scope IP.

(f) All In-Scope Licensed IP is validly licensed to the Seller Group pursuant to (i) Intellectual Property Licenses contained in the Contracts listed on Schedule 3.12(a)(7)(iv) of the Seller Disclosure Letter, (ii) licenses for Off the Shelf Software, or (ii) licenses for Open Source Software and, except as set forth in Schedule 3.14(f) of the Seller Disclosure Letter, neither the execution, delivery or performance by the Seller Group of this Agreement nor the completion of the Transactions will result in the breach, modification, cancellation, termination, or suspension of any of the foregoing Intellectual Property Licenses. The Seller Group has (and immediately following Closing, Purchaser will have), valid rights to use, sell, license and otherwise exploit, as the case may be, all In-Scope Licensed IP in the manner currently used, sold, licensed and otherwise exploited by the Seller Group.

(g) Except as set forth on Schedule 3.14(g) of the Seller Disclosure Letter, the Licensed Intellectual Property, the In-Scope Licensed IP licensed to the Seller Group pursuant to the Transferred Contracts (used in combination with Off the Shelf Software and Open Source Software), the Transferred IP and the Transferred IP Rights together constitute all of the Intellectual Property Rights and Intellectual Property necessary and sufficient to enable the Seller Group to conduct the Digital Activities as currently conducted (and to enable Purchaser to conduct the Digital Activities immediately following the Closing in the same manner as conducted by the Seller Group). This Section 3.14(g) is not a representation or warranty as to non-infringement or misappropriation of Intellectual Property or Intellectual Property Rights, which are exclusively dealt with in Sections 3.14(i) and 3.14(j).

(h) Schedule 3.14(h) of the Seller Disclosure Letter sets forth a true, correct and complete list of all Intellectual Property Licenses granted expressly under Patents (i) from another Person to the Seller Group, and (ii) from the Seller Group to another Person (excluding, in each case of (i) and (ii), for the avoidance of doubt, any and all licenses to Off the Shelf Software).

(i) Neither the conduct of the Digital Activities by the Seller Group nor the Seller Group’s use, practice, offering, licensing, provision, sale, distribution or other exploitation of any item in the Digital Toolbox) (i) has been or is infringing, misappropriating, diluting, using or disclosing without authorization, or otherwise violating any Intellectual Property Rights of any third Person; (ii) has been or is contributing to or inducing any infringement, misappropriation or other violation of any Intellectual Property Rights of any third Person; or (iii) has constituted or constitutes unfair competition or trade practices under the Laws of any relevant jurisdiction.

(j) Except as set forth in Schedule 3.14(j) of the Seller Disclosure Letter, the Seller Group has not received any written (or, to the Knowledge of Seller, oral) notice from any Person (i) alleging any infringement, misappropriation, misuse, dilution, violation, or unauthorized use or disclosure of any Intellectual Property Rights or Intellectual Property, unfair competition or misleading and deceptive conduct, or conduct that is likely to mislead or deceive; (ii) inviting the Seller Group to take a license under any Intellectual Property Rights or consider the applicability of any Intellectual Property Rights to the Digital Toolbox or Seller’s conduct of the Digital Activities; or (iii) challenging the ownership, use, validity or enforceability of any In-Scope Intellectual Property Rights or In-Scope Intellectual Property. There are no outstanding or, to the Knowledge of Seller, potential claims against the Seller Group under any Contract or applicable Law in respect of any In-Scope Intellectual Property Rights. Notwithstanding anything to the contrary, Sections 3.14(i) and 3.14(j) are the sole and exclusive representations and warranties hereunder with respect to infringement or misappropriation of Intellectual Property or Intellectual Property Rights by or through or on behalf of the Seller Group (directly or indirectly) hereunder and there are no other such representations (express or implied) made by or through or on behalf of the Seller Group or their Affiliates.

(k) To the Knowledge of Seller, no Person is infringing, misappropriating, misusing, diluting or violating any Owned In-Scope IP or any Intellectual Property in the Digital Toolbox. The Seller Group has never made any claim against any Person alleging any infringement, misappropriation, misuse, dilution or violation of any In-Scope Intellectual Property Rights, Owned In-Scope IP or Intellectual Property or Intellectual Property Rights in the Digital Toolbox.

(l) Except as set forth in Schedule 3.14(j) of the Seller Disclosure Letter, each current or former employee, officer, director and Contractor of the Seller Group who is or has been involved in the development (alone or with others) of the Digital Toolbox or In-Scope Intellectual Property, or who has had access to any Proprietary Information included in In-Scope Intellectual

Property, (each, an “Author”) has executed and delivered to the Seller Group proprietary information, confidentiality and assignment agreements (each, an “Invention Assignment Agreement”) (and Seller has made available to Purchaser a copy of each form of Invention Assignment Agreement under which Seller has contracted with Authors in the five (5) years prior to the date of this Agreement). Each Author has signed an Invention Assignment Agreement that validly assigns to the Seller Group all Intellectual Property and Intellectual Property Rights included in the Digital Toolbox or the Digital Activities that is or was created, developed, written, invented, conceived or discovered by the Author in the course of their employment or engagement by the Seller Group, including the right of the Seller Group to freely transfer and assign any and all of the rights so assigned or otherwise conveyed; (ii) does not exclude any Intellectual Property or Intellectual Property Rights, other than Intellectual Property or Intellectual Property Rights excluded by Law, (iii) irrevocably waives any and all non-assignable rights (including moral rights) that such individual might possess in the Digital Toolbox, Intellectual Property or Intellectual Property Rights relating to the Digital Toolbox or the development, distribution or marketing thereof, and (iv) under which he or she agrees not to use or disclose any Proprietary Information of the Seller Group, except as explicitly authorized by the Seller Group. In each case in which the Seller Group has acquired ownership (or claimed or purported to acquire ownership) of any In-Scope Intellectual Property from any Person (including any employee, officer, director and Contractor of the Seller Group), the Seller Group has obtained a valid and enforceable assignment sufficient to irrevocably transfer to the Seller Group ownership of and all right, title and interest with respect to such In-Scope Intellectual Property, as well as that irrevocably waives any non-assignable right to such In-Scope Intellectual Property. All assignments that are required to be filed or recorded in order to be valid or effective against bona fide purchasers without notice of such assignment have been duly executed and filed or recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office, as applicable, and any applicable Governmental Authority elsewhere. The Seller Group does not owe any compensation to any current or former employee, officer, director or Contractor in connection with any Owned In-Scope IP, including with respect to any Patent that is based on an invention of any such employee, officer, director or Contractor, and all such persons have executed irrevocable waivers with respect to the right to receive compensation under applicable Law. Except as set forth in Schedule 3.14(j) of the Seller Disclosure Letter, other than inventions validly assigned to the Seller Group, to conduct the Digital Activities as currently conducted by the Seller Group, it will not be necessary to utilize any inventions of any of the Seller Group’s founders or other employees, officers, director or Contractors (or people it currently intends to hire or engage with) made prior to or outside the scope of their employment by or engagement with the Seller Group.

(m) No Person who has executed an Invention Assignment Agreement is in default or breach of such Invention Assignment Agreement and each such Person is in compliance with the terms of such Invention Assignment Agreement and no Person owns or claims to have any rights in any Owned In-Scope IP. No current or former employee, officer, director or Contractor of the Seller Group was employed by or has performed services for, was operating under any grants from, or otherwise was subject to any restrictions or invention assignment obligations resulting from his or her relations with, any Institution, including as an employee, contractor, consultant or graduate student, during the time such person created or developed, or contributed to the creation or development of any Intellectual Property for the Seller Group.

(n) Schedule 3.14(n) of the Seller Disclosure Letter sets forth a true, correct and complete list of all third party Software (other than Open Source Software listed in Schedule 3.14(p)-1 of the Seller Disclosure Letter) that is (i) incorporated or embedded in the Digital Toolbox or (ii) except for Off the Shelf Software licensed to the Seller Group for less than USD $50,000 per year and that is not used in the development of the Digital Toolbox, otherwise used by the Seller Group in the Digital Activities (including, for each item required to be listed in (i) and (ii), the name of the licensor or owner of the Software and the Contract under which the Software is licensed).

(o) Except as set forth on Schedule 3.14(o) of the Seller Disclosure Letter, (i) Seller is not a party to any source code escrow Contract or any other Contract (or a party to any Contract obligating Seller to enter into a source code escrow Contract or other Contract) requiring the delivery, deposit, license or disclosure of any source code for the Digital Toolbox, (ii) none of the source code for the Digital Toolbox or any Owned In-Scope Intellectual Property has been delivered, deposited, used or accessed by, any Person, and (iii) no event has occurred, and no circumstance or condition exists, that will, or reasonably could be expected to, result in the delivery, license or disclosure of any source code included in the Digital Toolbox or any Owned In-Scope Intellectual Property to any Person, in the case of clauses (ii) and (iii), other than to employees and Contractors of the Seller Group who have entered into written confidentiality Contracts under which such employee or Contractor agrees not to use or disclose such source code, except as explicitly authorized by the Seller Group.

(p) Schedule 3.14(p)-1 of the Seller Disclosure Letter sets forth that certain Black Duck report submitted by Synopsys on July 28, 2021, which includes a list of all Open Source Software that is incorporated into or integrated with the Tools covered by such Black Duck scan (as identified on Schedule 3.14(p)-2 of the Seller Disclosure Letter), and a description of the license terms (and version) under which such Open Source Software is licensed. Seller has taken sufficient steps to (i) identify Open Source Software used by the Seller Group in its conduct of the Digital Activities or otherwise included in the Digital Toolbox or Owned In-Scope Intellectual Property, and (ii) regulate the use, modification, and distribution of such Open Source Software in connection with the Digital Activities, Digital Toolbox and Owned In-Scope Intellectual Property in compliance with the applicable licenses for such Open Source Software. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with the Digital Toolbox or Owned In-Scope Intellectual Property, in each case, in a manner that subjects any other Software included in the Digital Toolbox or Owned In-Scope Intellectual Property to any Copyleft License (or that requires or purports to require the Seller Group to grant any Intellectual Property License with respect to Patents), in each case, except to the extent that the Seller Group has elected to do so in its reasonable business judgment as identified on Schedule 3.14(p)-3. Except as set forth in Schedule 3.14(p)-4 of the Seller Disclosure Letter, neither the Seller Group nor, to the Knowledge of Seller, any of its employees or Contractors, is a contributor, committer or submitter with respect to any open source projects.

(q) None of the In-Scope Intellectual Property: (i) contains any Contaminant, defect, vulnerability, bug or error that materially and adversely affects the use, functionality, security or performance of such In-Scope Intellectual Property or any product or system containing or used in conjunction with such In-Scope Intellectual Property (in each case, in the manner used by the Seller Group); or (ii) fails to comply in any material respect with any contractual commitment relating to the use, functionality, security or performance of such In-Scope Intellectual Property or any product or system containing or used in conjunction with such In-Scope Intellectual Property. The Seller Group has taken actions consistent with industry standards to eliminate Contaminants from the In-Scope Intellectual Property.

(r) Other than as set forth in Schedule 3.14(r) of the Seller Disclosure Letter, no funding, personnel or facilities, Intellectual Property, Intellectual Property Rights, research, equipment or other resources of any Institution were used in the invention, creation, development or registration of any item in the Digital Toolbox or any Owned In-Scope IP, nor does any Institution own, purport to own, have any other rights in or to, or have any option to obtain any rights in or to, any Owned In-Scope IP.

(s) Other than as set forth in Schedule 3.14(s) of the Seller Disclosure Letter, no Owned In-Scope IP or item in the Digital Toolbox was developed by the Seller Group under any Governmental Grant or using (in whole or in part) Governmental Authority or Institution funding or facilities nor was it obtained from any Governmental Authority or Institution. Seller has not granted to any Governmental Authority, either expressly, or by any act or omission, any rights, including any unlimited, unrestricted or government purpose rights, or any similar rights in Owned In-Scope IP other than non-exclusive license rights with respect to Library Assets under the Production Agreements made available to Purchaser.

(t) The consummation of the Transactions will not result (or purport to result) in (i) the loss or impairment of, or transfer or grant any right of the Seller Group or Purchaser (or any Affiliate of the Seller Group or Purchaser) with respect to, any In-Scope Intellectual Property Rights or In-Scope Intellectual Property or (ii) the creation, vesting, extension, or expiration of any rights of any other Person with respect to any In-Scope Intellectual Property Rights or In-Scope Intellectual Property. The Seller Group has the right to grant the licenses and other rights under the Licensed Intellectual Property that the Seller Group is granting (or is required to grant) to Purchaser and its Affiliates pursuant to Section 5.15.

(u) The Seller Group has not made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations (including any membership commitments or other commitments, promises, submissions, suggestions, statements or declarations that would require the grant of any Intellectual Property License or other right in respect of any In-Scope Intellectual Property to any Person or otherwise impair or limit the Seller Group’s (or following the Closing, Purchaser’s) control of any In-Scope Intellectual Property) to any standards-setting bodies, industry groups or other similar organizations.

(v) Except as set forth on Schedule 3.14(v) of the Seller Disclosure Letter, no Patent included in the Registered In-Scope Intellectual Property Rights (i) is subject to any commitment that would require the grant of an Intellectual Property License or other right to any Person or otherwise limit the Seller Group’s (or following the Closing, Purchaser’s) control of any In-Scope Intellectual Property or (ii) has been identified by the Seller Group as essential to any Standards Organization or any standard promulgated by any Standards Organization.

(w) Schedule 3.14(w) of the Seller Disclosure Letter contains a true, correct and complete list of all Social Media Accounts that are used, operated or maintained by or on behalf of the Seller Group in connection with its conduct of the Digital Activities or otherwise included in the Transferred Assets. Schedule 3.14(w) of the Seller Disclosure Letter also lists, for each such Social Media Account, any user name(s), handle(s), and other identifiers registered or used by or for the Seller Group with respect to such Social Media Account (collectively, “Social Media Account Names”). All use of the foregoing Social Media Accounts by or on behalf of the Seller Group currently complies with and has complied with all terms and conditions and other Contracts applicable to such Social Media Accounts to which the Seller Group is a party or is otherwise bound.

3.15 Privacy and Data Security.

(a) At all times in the past five (5) years to the extent relating to In-Scope Matters, the Seller Group has (i) maintained a written policy that governs its collection, use, storage, retention, disclosure and disposal of Personal Information (“Privacy Policy”), (ii) complied in all material respects with its then in effect Privacy Policy; and (iii) provided notice of its Privacy Policy, including on all of its websites in a manner compliant with applicable Privacy Laws in all material respects. None of the Seller Group’s contractual commitments relating to In-Scope Matters conflict in any material way with a Privacy Policy or with the Seller Group’s Security Practices or with applicable Privacy Laws.

(b) At all times in the past five (5) years to the extent relating to In-Scope Matters, the Seller Group has complied in all material respects with all applicable Privacy Laws, including relating to the privacy of users of (including Internet and mobile device application users who view or interact with) the Digital Toolbox and all of the Seller Group’s websites and mobile device applications. At all times in the past five (5) years, each Seller Group has: (i) ensured that it has collected Personal Information relating to In-Scope Matters (A) for a lawful and necessary purpose as required by the relevant Privacy Laws, (B) by a lawful and fair means as required by the relevant Privacy Laws, and (C) from each relevant individual concerned (such individual to be referred to as “Data Subject”) (unless otherwise permitted under the relevant Privacy Laws); (ii) provided all necessary information to each Data Subject relating to In-Scope Matters as required by the relevant Privacy Laws; (iii) responded appropriately to any exercise by any Data Subject relating to In-Scope Matters of its rights under the Privacy Laws including the Data Subject’s rights to receive or correct its Personal Information, in accordance with the relevant requirements of the relevant Privacy Laws; (iv) ensured that it has not used or disclosed any Personal Information in its possession or control in material breach of any relevant Privacy Laws and without taking any steps that are, in the circumstances, reasonable to ensure that the Personal Information is accurate, up to date, complete and relevant; (v) not kept any Personal Information relating to In-Scope Matters for longer than is required for the purposes for which the Personal Information may lawfully be used; and (vi) not transferred any Personal Information outside New Zealand (nor permitted any Personal Information to be transferred on its behalf) in breach of any applicable Privacy Laws.

(c) At all times in the past five (5) years, each Seller Group has contractually required (in a form and manner that materially complies with applicable Privacy Laws) all material third parties involved with In-Scope Matters, including vendors, affiliates and other third parties, who provide services to the Seller Group and that have access to or receive Personal Information from or on behalf of the Seller Group to comply with its applicable obligations under or pursuant to applicable Privacy Laws, to not use or disclose such Personal Information other than to provide the contracted for services to the Seller Group, and to take reasonable steps to ensure that all such Personal Information in such third parties’ possession or control is protected against damage, loss and unauthorized access, acquisition, use, modification, disclosure or other misuse or harm. The Seller Group engages and has engaged in industry standard due diligence of such vendors, affiliates and third parties before allowing them to access or receive Personal Information, and it engages in ongoing monitoring of them to verify that they are materially fulfilling the above-mentioned contractual obligations regarding Personal Information for the entire time that they have access to, receive, maintain or otherwise Process Personal Information on behalf of Seller.

(d) At all times in the past five (5) years, the Seller Group and its offerings, including those offered through the Seller Group’s service providers, vendors and partners, conform and at all times have conformed in all material respects to the Payment Card Industry Data Security Standards (“PCI DSS”) with respect to any payment card data that the Seller Group has collected or handled. To the Knowledge of Seller, any third party that processes payment card data on behalf of the Seller Group complies and, at all times that it has processed payment card data on behalf of the Seller Group, has complied with the PCI DSS.

(e) No Actions have been asserted or are threatened against the Seller Group by any Person, and no Seller Group has received nor is aware of any notice or complaint from any Person, alleging non-compliance with any Privacy Laws or a violation of any Person’s privacy, personal or confidentiality rights, and there are no facts or circumstances which would form the basis for any such non-compliance or violation, in each case, including with respect to any and all Personal Information to which any of the Seller Group has had access or otherwise collected or handled or that is handled by third parties acting on any Seller Group’s behalf. The execution, delivery, and performance of this Agreement and the consummation of the Transactions (and the disclosure to and use by Purchaser of Personal Information after the Closing Date in a manner consistent with the use of Personal Information by the Seller Group) will not violate the Privacy Laws or the Privacy Policies as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained. The Seller Group is not subject to any contractual requirements or other legal obligation that, following the Closing, would prohibit Purchaser from collecting, receiving, using or disclosing Personal Information relating to the In-Scope Matters in the manner in which the Seller Group collects, receives, uses and discloses such Personal Information prior to the Closing.

(f) At all times in the past five (5) years to the extent relating to In-Scope Matters, each Seller Group has complied in all material respects with all Privacy Laws relating to the security of Personal Information, with respect to any and all Personal Information to which the Seller Group has had access or otherwise collected or handled or that is handled by third parties acting on any of the Seller Group’s behalf. The Seller Group has implemented and maintained a written security plan which implements and monitors industry standard administrative, technical and physical safeguards designed to ensure that Personal Information, Proprietary Information, and any other confidential or sensitive information (collectively, “Protected Information”) within the possession or control of the Seller Group is adequately protected against loss, damage, accidental or unlawful destruction, unauthorized access, unauthorized use, unauthorized modification, unauthorized disclosure or other misuse (such plans, collectively, the “Security Practices”). The Security Practices of the Seller Group conform, and at all times have conformed, with (i) any information security statements in the Seller Group’s applicable Privacy Policy then in effect, (ii) any public statements regarding the Seller Group’s information security practices, and (iii) all of the Seller Group’s contractual commitments, including contractual commitments to payment card networks, issuers and acquirers. No Actions have been asserted or are threatened against any of the Seller Group by any Person with respect to the security of Protected Information. In the past five (5) years, there has not been any breach, accidental or unlawful destruction, loss, damage, alteration, unauthorized access to, unauthorized acquisition of or unauthorized disclosure or misuse of Protected Information owned, licensed or maintained by, or on behalf of, the Seller Group.

(g) The IT Systems are reasonably sufficient for the existing needs of the Seller Group and the Digital Activities. The Seller Group has taken commercially reasonable steps (but in any event no less than is required by applicable Laws) to protect the IT Systems from Contaminants. To the Knowledge of Seller, there has been no failure with respect to any IT Systems that has had a material effect on the operations of the Seller Group with respect to the Digital Activities that has not been remedied in all material respects. To the Knowledge of Seller, there has been no cyber-attack, unauthorized access to or use of (whether without authorization or in breach of an authorization) or harm to any IT Systems (or any In-Scope Intellectual Property, information or data stored on any IT Systems).

3.16 Compliance with Laws. In each case to the extent relating to In-Scope Matters:

(a) The Seller Group is, and for the last five (5) years has been, in compliance in all material respects with all applicable Laws.

(b) The Seller Group holds all material permits, licenses and approvals from, and has made all filings with, Governmental Authorities (“Governmental Permits”), and all such material Governmental Permits are valid and in full force and effect. Schedule 3.16(b) of the Seller Disclosure Letter accurately lists each material Governmental Permit held by the Seller Group.

(c) In the past five (5) years, the Seller Group has not received any written, or (to the Knowledge of Seller) oral, notice or communication from any Governmental Authority regarding (i) any actual or possible material violation of Law or any Governmental Permit or any failure to materially comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. To the Knowledge of Seller, no investigation or review by any Governmental Authority regarding a violation of any Law with respect to the Seller Group has occurred, is pending or is threatened, and there is no basis therefor.

3.17 Employees, Benefits and Related.

(a) All In-Scope Engineers as of the Agreement Date are listed on Schedule 1.2 and all current In-Scope Employees as of the Agreement Date are listed in the In-Scope Engineer Census. All information set forth in the In-Scope Engineer Census is complete and accurate as of the Agreement Date.

(b) Except as set forth in the In-Scope Engineer Census, all In-Scope Employees engaged as Contractors can be terminated on notice of sixty (60) days or less to such Contractor. Except as set forth on Schedule 3.17(b) of the Seller Disclosure Letter, no such Contractor is entitled (whether by virtue of any applicable Law, Contract or otherwise) to any benefits, entitlement or compensation that is not listed in in the In-Scope Engineer Census. Except as set forth on Schedule 3.17(b) of the Seller Disclosure Letter, all In-Scope Employees engaged as Contractors have signed full agreements in the form of the standard contract(s) for services made available to Purchaser, which contain provisions which state that no employer-employee relations exist between such Contractors and the Seller Group. Except as set forth in Schedule 3.17(b) of the Seller Disclosure Letter, the Seller Group has not made any promises or commitments to any of its In-Scope Employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits. The Seller Group does not engage any In-Scope Employees through manpower agencies. The Seller Group does not currently engage, and has not previously engaged, any In-Scope Employees as volunteers. All In-Scope Employees that are employees of the Seller Group are paid at least the statutory minimum wage as required by applicable Law.

(c) The Seller Group has correctly classified all In-Scope Employees under the Employment Relations Act 2000 (New Zealand), and as exempt employees and non-exempt employees under the Fair Labor Standards Act, as applicable, and any other applicable Laws. All In-Scope Employees that are employees of the Seller Group are legally permitted to be employed by the Seller Group in the jurisdiction in which such Persons are employed in their current job capacities for the maximum period permitted by Law. All In-Scope Employees have been properly classified as employees or Contractors, as the case may be, for purposes of Tax Laws, Laws applicable to pay, holidays, leave and other employee benefits and/or other Laws. All In-Scope Employees engaged as Contractors are not, and have never been, entitled to any employment benefits whatsoever. The Seller Group does not have any employment or consulting Contracts with respect to In-Scope Employees currently in effect or under which there are ongoing Liabilities that are not terminable at will or upon up to sixty (60) days’ notice (other than agreements with the sole purpose of providing for the confidentiality of proprietary information, other restrictive covenants or assignment of inventions).

(d) Except as set forth on Schedule 3.17(d) of the Seller Disclosure Letter, all In-Scope Employees have executed a restrictive covenants agreement which includes intellectual property, confidentiality and other restrictive covenants, that have been made available, or the form of which has been made available, to Purchaser. Except as set forth on Schedule 3.17(d) of the Seller Disclosure Letter, no In-Scope Employee is or was engaged by the Seller Group without a restrictive covenants agreement which applied to its entire term of engagement. The Seller Group has delivered to Purchaser accurate and complete copies of all standard employment agreement(s), contract(s) for services, consulting agreement(s) and restrictive covenants agreement(s) relating to In-Scope Employees.

(e) With respect to In-Scope Employees, the Seller Group and each of its ERISA Affiliates: (i) is and at all times during the past six (6) years has been in compliance in all material respects with all Laws in respect of employment of employees and engagement of Contractors, including employment practices, terms and conditions of employment, termination of employment, discrimination, wages, wage protection, holiday pay and leave, pay slips, wage and time records, holiday and leave records, notices to employees, prevention of bullying, victimization and harassment (including sexual harassment and racial harassment), worker classification, enforcement of labor laws, hours of work, overtime and overtime payment, working during rest days, working during public holidays, privacy issues, fringe benefits, employee and Contractor safety and wages and hours (including, where and to the extent applicable: the health care continuation requirements of COBRA, the requirements of the Family and Medical Leave Act of 1993, as amended (United States), the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended (United States), the Employment Standards Act (British Columbia), the Human Rights Code (British Columbia), and the Workers Compensation Act and the Occupational Health and Safety Regulation (British Columbia), and any similar provisions of applicable Law); (ii) have in all material respects withheld, paid and reported all amounts required by Law or by Contract to be withheld, paid and reported with respect to compensation, wages, salaries and other payments to all In-Scope Employees; (iii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any Law; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or any other applicable social insurance, or other benefits or obligations for any In-Scope Employees (other than routine payments to be made in the Ordinary Course). There are no pending or, to the Knowledge of Seller, threatened Actions against the Seller Group or any Affiliate of Seller under any worker’s compensation policy or long-term disability policy relating to any In-Scope Employees.

(f) The Seller Group is not, and has not been, a party to (or to the Knowledge of Seller threatened with) any enforceable undertaking, proceedings or prosecution or any other type of enforcement action with or from any Person or Governmental Authority under the Health and Safety at Work Act 2015 (New Zealand). Except as set forth in Schedule 3.17(f) of the Seller Disclosure Letter, to the Knowledge of Seller, no events occurred which might give rise to any audit, investigation, claim, prosecution or enforcement action related to health and safety within the past six (6) years.

(g) The Seller Group has complied in all material respects with its obligations in respect of any claims, all levies and premiums due under the Accident Compensation Act 2001 (New Zealand) in relation to any In-Scope Employee.

(h) The Seller Group has complied in all material respects the KiwiSaver Act 2006 (New Zealand), including its obligations in respect of the deduction and remittance of employee contributions and payment of compulsory employer contributions to the Inland Revenue in New Zealand in relation to any In-Scope Employee.

(i) Except as set forth in Schedule 3.17(i) of the Seller Disclosure Letter, the Seller Group has addressed and resolved all historical complaints and claims made by In-Scope Employees of the nature referred to in Miriam Dean QC’s Report dated 22 December 2020 (including bullying, harassment, discrimination, unpaid hours, gender pay gap) in accordance with applicable Laws.

(j) Except as otherwise specified on Schedule 3.17(j) of the Seller Disclosure Letter, the Seller Group has implemented all 17 recommendations outlined in Miriam Dean QC’s Report dated 22 December 2020.

(k) The Seller Group has not made unilateral changes to the terms and conditions of any In-Scope Employees’ Contract(s) during the Covid-19 pandemic and has not required any In-Scope Employee to take holidays or unpaid leave, without their agreement, except as provided for under the Holidays Act 2003 (New Zealand).

(l) There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of Seller, threatened or reasonably anticipated involving any In-Scope Employee.

(m) The Seller Group is not now, and has never been, subject to a union organizing effort in relation to any In-Scope Employee. With respect to In-Scope Employees, the Seller Group is not subject, and has never been subject, to any collective bargaining, collective bargaining agreement, labor contract, collective agreement, letter of understanding, letter of intent, voluntary recognition agreement or other legally binding commitment with respect to any of its In-Scope Employees, subject to any other Contract with any trade or labor union, employees’ association, works council, or similar organization, or involved in or aware of any current labor or industrial disputes or negotiations with any such body. With respect to any In-Scope Employee, the Seller Group is not, and has never been, a member of any employers’ association or organization. With respect to any In-Scope Employee, the Seller Group has never paid, is not required to pay and has never been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. With respect to any In-Scope Employee, the Seller Group is not engaged, and has never been engaged, in any unfair labor practice of any nature. The Seller Group has never had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any In-Scope Employee.

(n) Except as set forth on Schedule 3.17(n) of the Seller Disclosure Letter, no In-Scope Employee has given notice of resignation or, to the Knowledge of Seller, intends to terminate his or her service with the Seller Group, and to the Knowledge of Seller no employee or Contractor of the Seller Group is currently engaged in or has received an offer to join a business that may be competitive with the In-Scope Matters.

(o) With respect to In-Scope Employees, except as otherwise specified on Schedule 3.17(o) of the Seller Disclosure Letter, the Seller Group is not a party to any Action, nor has Seller received notice of any threatened Action in the past six (6) years, in which the Seller Group was, or is, alleged to have violated any Contract or Law relating to employment of employees or engagement of Contractors, including equal opportunity, holidays and leave, discrimination, bullying, victimization, harassment (including sexual and racial harassment), whistleblowing, immigration, wages, hours, unpaid compensation, classification of employees as exempt from overtime or minimum wage Laws, benefits, collective bargaining, pension, severance pay, employee privacy, collective relations, termination of employment or engagement, occupational safety and health, the payment of social security and similar Taxes and/or privacy rights of In-Scope Employees.

(p) In the past two (2) years, there has been no collective redundancies or “mass layoff,” “group termination”, “employment loss” or “plant closing” or comparable event as defined by the WARN Act or any other Law in respect of the Seller Group nor has the Seller Group been affected by any transaction or engaged in any lay-offs or employment terminations sufficient in number to trigger application of any such Law.

(q) In the past two (2) years, there has been no collective redundancies or group terminations in respect of In-Scope Employees, and no instances of Contracts with any In-Scope Employee being terminated before the end of their fixed terms.

(r) To the Knowledge of Seller, no In-Scope Employee is in violation of (i) any term of any employment or consulting Contract between any member of the Seller Group and such In-Scope Employee or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such In-Scope Employee to be employed by or to render services to the Seller Group or to use trade secrets or proprietary information of others. To the Knowledge of Seller, the employment or engagement of any In-Scope Employee by the Seller Group does not subject it to any Liability to any third party.

(s) Schedule 3.17(s) of the Seller Disclosure Letter lists, as of the Agreement Date, each Seller Employee Plan and each Seller Employee Agreement (collectively, the “Seller Benefit Arrangements” and each a “Seller Benefit Arrangement”) and the country or jurisdiction to which each such Seller Benefit Arrangement applies. Except as expressly required pursuant to the terms of this Agreement, the Seller Group does not intend to, nor has committed to, establish or enter into any new Seller Benefit Arrangement, or to modify or terminate any Seller Benefit Arrangement that, in either case, relates to In-Scope Employees (except to conform any such Seller Benefit Arrangement to the requirements of any Law, in each case as previously disclosed to Purchaser in writing or as required by this Agreement). Except as set forth in Schedule 3.17(s) of the Seller Disclosure Letter, no Seller Benefit Arrangement or Contract provides compensation or benefits to any In-Scope Employee who resides or performs services primarily inside the United States or any country outside of New Zealand.

(t) The Seller Group has made available to Purchaser: (i) correct and complete copies of all documents establishing the terms of each Seller Benefit Arrangement, including all amendments thereto and all related trust documents; (ii) all material written Contracts relating to each Seller Benefit Arrangement, including administrative service agreements and group insurance contracts; (iii) all written materials provided to any In-Scope Employee relating to any Seller Benefit Arrangement and any proposed Seller Benefit Arrangements, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that may result in any Liability to the Seller Group; (iv) all material correspondence to or from any Governmental Authority relating to any Seller Benefit Arrangement; (v) all insurance policies in the possession of Seller or any Affiliate of Seller pertaining to fiduciary liability insurance covering the fiduciaries for each Seller Benefit Arrangement; (vi) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Seller Benefit Arrangement; (vii) if the Seller Benefit Arrangement is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Seller Benefit Arrangement assets; (viii) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Seller Benefit Arrangement; (ix) all discrimination tests required under the Code for each Seller Benefit Arrangement intended to be qualified under Section 401(a) of the Code for the three (3) most recent plan years and (x) the most recent IRS determination or opinion letter issued with respect to each Seller Benefit Arrangement intended to be qualified under Section 401(a) of the Code.

(u) Each Seller Benefit Arrangement has been established, administered, invested, and maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Law that is applicable to such Seller Benefit Arrangement, including ERISA and the Code. The Seller Group has performed in all material respects all obligations required to be performed by it under each Seller Benefit Arrangement and is not in default or violation in any material respect of, and to the Knowledge of Seller there are no defaults or violations in any material respect by any other party to, the terms of any Seller Benefit Arrangement. Each such Seller Benefit Arrangement that is intended to qualify under Section 401(a) of the Code has received a favorable opinion, advisory, notification and/or determination letter, as applicable, as to its qualified status under the Code, and nothing has occurred since the date of such letter that would adversely affect such favorable determination. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Seller Benefit Arrangement. There is no claim, suit, administrative proceeding, action or other litigation pending, or, to the Knowledge of Seller, threatened (other than routine claims for benefits), against any Seller Benefit Arrangement or against the assets of any Seller Benefit Arrangement that relates to any In-Scope Employee. Each Seller Benefit Arrangement can be amended, terminated or otherwise discontinued in accordance with its terms, without Liability to Purchaser, the Seller Group or any ERISA Affiliate (other than ordinary administration expenses). There is no audit, inquiry, administrative proceeding, or action pending or, to the Knowledge of Seller, threatened by any Governmental Authority with respect to any

Seller Benefit Arrangement. Neither the Seller Group nor any of its ERISA Affiliates has ever incurred any penalty or Tax with respect to any Seller Benefit Arrangement under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code in relation to any In-Scope Employee. No Seller Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(v) Neither the Seller Group nor any of its current or former ERISA Affiliates has ever maintained, established, sponsored, participated in or contributed to any: (i) pension plan subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section (3)(37) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, (v) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (vi) a funded welfare plan within the meaning of Section 419 of the Code, or (vii) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. The Seller Group has never maintained, established, sponsored, participated in or contributed to, any Seller Benefit Arrangement in which shares of the Seller Group is or was held as a plan asset. The Seller Group has never maintained, established, sponsored, participated in or contributed to, any Seller Benefit Arrangement that provides post-retirement or post-employment benefits to or in respect of any current or former employee, except as required by Law.

(w) All contributions due from the Seller Group with respect to any of the Seller Benefit Arrangements in relation to In-Scope Employees have been made or, if not yet required to be made, have been accrued on the Seller Balance Sheet, and no further contributions shall be due or are required to be accrued thereunder in relation to In-Scope Employees as of the Closing Date (other than contributions accrued in the Ordinary Course, after the Balance Sheet Date as a result of the operations of the Seller Group after the Balance Sheet Date). All contributions due from the Seller Group in relation to In-Scope Employees with respect to any Seller Benefit Arrangement qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement or any similar provisions of any other Law have been timely made. All claims as of the Closing Date made by or in relation to any In-Scope Employee under any self-insured Seller Benefit Arrangement that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (whether or not subject to ERISA) have been paid or, if not paid, will be timely paid by the Seller Group.

(x) The Seller Group has never had, or will not have, any Liability to any In-Scope Employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement in relation to any In-Scope Employee.

(y) There has been no amendment to, written interpretation or announcement (whether or not written) by the Seller Group relating to, or change in In-Scope Employee participation or coverage under, any Seller Benefit Arrangement that would increase materially the expense of maintaining such Seller Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2020 (other than increased insurance premiums), except any such amendments that are required under Law.

(z) Unless otherwise indicated in Schedule 3.17(z) of the Seller Disclosure Letter, the Seller Group is not a party to any Seller Benefit Arrangement: (i) with any In-Scope Employee (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Seller Group in the nature of the Sale Transaction or any of the other Transactions, (B) providing any term of employment, term of Contract or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee or termination of Contract of such Contractor (including death or medical benefits, whether or not insured, with respect to any former or current employee or any spouse or dependent of any such employee or

Contractor) regardless of the reason for such termination of employment or Contract other than as required by Law, or (ii) that relates to any In-Scope Employee, the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Sale Transaction or any of the other Transactions, or any event subsequent to the Sale Transaction, or the value of any of the benefits of which shall be calculated on the basis of any of the Transactions. The Seller Group does not have any obligation to pay any amount or provide any benefit to any In-Scope Employee other than obligations (1) for which the Seller Group has established a reserve for such amount on the Seller Balance Sheet and (2) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 3.17(z) of the Seller Disclosure Letter.

(aa) With respect to all Seller Benefit Arrangements that are subject to the Laws of any jurisdiction outside of the United States (“Non-US Plans”), with respect to In-Scope Employees: (i) the Non-US Plans have been maintained in accordance with all applicable requirements and all applicable Laws; (ii) if intended to qualify for special tax treatment, the Non-US Plans meet all requirements for such treatment; (iii) if intended to be funded and/or book-reserved, the Non-US Plans are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; and (iv) no liability exists or reasonably could be imposed upon the assets of Seller or any of its Subsidiaries by reason of such Non-US Plans.

(bb) Except as set forth on Schedule 3.17(bb) of the Seller Disclosure Letter, the Seller Group has not established any compensation or benefit plan for any In-Scope Employee that is maintained or is required to be maintained or contributed to by Law or applicable custom or rule of the relevant jurisdiction, outside of the United States or New Zealand.

3.18 Insurance. In each case to the extent relating to In-Scope Matters:

(a) The Seller Group maintains policies of insurance and in such amounts as are required by applicable Law (including all legally required workers’ compensation, employer’s liability and other insurance). Schedule 3.18 of the Seller Disclosure Letter sets forth all material policies of insurance maintained by the Seller Group, true, correct and complete copies of which have been made available to Purchaser. Schedule 3.18 of the Seller Disclosure Letter also sets forth the name of the insurer under each such policy and the coverage amount thereunder.

(b) There is no material claim pending under any of Seller Group insurance policies as to which coverage has been denied by the underwriters of such policies. All premiums due and payable under all Seller Group insurance policies have been timely paid in full, and the Seller Group is otherwise in compliance in all material respects with the terms of such policies. All Seller Group insurance policies remain in full force and effect and are valid, outstanding and enforceable, and none of such policies will terminate or lapse (or be affected in any other adverse manner) by reason of the Sale Transaction or any other Transactions. No insurer under any Seller Group insurance policy has cancelled any such policy and the Seller Group has not received any written notice of cancellation or disclaimer. To the Knowledge of Seller, there are no threatened terminations of, or material premium increases with respect to, any of the Seller Group insurance policies. The Seller Group has never established or operated under a formalized self-insurance program.

3.19 Suppliers. Schedule 3.19 of the Seller Disclosure Letter sets forth the top fifteen (15) suppliers to the Seller Group in respect of Digital Activities based on the aggregate amounts paid or payable by the Seller Group to such suppliers over the twelve (12) complete calendar months ended prior to the Balance Sheet Date (each, a “Significant Supplier”) and provides a breakdown of the amounts (and corresponding percentages) paid thereto. The Seller Group is current in its payments to all Significant Suppliers and the Seller Group does not have any material dispute concerning Contracts with or products and/or services provided by any Significant Supplier that arose and remains unresolved.

Seller has no Knowledge of any material dissatisfaction on the part of any Significant Supplier. In the past three (3) years, the Seller Group has not received any written or, to the Knowledge of Seller, oral notice from any Significant Supplier that such supplier shall not continue as a supplier to the Seller Group (including after Closing) or that such supplier intends to terminate or breach existing Contracts with the Seller Group (including after Closing).

3.20 Compliance with Anti-Corruption Laws. In each case to the extent relating to In-Scope Matters:

(a) For the past six (6) years, no Seller Group member or shareholder, director or officer or executive of the Seller Group, nor, to the Knowledge of Seller, any other employee or Contractor or any of the independent sales representatives, resellers, consultants, intermediaries or distributors of the Seller Group, has, directly or indirectly taken any action in such capacity which would cause them or any other Person to be in violation of: (i) the principles set out in the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (ii) the Foreign Corrupt Practices Act of 1977, as amended (United States), or any rules or regulations thereunder; (iii) the United Kingdom Bribery Act 2010; (iv) the Secret Commissions Act of 1910; and (v) any other applicable anti-corruption and/or anti-bribery Laws of any Governmental Authority of any applicable jurisdiction (clauses (i) through (v) of this subsection collectively, “Anti-Corruption Laws”).

(b) For the past six (6) years, no Seller Group member, or shareholder, director, officer, or executive of the Seller Group, nor, to the Knowledge of Seller, any other employee or Contractor or any of the independent sales representatives, resellers, consultants, intermediaries or distributors of the Seller Group, has, in such capacity, directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any of the following persons for the purpose of influencing any act or decision of such person in his official capacity, inducing such person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such person to use his influence with a foreign government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Seller Group in obtaining or retaining business for or with, or directing the business to, any Person: (i) any person who is an agent, representative, official, officer, director or employee of any non-U.S. government or any department, agency or instrumentality thereof (including officers, directors and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients in clauses (i), (ii), (iii) and (iv) of this subsection collectively, “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official.

(c) For the past six (6) years, no Seller Group member, or shareholder, director, officer, or executive of the Seller Group, nor, to the Knowledge of Seller, any other employee or Contractor or any of the independent sales representatives, resellers, consultants, intermediaries or distributors of the Seller Group, has, in such capacity, made any payments or transfers of value with the intent, or which have the purpose or effect, of engaging in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful means of obtaining business.

(d) None of the Seller Group’s shareholders, directors, officers, or executives or, to the Knowledge of Seller, employees or Contractors of the Seller Group are or have been (or have been notified that they may be) identified on any of the following documents: (i) the Office of Foreign Assets Control of the U.S. Department of the Treasury list of “Specially Designated Nationals and Blocked Persons”; (ii) the Bureau of Industry and Security of the U.S. Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (iii) the Office of Defense Trade Controls of the U.S. Department of State “List of Debarred Parties”; or (iv) the United Nations Security Council Counter-Terrorism Committee “Consolidated List.”

3.21 Export Controls. For the past five (5) years and with respect to the In-Scope Matters, the Seller Group has conducted its export and related transactions in accordance in all material respects with (i) all applicable New Zealand and U.S. export, re-export, and anti-boycott Laws and regulations, including the Export Administration Regulations, the Arms Export Control Act and International Traffic in Arms Regulations and U.S. economic sanctions Laws and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and (ii) all other applicable import and export controls in other countries in which the Seller Group conducts business (hereinafter collectively referred to as “Trade Compliance Laws”). Without limiting the foregoing, to the extent relating to any In-Scope Matters:

(a) For the past five (5) years, the Seller Group has obtained all required export licenses and other Trade Compliance Laws-related consents, authorizations, waivers, approvals and orders material to the conduct of its business, and has made or filed any and all required Trade Compliance Laws-related notices, registrations, declarations and filings with any Governmental Authority that are material to the conduct of its business, and has met in all material respects the requirements of any export license exceptions or exemptions, as required in connection with (i) the export, re-export or transfer of products, services, Software or technologies, and (ii) releases of Intellectual Property, technical data or Software to foreign nationals located in the United States and abroad (hereinafter collectively referred to as “Export Approvals”).

(b) The Seller Group is in compliance in all material respects with the terms of all applicable Export Approvals.

(c) There are no Actions pending or, to the Knowledge of Seller, threatened inquiries, investigations, enforcement actions or other claims against the Seller Group by any Governmental Authority, or any voluntary disclosures by the Seller Group to any Governmental Authority, in each case with respect to Export Approvals.

(d) To the Knowledge of Seller, there are no actions, conditions or circumstances pertaining to the Seller Group’s export and related transactions that could reasonably be expected to give rise to any future inquiries, investigations, enforcement actions or other claims by any Governmental Authority, or any voluntary disclosures to any Governmental Authority.

(e) No Export Approvals for the transfer of export licenses to Purchaser are required, or such Export Approvals can be obtained expeditiously without material cost.

(f) Schedule 3.21(f) of the Seller Disclosure Letter sets forth the true, correct and complete export control classification numbers applicable to the Digital Activities conducted by the Seller Group and the Digital Toolbox.

(g) For the past five (5) years, the Seller Group has not exported, re-exported or transferred to any countries or territories that are the target of a U.S. embargo or comprehensive territorial sanctions or to Persons identified on any U.S. governmental export exclusion or denial list, including the Denied Persons List, Entity List and Specially Designated Nationals and Blocked Persons List, except as authorized by an applicable license, license exception, or other regulatory authorization.

(h) The Seller Group has in place appropriate policies and procedures to facilitate compliance with all applicable Trade Compliance Laws.

(i) The Seller Group does not engage in any activities subject to the International Traffic in Arms Regulations.

3.22 No Existing Discussions. Neither the Seller Group, the Shareholders, nor any of their respective Representatives (including any investment banker, broker, finder or similar party) is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction.

3.23 Corporate Documents. Seller has made available to Purchaser all documents listed, or required to be listed, in the Seller Disclosure Letter (including any Schedule thereto).

3.24 Investment.

(a) The shares of Purchaser Common Stock to be acquired by Seller pursuant to this Agreement will be acquired for Seller’s own account and not for any other Person and not with a view to, or intention of, distribution thereof in violation of the Securities Act or any applicable non-U.S. or state securities Laws, and such shares of Purchaser Common Stock will not be disposed of in contravention of any such Laws.

(b) Seller is able to bear the economic risk of the investment in the shares of Purchaser Common Stock to be acquired by Seller pursuant to this Agreement for an indefinite period of time.

(c) Seller understands that the shares of Purchaser Common Stock to be acquired by it pursuant to this Agreement have not been, and, except as provided in the Registration Rights Agreement, will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller understands that such shares of Purchaser Common Stock are “restricted securities” under applicable U.S. federal and state securities laws and regulations thereunder and that, pursuant to these laws, Seller must hold such shares of Purchaser Common Stock indefinitely unless the resale of such shares of Purchaser Common Stock is registered under the Securities Act and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(d) Seller understands that the shares of Purchaser Common Stock to be acquired by it pursuant to this Agreement have not been registered under the Securities Act, and that any certificate or book-entry representing such shares of Purchaser Common Stock will bear the following legend and any other legend required by the securities Laws of any state or country to the extent such Laws are applicable to such shares of Purchaser Common Stock:

“THE SECURITIES EVIDENCED HEREBY HAVE BEEN ISSUED AND SOLD WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES IN RELIANCE UPON CERTAIN EXEMPTIONS FROM REGISTRATION UNDER SAID ACTS. THE SECURITIES EVIDENCED HEREBY MAY OFFERED FOR SALE, SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED ONLY (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (II) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, OR (III) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EACH CASE IN COMPLIANCE WITH APPLICABLE U.S. STATE SECURITIES LAWS. THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO A REGISTRATION RIGHTS AGREEMENT DATED AS OF [____], A COPY OF WHICH IS ON FILE WITH THE COMPANY.”

(e) Seller has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the shares of Purchaser Common Stock to be acquired by it pursuant to this Agreement and has had access to such other information concerning Purchaser as Seller has requested.

(f) Seller either (i) is not a “U.S. person” within the meaning of Rule 902 of Regulation S under the Securities Act, as presently in effect or (ii) is an “accredited investor” as that term is defined in Regulation D under the Securities Act.

(g) Seller has not received any general solicitation or general advertisement in connection with the shares of Purchaser Common Stock to be acquired by it pursuant to this Agreement or its investment in Purchaser and Seller has not received any representations or warranties from Purchaser or any other Person acting on behalf of Purchaser, other than the representations and warranties of Purchaser contained in Article 4.

(h) Seller has satisfied itself as to the observance of the applicable Laws of its jurisdiction in connection with the acquisition of the shares of Purchaser Common Stock to be acquired by it pursuant to this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of such shares of Purchaser Common Stock, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income Tax and other Tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of such shares of Purchaser Common Stock. Seller’s continued beneficial ownership of such Purchaser Common Stock will not violate any applicable securities or other Laws of Seller’s jurisdiction.

(i) Seller is entitled under applicable securities Laws to acquire the shares of Purchaser Common Stock to be acquired by it pursuant to this Agreement without the benefit of a prospectus or product disclosure statement qualified under such securities Laws.

(j) Seller is a “wholesale investor” within the meaning of clause 3(2) of Schedule 1 of the Financial Markets Conduct Act 2013 (NZ) or an entity “controlled” (within the meaning of clause 48 of Schedule 1 of the Financial Markets Conduct Act 2013 (NZ)) by such a wholesale investor.

3.25 Brokers and Financial Advisors. Except as set forth on Schedule 3.25 of the Seller Disclosure Letter, neither Seller, the Shareholders nor any of their respective Affiliates is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Sale Transaction or any other Transaction.

3.26 No Additional Representations.

(a) Except for the representations and warranties expressly set forth in this Article 3 and the other Transaction Documents, none of Seller, the Shareholders or any of their Representatives nor any other Person on behalf of Seller, the Shareholders or their Representatives makes any express or implied representation or warranty in connection with the Transactions.

(b) The Seller Parties acknowledge that the representations and warranties made by Purchaser that are expressly set forth in Article 4 and the other Transaction Documents are the sole and exclusive representations and warranties of Purchaser in connection with the Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER

Purchaser represents and warrants to Seller that the statements contained in this Article 4 are true and correct on and as of the Agreement Date:

4.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. Purchaser is duly qualified, licensed or admitted to do business, and is in good standing, in each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of its activities makes such qualification, licensing or admission necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate materially affect Purchaser’s ability to consummate the Transactions or to perform its respective obligations under this Agreement and the Purchaser Ancillary Agreements.

4.2 Power, Authorization and Validity.

(a) Power and Authority. Purchaser has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Purchaser Ancillary Agreements and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement, each of the Purchaser Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Purchaser. Purchaser is not in violation of its Organizational Documents, each as amended to date.

(b) No Consents. Other than as set forth on Schedule 6.1(a), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Purchaser to enable Purchaser to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the Purchaser Ancillary Agreements or to consummate the Transactions, except for such consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Purchaser would not materially affect Purchaser’s ability to consummate the Transactions or to perform its obligations under this Agreement and the Purchaser Ancillary Agreements.

(c) Enforceability. This Agreement has been duly executed and delivered by Purchaser. This Agreement and each of the Purchaser Ancillary Agreements are, or when executed by Purchaser shall be, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict. Neither the execution and delivery of this Agreement or any of the Purchaser Ancillary Agreements by Purchaser, nor the consummation of the Sale Transaction or any other transaction contemplated hereby or thereby, shall (with or without notice or lapse of time, or both) (a) conflict with, (b) result in a termination, breach, impairment or violation of, (c) constitute a default under, (d) require the consent, release, waiver or approval of, or notice or filing to, any third party, under: (i) any provision of the Organizational Documents of Purchaser, each as currently in effect or (ii) any Law applicable to Purchaser or any of its material assets or properties, except in the case of clause (ii) where such conflict, breach, impairment, violation or default would not be material to Purchaser’s ability to consummate the Transactions or to perform its obligations under this Agreement and the Purchaser Ancillary Agreements, or (e) require a vote of the stockholders of Purchaser.

4.4 Litigation There is no, and has not been any, Action pending or, to the knowledge of Purchaser, threatened against Purchaser that seeks to restrain or enjoin the consummation of the Transactions.

4.5 Capitalization. The issued capital stock of Purchaser as of November 3, 2021 consisted of 286,010,592 shares of Purchaser Common Stock. All of the Purchaser Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and non-assessable. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to the issuance of the Purchaser Common Stock under this Agreement. The Purchaser Common Stock to be issued pursuant to this Agreement shall rank at least pari passu with all other common stock issued by Purchaser.

4.6 Cash Resources. As of immediately prior to the Closing, Purchaser will have sufficient liquid cash resources to pay the Cash Consideration pursuant to this Agreement.

4.7 Reports. All statements, reports, schedules, forms and other documents required to have been filed by Purchaser with the SEC (the “Reports”) have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such later filing): (a) each of the Reports complied as to form in all material respects with the applicable requirements under applicable Law, including the Securities Act, the Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act; and (b) none of the Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (i) in the case of the Reports filed on or prior to the Agreement Date that were amended or superseded on or prior to the Agreement Date, by the filing of the applicable amending or superseding Report, and (ii) in the case of the Reports filed after the Agreement Date that are amended or superseded prior to the Closing, by the filing of the applicable amending or superseding Report. To the knowledge of Purchaser, none of the Reports is the subject of ongoing SEC review or outstanding SEC comment. To the knowledge of Purchaser, there are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending, in each case regarding any accounting practices of Purchaser.

4.8 Brokers and Financial Advisors. Neither Purchaser nor any Affiliate of Purchaser is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Sale Transaction or any other Transaction.

4.9 No Additional Representations; Disclaimer.

(a) Except for the representations and warranties expressly set forth in this Article 4 and the other Transaction Documents, none of Purchaser or any of its Representatives nor any other Person on behalf of Purchaser or its Representatives makes any express or implied representation or warranty in connection with the Transactions.

(b) Purchaser acknowledges that the representations and warranties made by Seller that are expressly set forth in Article 3 (as modified by the Seller Disclosure Letter) and the other Transaction Documents are the sole and exclusive representations and warranties of Seller to Purchaser in connection with the Transactions.

ARTICLE 5

COVENANTS

5.1 Advise of Changes. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing:

(a) Seller shall promptly, as reasonably practicable, advise Purchaser in writing of (i) any event occurring subsequent to the Agreement Date that would render any representation or warranty contained in Article 3 untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied; (ii) any breach of any covenant or obligation of the Seller Parties pursuant to this Agreement or any Seller Group Ancillary Agreement such that the condition set forth in Section 6.2(b) would not be satisfied; (iii) any Material Adverse Effect with respect to the Seller Group; (iv) any other Effect that would, or could reasonably be expected to, result in or cause any of the conditions set forth in Section 6.2 not to be satisfied; (v) any written notice from any Person alleging that the consent of such Person was or may have been required in connection with the Transactions; (vi) any written or unwritten claim by a Person inviting the Seller Group to take a license under any Intellectual Property Rights or considering the applicability of any Intellectual Property Rights to any Digital Activities or the conduct of the Digital Activities; and (vii) any Action commenced or threatened against, relating to or involving or otherwise affecting In-Scope Matters; provided, however, for the avoidance of doubt, that the delivery of any notice by Seller pursuant to this Section 5.1 shall not be deemed to amend or supplement the Seller Disclosure Letter and shall not limit the right of Purchaser or any Purchaser Indemnified Party to indemnification under Article 8, or any right of Purchaser to claim a failure of a condition to Closing set forth in Sections 6.1 or 6.2, as applicable, with respect to any matters disclosed pursuant to this Section 5.1.

(b) Purchaser shall promptly, as reasonably practicable, advise Seller in writing of (i) any event occurring subsequent to the Agreement Date that would render any representation or warranty contained in Article 4 untrue or inaccurate such that the condition set forth in Section 6.3(a) would not be satisfied; (ii) any breach of any covenant or obligation of Purchaser pursuant to this Agreement or any Purchaser Ancillary Agreement such that the condition set forth in Section 6.3(b) would not be satisfied; and (iii) any Action commenced or threatened against, relating to or involving or otherwise affecting the consummation of the Sale Transaction or other Transactions.

5.2 Maintenance of Seller’s Business. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing, subject to, and consistent at all times with Section 5.3 and applicable Law, Seller shall, in each case only to the extent relating to any In-Scope Matters:

(a) conduct the Seller Group’s business only in the Ordinary Course and in compliance in all material respects with all applicable Laws and maintain its existence in good standing under applicable Laws;

(b) use commercially reasonable efforts to carry on and preserve the Seller Group’s business and its business relationships with users, customers, advertisers, suppliers, employees, Contractors and others with whom the Seller Group have contractual relations. If Seller becomes aware of any material deterioration in the relationship with any Significant Customer or Significant Supplier, material employee or Contractor (including any Key Employee) or material group or population of employees or Contractors Seller shall promptly bring such information to Purchaser’s attention in writing and, if requested by Purchaser, shall exert commercially reasonable efforts to restore the relationship;

(c) (i) pay all of its indebtedness for borrowed money and Taxes when due (except as disputed in good faith), (ii) pay and in all material respects perform its other Liabilities when due, and (iii) timely file all Tax Returns required to be filed in a manner consistent with past practice except as otherwise required or permitted by Law and pay the expenses of preparation for such Tax Returns;

(d) (i) use commercially reasonable efforts to ensure that each Seller Material Contract to which the Seller Group is a party that is entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Transactions; and (ii) perform in all material respects its obligations under each Seller Material Contract;

(e) (i) ensure that all necessary fees and filings with respect to any Registered In-Scope Intellectual Property Rights are timely submitted to the relevant Governmental Authorities and Domain Name registrars to maintain such Registered In-Scope Intellectual Property Rights in full force and effect; (ii) not act, or fail to act, in each case in any manner that would reasonably be expected to result in any loss, lapse, abandonment, invalidity or unenforceability of any Owned In-Scope IP (except that the Seller Group may abandon a Patent application after it has been finally rejected or when the next step for that application is to appeal a rejection); (iii) not otherwise assign, transfer, or dispose of any In-Scope Intellectual Property Rights; and (iv) take all steps necessary to maintain the Social Media Accounts;

(f) (i) use commercially reasonable efforts to keep available the services of the Key Employees and the In-Scope Engineers and (ii) pay any accrued bonuses and other Key Employee and In-Scope Engineer compensation payable after the Agreement Date and before the Closing in the Ordinary Course; and

(g) maintain its assets and properties in good operating condition and repair, subject to normal wear and tear.

5.3 Conduct of Seller’s Business. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing, except as required by applicable Law, expressly contemplated by this Agreement, agreed to by Purchaser in writing, or set forth in Schedule 5.3 of the Seller Disclosure Letter, Seller shall not, without Purchaser’s written consent (which shall not be unreasonably withheld, conditioned or delayed), directly or indirectly, do, propose to any third party to do, cause, permit or otherwise, take any action that, if taken after the Balance Sheet Date but before the execution of this Agreement, would be required to be disclosed pursuant to Section 3.11(b). Purchaser acknowledges and agrees that (a) nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Seller Group prior to the Effective Time and (b) prior to the Effective Time, the Seller Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.4 Regulatory Approvals. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing:

(a) Each of Purchaser and the Seller Parties shall within fifteen (15) Business Days execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, provincial, local or foreign, which may be required in connection with the consummation of the Sale Transaction and the other Transactions, including any filings required under the HSR Act and any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States. Each of Purchaser and the Seller Parties shall use their respective reasonable best efforts to obtain, and to cooperate with each other to obtain promptly, all such authorizations, approvals, consents and expirations and terminations of any applicable HSR waiting period. With respect to any filing fees associated with such authorizations, approvals and consents, Purchaser shall pay any associated filing fees payable by Purchaser for filings directly connected with Purchaser’s acquisition of the Transferred Assets, but Seller shall pay any associated filing fees connected with Seller’s acquisition of the Purchaser Common Stock (and any associated filing fees connected with any subsequent transfer of the Purchaser Common Stock by Seller to its equityholders or any other third-parties). Notwithstanding anything else in this Agreement, the Seller Parties will cooperate and coordinate with Purchaser in any filing to or other communications with any applicable Governmental Authority and will not apply for, accept, amend or terminate any Governmental Grants or make any application or request for authority in connection with any Governmental Grants, unless it first obtained the written consent of Purchaser.

(b) Each of Purchaser and the Seller Parties shall promptly inform the other of any material communication between such party and any Governmental Authority regarding the Sale Transaction and the other Transactions. Purchaser shall have the right to direct all matters with any Governmental Authority relating to the Sale Transaction and other Transactions, including that all filings, correspondence, communications, or responses to any Governmental Authority by any party with respect to any of the Transactions shall be subject to prior review and approval by Purchaser; provided that, to the extent practicable, Purchaser and Seller shall consult and cooperate with each other and consider in good faith the views of one another with respect to developing and executing the strategy to obtain regulatory approval. Subject to the foregoing clause:

(i) if Purchaser receives any request for supplemental information or documentary material from the OIO with respect to the Sale Transaction and the other Transactions, then Section 5.4(c) will apply;

(ii) if Purchaser receives any request for supplemental information or documentary material from any Governmental Authority other than the OIO with respect to the Sale Transaction and the other Transactions, then Purchaser shall make or cause to be made, as soon as reasonably practicable, a response in compliance with such request and, except where such information relates solely to the Purchaser or its Affiliates, its business or its investors, permit counsel to the Seller Parties an opportunity to review the response in advance, and Purchaser shall consider in good faith the views of such counsel in connection with, any proposed written communications by Purchaser and/or its Affiliates to any such Governmental Authority concerning the Sale Transaction or other Transactions; provided, however, that Purchaser may redact from the copies of such proposed communications provided to counsel to the Seller Parties any competitively sensitive, commercially sensitive or other proprietary information of Purchaser, and any personal or private information that relates to any individual(s); and

(iii) if any Seller Party receives any request for supplemental information or documentary material from any Governmental Authority with respect to the Sale Transaction and the other Transactions, then the applicable Seller Party shall make or cause to be made, a response in compliance with such request and permit counsel to Purchaser an opportunity to review the response in advance, and the Seller Parties shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Seller Parties to any Governmental Authority concerning the Sale Transaction or other Transactions; provided, however, that the Seller Parties may redact from the copies of such proposed communications provided to counsel to Purchaser any competitively sensitive, commercially sensitive or other proprietary information of Seller, and any personal or private information that relates to any individual(s).

Other than any pre-application meeting with the OIO, which shall be attended only by representatives of Purchaser, both Purchaser and Seller shall be represented at all in-person meetings (including such meetings conducted virtually) and substantive conversations with any Governmental Authority to the extent permitted by such Governmental Authority. Each of Purchaser and the Seller Parties may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 5.4(b) as “outside-counsel only.” Any such materials, as well as the information contained therein, shall be provided only to a receiving party’s outside counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information.

(c) Without limiting Section 5.4(a), Purchaser will: (i) promptly, and in any event within the timeframes stipulated by the OIO, provide to the OIO all notices, information and documents requested by the OIO for the purpose of obtaining the OIO Consent; (ii) provide Seller with copies of all written notices, and other documents provided by the OIO to Purchaser in connection with the OIO Consent, except where such documents relate solely to the Purchaser or its Affiliates, its business or its investors and provided that that in any event any competitively sensitive, commercially sensitive or other proprietary information and any personal or private information that relates to any individuals may be redacted; (iii) keep Seller informed as to progress in procuring the OIO Consent; and (iv) other than on termination of this Agreement, not withdraw or procure the withdrawal of the application for OIO Consent once submitted to the OIO.

(d) Notwithstanding anything to the contrary herein, it is expressly understood and agreed that neither Purchaser nor the Seller Parties, nor any of their respective Subsidiaries or Affiliates shall be under any obligation to: (a) litigate or contest any administrative or judicial action, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, or (b) make proposals, execute or carry out agreements or submit to orders providing for, or effect or commit to, by consent decree, hold separate order or otherwise, (i) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Purchaser or the Seller Parties; (ii) the imposition of any limitation or regulation on the ability of Purchaser, the Seller Parties or any of their respective Subsidiaries or Affiliates to freely conduct their businesses or own their assets or (iii) the holding separate of any assets or any limitation or regulation on the ability of Purchaser to exercise full rights of ownership of the Transferred Assets. Nothing in this Section 5.4 shall limit the right of a party hereto to terminate this Agreement pursuant to Section 6.1(a) if such party has, until such date, complied in all material respects with its obligations under this Section 5.4.

5.5 Necessary Notices, Consents, Amendments, Terminations. The Seller Parties shall use commercially reasonable efforts to obtain prior to the Closing such consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Transactions, including the consents, assignments, authorizations, waivers, amendments, terminations, notices and other documents and actions which are listed on Schedule 2.4(d).

5.6 No Other Negotiations. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing the Seller Parties shall not, and shall direct their respective Representatives not to, directly or indirectly: (a) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any Alternative Transaction proposal; (b) furnish any nonpublic information regarding the Seller Group to any Person (other than Purchaser and its agents and advisors) in connection with or in response to any Alternative Transaction proposal (other than to respond to such Alternative Transaction proposal by indicating that the Seller Group is subject to this Section 5.6); (c) enter into, participate in, entertain, maintain or continue any discussions or negotiations with any Person (other than Purchaser and its agents and advisors) with respect to any Alternative Transaction (other than to respond to such Alternative

Transaction proposal by indicating that the Seller Group is subject to this Section 5.6); (d) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person (other than Purchaser and its agents and advisors) to effect any Alternative Transaction, or (e) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between the Seller Group and any Person (other than Purchaser) that is related to, provides for or concerns any Alternative Transaction.

5.7 Access to Information. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing, the Seller Parties shall allow Purchaser and its agents and advisors upon prior written notice to Seller access at reasonable times during normal business hours to the files, books, records, technology, Contracts, personnel and offices of the Seller Group, including any and all information relating to the Taxes, Contracts, Liabilities, financial condition and real, personal and intangible property of the Seller Group relating to In-Scope Matters, subject to the terms of the NDA; provided, however, that the foregoing shall not require Seller to provide any such access or disclose any information to the extent the provision of such access or such disclosure would contravene any applicable Law, violate the terms of any Production Agreement or result in the waiver of any attorney-client privilege. Seller shall cause its accountants to reasonably cooperate with Purchaser and Purchaser’s agents and advisors in making available all financial information reasonably requested in writing by Purchaser and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants, in each case to the extent relating to In-Scope Matters. Subject to compliance with Law, from the Agreement Date until the earlier of the termination of this Agreement and the Closing, Seller shall confer from time to time as requested by Purchaser with one or more representatives of Purchaser to discuss any changes or developments in the operational matters of the Seller Group and the general status of the ongoing operations of the Seller Group with respect to In-Scope Matters. No review or discussion pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.8 Satisfaction of Conditions Precedent. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing, and in each case subject to Section 5.4: (a) Seller and the Shareholders shall use their respective commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 6.1 and 6.2 (provided that Seller shall pay any out-of-pocket expenses that may be applicable under this Section 5.8(a), and no Shareholder shall be responsible for any such payment) and (b) Purchaser shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in Sections 6.1 and 6.3.

5.9 Funds Flow Documentation. No later than five (5) Business Days prior to the scheduled Closing Date, Seller shall deliver to Purchaser: (a) wire instructions for the payment of the Initial Payment Amount pursuant to Section 2.6(a)(ii); and (b) an IRS Form W-8.

5.10 Use of Proceeds. The Seller Parties shall not use, and shall direct its Representatives not to use, any proceeds transferred pursuant to this Agreement: (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Persons identified on any U.S. governmental export exclusion or denial list, including the Denied Persons List, Entity List and Specially Designated Nationals and Blocked Persons List, or in any countries or territories that are the target of a U.S. embargo or comprehensive territorial sanctions, except as authorized by an applicable license, license exception, or other regulatory authorization, or (c) in any manner that would result in the violation of any applicable sanctions.

5.11 Employee Offer List; Transferred Employees.

(a) Purchaser and Seller have mutually prepared the list of In-Scope Employees attached hereto as Schedule 5.11(a) (the “Draft Offer List”), with the intent that it lists: (i) the Key Employees, and (ii) all In-Scope Engineers. Following the Agreement Date and until the date seven (7) days prior to the Closing Date, the Draft Offer List may be updated from time-to-time by Purchaser with written notice to and the consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed); provided that no Seller consent shall be required for Purchaser to remove any Person who has ceased to be an In-Scope Employee.

(b) In furtherance of Section 5.11(a), following the Agreement Date and until the date seven (7) days prior to the Closing Date, Seller shall notify Purchaser from time-to-time regarding any change in the individuals who constitute In-Scope Engineers as a result of attrition, new hires, internal transfers, changes in job duties or mistakes in the initial or then-applicable Draft Offer List.

(c) The Draft Offer List as finally updated by Purchaser in accordance with Section 5.11(a) is the “Final Offer List” for purposes of this Agreement. Purchaser shall, or shall cause an Affiliate, to offer employment or engagement as a contractor, in each case as determined by Purchaser, to be effective as of the Closing Date and contingent upon the Closing, pursuant to new offers of employment or engagement as a contractor and otherwise on terms to be determined by Purchaser (“Purchaser Offers”), to all individuals listed on the Final Offer List (each individual who accepts such Purchaser Offer and becomes an employee or contractor of Purchaser or its Affiliate, collectively, the “Transferred Employees”). Seller shall, effective as of the Closing Date terminate the employment or engagement, as applicable, of all individuals listed on the Final Offer List who accept their Purchaser Offers and, with effect from Closing, release such individuals from any post-termination non-competes or other restraints of trade in their Seller Employee Agreement. For the avoidance of doubt, the parties acknowledge and agree that it is not the intention of the parties that any contracts of any employees or Contractors of the Seller Group shall be assumed by Purchaser as a result of the Transactions. As reasonably requested by Purchaser in writing, Seller shall use commercially reasonable efforts to facilitate the transfer of the Key Employees and all other In-Scope Employees receiving Purchaser Offers.

(d) In order to secure an orderly and effective transition of the employee benefit arrangements for Transferred Employees and their respective beneficiaries and dependents, Seller and Purchaser shall cooperate, both before and after the Closing Date, to (i) exchange information related to the Transferred Employees, including personnel files, employment records, benefits information, and financial statements and (ii) take any other actions with respect to the Transferred Employees and their respective beneficiaries and dependents as are necessary or advisable to accomplish such transition.

(e) Prior to the Closing, at its sole cost and expense, Seller shall take all actions necessary to comply with all applicable Laws in connection with Seller’s employment or engagement of all In-Scope Employees (including all individuals on the Final Offer List). For the avoidance of doubt, Seller shall be solely responsible, before and after the Closing, for the payment of any amounts required to be paid by the Seller Group or any of its Affiliates under any applicable Law, including the WARN Act and any similar Laws, as a result of the termination or layoff of any employee or Contractor of Seller in connection with the Transactions or otherwise.

(f) Prior to the Closing, at its sole cost and expense, Seller shall identify which In-Scope Employees will require new work visas or variations of their work visas in order to lawfully work for Purchaser (or its Affiliate) post-Closing, and take all reasonable steps to provide Purchaser with the necessary personnel information and all other reasonably requested support in connection with such visa applications and variations. Seller shall reimburse Purchaser (and any applicable Affiliates) for any application fees, filing fees, reasonable legal fees and other out-of-pocket expenses reasonably incurred and invoiced in writing in connection with any such visa applications and variations.

(g) Prior to the Closing, at its sole cost and expense, Seller shall perform all contractual and other obligations that accrue in connection with the In-Scope Employees prior to Closing.

(h) This Section 5.11 is not intended to, and does not, create any rights or obligations to or for the benefit of anyone other than Purchaser and Seller. No current or former employee, officer, director, manager or contractor, or any other individual associated therewith, shall be regarded for any purpose as a third-party beneficiary of this Section 5.11. Notwithstanding anything to the contrary herein, nothing contained in this Section 5.11 shall confer any rights, remedies or claims upon any employee or contractor of the Seller Group. In no event shall the terms of this Agreement be deemed to confer upon any current or former employee, officer, director or contractor, any right to employment or engagement or to continued employment or engagement.

5.12 280G Matters. Seller shall comply with the following obligations prior to Closing.

(a) Seller shall obtain and deliver to Purchaser, prior to soliciting the vote of the holders of Seller Shares with respect to the 280G Proposal, a parachute payment waiver in the form as reasonably agreed to by Seller and Purchaser (“Parachute Payment Waiver”) from each Person who is or reasonably could be, with respect to Seller, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the shareholder solicitation required by Section 5.12(b), and who reasonably might otherwise receive, have received, or have the right or entitlement to receive an excess parachute payment under Section 280G of the Code.

(b) Seller shall solicit the vote of the holders of Seller Shares in accordance with the terms of Section 280G(b)(5)(B) of the Code (the “280G Proposal”) so as to render the parachute payment provisions of Section 280G and Section 4999 of the Code inapplicable to any and all payments and/or benefits provided pursuant to Contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 5.12(a), might otherwise reasonably result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code or subject to an excise tax by reason of Section 4999 of the Code, with such shareholder approval to be solicited in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The documentation constituting the 280G Proposal shall be subject to Purchaser’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

5.13 Invention Assignments. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing, Seller shall obtain an executed Invention Assignment Agreement from each employee and Contractor hired or engaged by the Seller Group during such period.

5.14 Organization of Library Assets. Seller shall (a) organize the Library Assets delivered or required to be delivered to Purchaser under this Agreement so that the Library Assets are reasonably indexed, accessible and available to Purchaser, in a digital format ordinarily used by Seller, and shall use commercially reasonable efforts to complete the foregoing prior to June 30, 2022 and (b) ensure that Recognizable Assets are not present in Intellectual Property that Seller delivers or is obligated to deliver to Purchaser under this Agreement (including, for clarity, any Intellectual Property that would constitute a Library Asset in the absence of Recognizable Asset). “Recognizable Assets” means objects or elements that are visually associated with a particular Project, such as lead characters, complete environments, or other unique elements. Following the Closing, Seller shall promptly notify Purchaser upon becoming aware of, or reasonably suspecting that, any Intellectual Property delivered to Purchaser under this Agreement contains any Recognizable Assets. For the avoidance of doubt, nothing in this Section 5.14 will limit Seller’s delivery obligations under Article 2.

5.15 License.

(a) Subject to the terms and conditions of this Section 5.15, effective upon the Closing, Seller, on behalf of each member of the Seller Group and its and their respective Subsidiaries, hereby grants and agrees to grant to Purchaser and its Affiliates, a perpetual, irrevocable, fully-paid, royalty-free, worldwide, non-exclusive, and non-transferable (except as set forth in this Section 5.15 and Section 10.2) license under the Licensed Intellectual Property to use, reproduce, distribute, display, perform, and create derivative works thereof in the conduct of the Digital Activities, and to make, have made, use, sell, offer to sell, import, export, and otherwise exploit and dispose of, and make available products and services in each case solely in the conduct of the Digital Activities. Purchaser and its Affiliates may grant sublicenses of this license to third parties for use solely in connection with conducting the Digital Activities; provided that, as among the Seller Group, Purchaser and its Affiliates (as applicable), Purchaser and its Affiliates shall be solely liable and responsible for the acts or omissions of such sublicensees in connection with the Licensed Intellectual Property.

(b) Effective upon the Closing, and for a period of seven (7) years thereafter, Seller, on behalf of itself and its Subsidiaries, and their respective successors and assigns, irrevocably agree that Seller, its Subsidiaries as of the Closing Date, and their respective successors and assigns will not sue or otherwise institute any judicial or non-judicial proceeding against or knowingly provide financial or legal support (including the offering of legal theories and supportive evidence, except as required by applicable Laws including responding to lawfully issued subpoenas) for any such suit or other judicial or non-judicial proceeding against Purchaser or any of its Affiliates or their respective Associated Parties (past, present, and future and actual or potential) for actual or alleged infringement, misappropriation, or other violation of Intellectual Property Rights in conducting the Digital Activities. “Associated Parties” means, with respect to a Person, the Person’s actual and potential resellers, distributors, customers, licensees, and end users, participants with the Person in joint ventures and strategic alliances, third parties to whom the Person is a subcontractor, and the Person’s subcontractors. Notwithstanding the foregoing, Seller shall have the right to terminate this applicability of this Section 5.15(b) to Purchaser or any of its Affiliates or their respective successors or assigns, or their respective Associated Parties upon thirty (30) days prior written notice, if such Person (i) sues or otherwise institutes any judicial or non-judicial proceeding against or knowingly provides financial or legal support (including the offering of legal theories and supportive evidence, except as required by applicable Laws including responding to lawfully issued subpoenas) for any such suit or other judicial or non-judicial proceeding against Seller or any of its Subsidiaries, successors or assigns for actual or alleged infringement, misappropriation, or other violation of any Intellectual Property Rights, unless such suit or other judicial or non-judicial proceeding (x) is in response to a suit or judicial or non-judicial proceeding first commenced by Seller or its Subsidiaries or for which Seller or its Subsidiaries knowingly provided financial or legal support or (y) concerns the unauthorized use by Seller or its Subsidiaries (or a Person authorized by Seller or its Subsidiaries) of the Intellectual Property that is the subject matter of this Agreement or the Post-Closing IP/Commercial Agreements and (ii) fails to dismiss such Person’s suit or proceeding within thirty (30) days following such Person’s receipt of notice from Seller of its intention to terminate the covenant not to sue specified in this Section 5.15(b) on the basis of such Person’s involvement with such suit or proceeding.

(c) The licenses and other rights granted in this Agreement (including the rights under this Section 5.15) are intended to be and will be binding on any assignee, exclusive licensee, or other transferee of any right, title, or interest with respect to any Intellectual Property Rights licensed hereunder. Without limiting the generality of the foregoing, and without limiting anything else in this Agreement, if the Seller Group assigns, grants exclusive rights under, or otherwise transfers any right, title or interest to a third Person (“IP Assignee”) with respect to any of the Intellectual Property Rights licensed by the Seller Group to Purchaser and its Affiliates under this Agreement, the Seller Group will cause the IP Assignee to agree to acquire such rights subject to the licenses and other rights granted under or with respect to such Intellectual Property Rights pursuant to this Agreement. Notwithstanding the foregoing or anything to the contrary herein, no IP Assignee or future Affiliate will be required to license any Intellectual Property Rights to Purchaser or its Affiliates, other than those existing (as of the Closing) Intellectual Property Rights licensed hereunder as of the Closing by the Seller Group, except as expressly obligated pursuant to the IP Agreement.

(d) If, following the Closing, Purchaser or its Affiliates sells, spins-out, or otherwise transfers to any third party in one transaction or a series of related transactions any business, product or service, or other material assets used or held for use in performance of Digital Activities, then Purchaser and its Affiliates may sublicense or assign its rights under this Section 5.15 to each such third party, in each case subject to the terms and conditions of this Section 5.15; provided that, in the event of any such assignment, the assignee shall assume all assigned obligations of Purchaser and its Affiliates under this Section 5.15. Any such sublicense or assignment will only apply to those products and services of the Digital Activities that are transferred in such transaction(s) (including logical extensions and successors thereof).

(e) Purchaser shall, and shall cause its Affiliates to, ensure that none of them remove any proprietary rights notices, symbols or legends as may be reasonably necessary under applicable law to maintain the Licensed Intellectual Property or to identify the Seller Group’s and its Affiliates’ rights therein. Purchaser acknowledges that, as between the Parties hereto, the Seller Group and its Affiliates own and will retain all right, title, and interest in and to the Licensed Intellectual Property, subject to the license in this Section 5.15 and subject to the assignment obligations under this Agreement. Purchaser shall promptly notify Seller in writing of any actual, suspected, or threatened infringement, misappropriation, or other violation of any Licensed Intellectual Property of which it becomes aware. Seller shall maintain the sole right, in its discretion, to (a) bring any action or proceeding with respect to any such infringement; (b) defend any declaratory judgment action concerning any Licensed Intellectual Property; and (c) control the conduct of any such action or proceeding (including any settlement thereof). Purchaser shall provide Seller with all assistance that Seller may reasonably request, at Seller’s expense, in connection with any such action or proceeding. Seller will be entitled to retain any monetary recovery resulting from any such action or proceeding (including any settlement thereof) for its own account.

(f) EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, (I) SELLER, ON BEHALF OF EACH MEMBER OF THE SELLER GROUP AND ITS AND THEIR RESPECTIVE CURRENT AFFILIATES, EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, IN CONNECTION WITH THE LICENSED INTELLECTUAL PROPERTY LICENSED UNDER THIS SECTION 5.15, INCLUDING ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONCERNING THE VALIDITY, ENFORCEABILITY, OR SCOPE OF THE LICENSED INTELLECTUAL PROPERTY, AND NEITHER SELLER, NOR ANY MEMBER OF THE SELLER GROUP OR ITS OR THEIR RESPECTIVE CURRENT AFFILIATES SHALL HAVE ANY LIABILITY WHATSOEVER TO PURCHASER, ITS AFFILIATES OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE ARISING OUT OF OR IN CONNECTION WITH THE LICENSED INTELLECTUAL PROPERTY; AND (II) NEITHER SELLER, NOR ANY MEMBER OF THE SELLER GROUP OR ITS OR THEIR RESPECTIVE CURRENT AFFILIATES, WILL BE LIABLE TO

PURCHASER, ITS AFFILIATES OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES RELATING TO THIS SECTION 5.15 OR USE OF THE LICENSED INTELLECTUAL PROPERTY UNDER THIS SECTION 5.15, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

5.16 Use of Marks. Following the Closing Date, Seller and its Affiliates will cease use of the Digital Marks (as defined in the Trademark Coexistence Agreement), provided that Seller and its Affiliates (a) may continue to use the Digital Marks and related designs and logos on documents, tools, and equipment used in the ordinary internal operation of the VFX Activities where such Digital Marks and related designs and logos are not observed by the public, (b) may continue to use existing inventory of packaging, labeling, containers, supplies, and data sheets, and similar materials bearing the Digital Marks or related designs and logos in the ordinary internal operation of the VFX Activities, and (c) may retain any references to the Digital Marks and related designs and logos as used on websites and social media accounts associated with the business as of the Closing Date; in each of cases “(a)” and “(b)” as soon as reasonably practicable following the Closing Date, and in the case of “(c)” until the completion of the transition of those websites and Social Media Accounts to Purchaser and its Affiliates. Seller, Purchaser and their respective Affiliates shall cooperate to complete such transition as soon as possible following the Closing Date.

5.17 Non-Compete; Non-Solicit.

(a) Definitions.

(i) “Covered Seller Worker” means all employees and independent contractors of Seller and its Subsidiaries engaged in the Core VFX Activities conducted by the Seller and its Subsidiaries, including all work relating to the transactions contemplated by the Commercial Agreement.

(ii) “Covered Purchaser Worker” means (A) all employees and independent contractors of Purchaser and its Subsidiaries engaged in the Core Digital Activities conducted by the Purchaser and its Subsidiaries, including all work relating to the transactions contemplated by the Commercial Agreement; and (B) all Transferred Employees.

(iii) “Incidental Core VFX Activity” means (A) continuing to engage in any Core VFX Activities engaged in by Purchaser or its Affiliates prior to the Closing Date, in a manner substantially consistent with the period prior to the Closing Date; and (B) acquiring any business or Person engaging in Core VFX Activities, and continuing such Core VFX Activities in a manner substantially consistent with the period prior to such acquisition; provided, however, that the acquisition of any Person listed on Schedule 5.17(a)(iii) or their respective successors by Purchaser or any of its Subsidiaries during the Non-Compete Period shall be deemed to violate Purchaser’s obligations under Section 5.17(b)(ii).

(iv) “Non-Compete Period” means the period beginning on the Closing Date and ending on the date four (4) years thereafter.

(v) “Non-Compete Territory” means worldwide.

(vi) “Non-Solicit Period” means the period beginning on the Closing Date and ending on the date two (2) years thereafter.

(vii) “Reserved Digital Activities” means Core Digital Activities, other than (a) operation of the Tools and (b) development and commercialization of Library Assets (excluding (x) the development or commercialization of a content library or other collection of Library Assets for use in more than a Project and (y) development and transfer of Recognizable Assets), in each case, subject to and in accordance with the Post-Closing IP/Commercial Agreements.

(viii) “Reserved VFX Activities” means directly or indirectly engaging in any Core VFX Activities, other than: (A) consulting services, (B) support to or collaboration with customers of Seller directly or indirectly engaging in any Production Activities; (C) activities to demonstrate products or services, including Core VFX Activity with respect to particular audio-visual productions to prove out or improve the capabilities of software and SaaS offerings to current and prospective customers; (D) Incidental Core VFX Activity; and (E) any Production Activity with respect to videogames and sports and live entertainment (the activities described in clauses (A)-(E), “Permitted VFX Activities”).

(b) Non-Compete. Purchaser and Seller hereby agree that during the Non-Compete Period:

(i) Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly engage in any Reserved Digital Activities within the Non-Compete Territory; and

(ii) Purchaser shall not, and shall cause its Subsidiaries not to, directly or indirectly engage in any Reserved VFX Activities within the Non-Compete Territory;

provided that, notwithstanding the foregoing, in each case this Section 5.17 shall not restrict any transactions between Purchaser and Seller contemplated by, or the exercise of their respective rights expressly granted under, the Post-Closing IP/Commercial Agreements (in each case, for the avoidance of doubt, subject to compliance with the terms of such agreements).

(c) Non-Solicit. Purchaser and Seller hereby agree that during the Non-Solicit Period:

(i) Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly encourage, induce or solicit any Covered Purchaser Worker to leave his or her employment, consulting or independent contractor relationship with Purchaser or its Affiliates; and

(ii) Purchaser shall not, and shall cause its Subsidiaries not to, directly or indirectly encourage, induce or solicit any Covered Seller Worker to leave his or her employment, consulting or independent contractor relationship with Seller or its Affiliates;

provided that, notwithstanding the foregoing, in each case this Section 5.17 shall not restrict: (A) general advertisements or other general solicitations (including through the use of recruiting or search firms) not specifically directed or targeted at any particular individual or group of individuals; or (B) communicating with, making offers to, and/or hiring any individual who first initiates contact by responding to any such general solicitations or on his or her own initiative.

(d) Related Provisions.

(i) Reformation. If, in any judicial proceeding, a court refuses to enforce any of the separate covenants of this Section 5.17 (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. To the extent that the provisions of this Section 5.17 are deemed to exceed the time or scope limitations permitted by applicable Law, then such provisions shall be reformed to the maximum time or scope limitations, as the case may be, permitted by applicable Law.

(ii) Tolling. Each of Seller and Purchaser agrees that the time periods set forth in this Section 5.17 shall be tolled during any period of violation of the covenants contained in this Section 5.17 by such party.

5.18 Post-Closing Reorganization.

(a) Corporate Transactions. Following the Closing, if Seller proposes to effect: (x) any transfer of all or substantially all of its assets and/or business(es) (for the avoidance of doubt, including any such transfer to a newly incorporated company followed by a liquidation of Seller), or (y) any merger, amalgamation, consolidation, share exchange, spin-off, business combination or other transaction or series of transactions upon the completion of which Seller would not be the surviving legal entity holding all or substantially all of the Seller’s assets and business(es) (any transaction described in (x) or (y), a “Corporate Transaction”), then as a condition to effecting such Corporate Transaction, Seller will cause (and the definitive agreements implementing such Corporate Transaction will provide for) the applicable newly incorporated company or other assignee(s), transferee(s) or successor(s), as the case may be, of Seller pursuant to such Corporate Transaction (collectively, the “Seller Successor”), to:

(i) assume and agree to perform and discharge the contractual obligations and other Liabilities of Seller to Purchaser, according to the terms and conditions thereof, including under this Agreement, the Post-Closing IP/Commercial Agreements and all other Transaction Documents (collectively, “Seller Liabilities”);

(ii) make reasonable representations, warranties and covenants that require that, as of the date of such Corporate Transaction, such Seller Successor has and is reasonably obligated as of such date to maintain sufficient available assets such that such Seller Successor is reasonably obligated to be able to meet the financial obligations of Seller under this Agreement, the Post-Closing IP/Commercial Agreements and other Transaction Documents as they become due; and

(iii) make reasonable representations, warranties and covenants designed to reasonably obligate such Seller Successor to maintain sufficient ownership and control over the Seller’s Intellectual Property Rights and development to meet the Intellectual Property-related obligations of Seller under the Post-Closing IP/Commercial Agreements.

In furtherance of the foregoing, and as an additional condition to effecting any Corporate Transaction, Seller and the Seller Successor will cause the definitive agreements implementing such Corporate Transaction to make Purchaser an express third-party beneficiary of such agreements. Following such a Corporate Transaction, the applicable Seller Successor shall for all purposes with respect to Seller Liabilities be treated as Seller pursuant to the terms and conditions thereof (including, for the avoidance of doubt, for purposes of all indemnification obligations and other post-Closing covenants of Seller under this Agreement and the other Transaction Documents).

(b) NewCo Transfer. The parties hereto acknowledge that Seller intends, pursuant to a plan that it intends to have as of the Closing Date, to distribute and disburse all or any portions of the Purchase Price, including rights to payments pursuant to the Escrow Agreement, and including the Purchaser Common Stock (and/or proceeds therefrom) to the Shareholders, and to assign, transfer or convey the VFX Activities, the Excluded Assets, the Excluded Liabilities and Retained Employees together as a going concern to a newly organized legal entity initially controlled (directly or indirectly) by one or more of the Shareholders (“NewCo”), with Seller being liquidated or amalgamated (or otherwise removed from the register of companies pursuant to applicable Law) after Closing, and that such transactions shall, notwithstanding any other provision, be deemed for all purposes to be in compliance with this Agreement (including Section 5.18(a)); provided that, in accordance with Section 5.18(a), NewCo will (and the Seller will cause NewCo to) assume all Seller Liabilities and otherwise satisfy all requirements of Section 5.18(a) (the “Post-Closing Reorganization”).

(c) Exceptions. For the avoidance of doubt, the foregoing requirements of this Section 5.18 shall not apply to: (i) any asset transfer where Seller or NewCo (if the Post-Closing Reorganization or Proposed Amalgamation has occurred) retains substantially all of its pre-transfer assets and business(es) after the transfer; or (ii) any change-of-control or other change in ownership, or merger, amalgamation or similar corporate transaction where Seller or NewCo (if the Post-Closing Reorganization or Proposed Amalgamation has occurred) is the surviving legal entity.

(d) Proposed Amalgamation. In addition, all parties to this Agreement acknowledge and agree that all of the requirements of this Section 5.18 will be satisfied by an amalgamation of Seller with NewCo on or following the Closing (pursuant to a plan of Seller in place as of the Closing) under section 219 of the Companies Act 1993 (NZ) under which (i) NewCo continues as the amalgamated company and in respect of which a certificate of amalgamation is issued having the effects described in section 225 of the Companies Act 1993 (NZ), and (ii) thereby becomes bound by all the Seller Liabilities, including the requirements of this Section 5.18 (the “Proposed Amalgamation”). Pursuant to the plan which includes the Proposed Amalgamation, all or any portion of the Purchase Price, including rights to payments pursuant to the Escrow Agreement, and including the Purchaser Common Stock (and/or proceeds therefrom) may be distributed to the Shareholders as the consideration that the Shareholders are to receive instead of further shares of NewCo. Following the Proposed Amalgamation, where the context requires, this Agreement will be read as if references to Seller are references to NewCo. For the avoidance of doubt, and notwithstanding any other provision of this Agreement, the Proposed Amalgamation, and the other transactions contemplated pursuant to this paragraph, are acknowledged and agreed as being expressly permitted by this Agreement.

(e) Coordination. Prior to the implementation of the Post-Closing Reorganization or the Proposed Amalgamation, or any other Corporate Transaction to which this Section 5.18 applies, Seller shall provide Purchaser with reasonable advance opportunity to review the proposed documentation implementing such transaction and comment on the relevant provisions thereof to confirm compliance with the requirements of this Section 5.18, and Seller shall in good faith implement any changes reasonably requested by Purchaser in respect of compliance with the requirements of this Section 5.18; provided that Purchaser shall provide any comments reasonably promptly after receipt of such proposed documentation (and in any case within at most five (5) Business Days after such receipt) and such documentation shall be subject to the confidentiality obligations under this Agreement and the Transaction Documents and such other confidentiality obligations as Seller may in good faith require (including reasonably requested “attorneys’ eyes only” arrangements for un-redacted documentation including any highly sensitive information).

(f) Termination. The obligations in this Section 5.18 will remain operative and in full force and effect until and shall cease to apply from, the earlier of (i) the date that is six (6) years following the Closing Date, and (ii) immediately following the consummation of a Corporate Transaction in accordance with this Section 5.18 with an Acceptable Buyer (which, for the avoidance of doubt, does not include the Post-Closing Reorganization or Proposed Amalgamation).

5.19 Shareholders Guaranty. Subject to Sections 5.19(b) and 5.19(d), for value received, each Shareholder hereby unconditionally guarantees to Purchaser the prompt and complete satisfaction and payment when due of (X) all amounts owed by Seller or any applicable Seller Successor under this Agreement and (Y) any unpaid portion of the License Fee, including any amounts owed as a result of any indemnification obligations of Seller or any Seller Successor under Article 8, but expressly excluding any Guarantee Exclusions (collectively, giving effect to the exclusion of the Guarantee Exclusions, the “Guaranteed Obligations”), whether now in existence or hereafter arising; provided that notwithstanding anything herein to the contrary, the liability of each Shareholder under this Section 5.19 in respect of each Guaranteed Obligation shall be several (and not joint or joint and several) based on such Shareholder’s Pro Rata Share and limited to such Shareholder’s applicable Shareholder Liability Cap. In furtherance of the foregoing, with respect to any Guaranteed Obligation as to which payment is being demanded by Purchaser, Purchaser shall provide written notice to each of the Shareholders (the “Guaranty Payment Notice”), reasonably specifying the nature and the amount of the Guaranteed Obligations as to which payment is being demanded pursuant to this Section 5.19 (the “Specified Guaranteed Obligations”), and provide a copy of such Guaranty Payment Notice to the Seller or the applicable Seller Successor. Each Shareholder shall be responsible to pay such Shareholder’s Pro Rata Share of the Specified Guaranteed Obligations (subject to its applicable Shareholder Liability Cap) within thirty (30) Business Days of receipt of such notice. For the avoidance of doubt, each Shareholder shall have no liability with respect to the other Shareholders’ Pro Rata Share of such Specified Guaranteed Obligations. For the avoidance of doubt, and notwithstanding anything to the contrary herein (including, without limitation, Section 8.2), except for the License Fee, under no circumstances shall a Shareholder be liable under this Section 5.19 for any Damages arising or amounts owing (whether as a consequence of breach by Seller or any applicable Seller Successor or otherwise) to the extent that such Damages arise, or amount becomes owing, under or in respect of any Transaction Document other than this Agreement.

(a) “Guarantee Exclusions” means any amounts owed by Seller or the applicable Seller Successor:

(i) for Fraud that is not (1) Limited Fraud or (2) Fraud committed by or with the actual knowledge of that Shareholder, whether pursuant to Section 8.2(a)(v) or otherwise; and

(ii) with respect to (1) Section 8.2(a)(i), for failure of any representation or warranty made in any Transaction Document other than this Agreement to be true and correct, (2) Section 8.2(a)(ii), for any breach of or default in connection with any covenant or agreement in any Transaction Document other than this Agreement, and (3) Section 8.2(a)(iv), for any Liabilities under any Transaction Document other than this Agreement;

provided that, for the avoidance of doubt and notwithstanding the foregoing provisions of this Section 5.19(a), any unpaid portion of the License Fee shall be a Guaranteed Obligation.

(b) The guaranty set forth in this Section 5.19 (this “Guaranty”) is one of payment and not of collection. Purchaser shall be entitled to enforce this Guaranty with respect to particular Specified Guaranteed Obligations solely if the applicable Specified Guaranteed Obligations (if then due, owed and not subject to an unresolved good faith dispute) are not satisfied by Seller or the applicable Seller Successor within thirty (30) days after written request from Purchaser to Seller or such Seller Successor for payment thereof.

(c) This Guaranty is absolute and unconditional and shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or by any circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to this Guaranty (except with respect to any Shareholder, the defense of payment by such Shareholder). This Guaranty shall remain in full force and effect and be binding upon each Shareholder and its successors and assigns. If at any time any payment in respect of any Specified Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever (including by reason of bankruptcy, insolvency, reorganization, liquidation, receivership, conservatorship, arrangement or similar proceeding), in whole or in part, all Shareholders (if such payment was made by Seller or a Seller Successor) or the applicable Shareholder (if such payment was made by a Shareholder), as the case may be, shall remain liable hereunder in respect of such Specified Guaranteed Obligations as if such payment had not been made, and this Guaranty shall remain in full force and effect or shall be reinstated (as the case may be) with respect to such Guaranteed Obligations.

(d) Notwithstanding anything to the contrary herein, Purchaser shall not commence or institute any action, cause of action, suit, litigation, proceeding, arbitration or mediation of any kind whatsoever, in law or equity, (a “Proceeding”), or deliver a Guaranty Payment Notice against any Shareholder concerning any Specified Guaranteed Obligation unless either (i) in the case of any Proceeding, such Proceeding is substantially contemporaneously commenced or instituted against, and, in the case of a Guaranty Payment Notice, a corresponding notice is delivered to, all Shareholders who have not paid in full their Pro Rata Share of the Specified Guaranteed Obligation, or (ii) after the exercise of commercially reasonable efforts, Purchaser could not satisfy the foregoing subclause (i) through such efforts. Notwithstanding the foregoing and for the avoidance of doubt, this Section 5.19(d) shall have no further application to a Proceeding or its subject matter after such Proceeding has been commenced or instituted in accordance with this Section 5.19(d), and Purchaser may thereafter without any limitation under this Section 5.19(d) freely settle or compromise its claims with any Shareholder, seek to further prosecute or dismiss the Proceeding, or take any other action or inaction with respect to the Proceeding and its subject matter.

(e) Except for the delivery of the Guarantee Payment Notice contemplated above, each Shareholder hereby waives notice of acceptance of this Guaranty set forth herein and notice of the Seller Liabilities.

(f) Purchaser may at any time and from time to time without notice to or consent of the Shareholders and without impairing or releasing the obligations of any Shareholder hereunder: (i) agree with Seller or any applicable Seller Successor to make any change in the terms of any Guaranteed Obligations; (ii) take or fail to take any action of any kind in respect of any security (if any) for any Guaranteed Obligations; (iii) exercise or refrain from exercising any rights against Seller, any applicable Seller Successor or any other Person in respect of all or any portion of the Guaranteed Obligations; or (iv) compromise or subordinate any Guaranteed Obligations, in whole or part. All suretyship defenses are hereby waived by each Shareholder.

(g) Notwithstanding anything to the contrary in the foregoing provisions, none of the terms or conditions of this Section 5.19 shall apply with respect to the License Fee, and all Guaranteed Obligations with respect to the License Fee shall be satisfied and discharged in full, at any time from and after the time that the License Fee is satisfied and discharged in full by Seller or Seller Successor in accordance with the IP Agreement.

(h) The obligations in this Section 5.19 will remain operative and in full force and effect until, and shall cease to apply from, the earlier of (i) the date that is three (3) years following the Closing Date, and (ii) immediately following the consummation of a Corporate Transaction in accordance with Section 5.18 with an Acceptable Buyer (which, for the avoidance of doubt, does not include the Post-Closing Reorganization or Proposed Amalgamation).

ARTICLE 6

CONDITIONS TO CLOSING OF THE SALE TRANSACTION

6.1 Conditions to Each Party’s Obligation to Effect the Sale Transaction. The respective obligations of each party to this Agreement to effect the Sale Transaction shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, expirations or terminations of waiting periods imposed by, any Governmental Authority shall have been filed, occurred or been obtained, including the OIO Consent and the other items set forth on Schedule 6.1(a).

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory action, restraint or prohibition preventing or challenging the consummation of the Sale Transaction or limiting or restricting the conduct or operation of the Digital Activities by Purchaser after the Sale Transaction shall have been issued and remain in effect, nor shall any Action brought by a domestic or foreign administrative agency or commission or other domestic or foreign Governmental Authority or other third party, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Sale Transaction which makes the consummation of the Sale Transaction illegal.

6.2 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Sale Transaction are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Purchaser:

(a) Representations and Warranties. As of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date): (i) the representations and warranties set forth in Section 3.3(a) shall be true in all respects, (ii) each of the Fundamental Representations shall be true and correct in all material respects, and (iii) without giving effect to any “materiality,” Material Adverse Effect or other similar qualifications therein, each of the other representations and warranties of Seller shall be true and correct except for such failures to be true and correct as have not had, individually or in the aggregate, a Material Adverse Effect; and Purchaser shall have received a certificate signed on behalf of Seller by the Chief Executive Officer of Seller to such effect with respect to the representations and warranties of Seller.

(b) Performance of Obligations of the Seller Parties. The Seller Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Purchaser shall have received a certificate to that effect signed by Seller (on behalf of itself and each of the Shareholders).

(c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on the Seller Group, and Purchaser shall have received a certificate signed by Seller to such effect.

(d) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Seller and the Escrow Agent, and such Escrow Agreement shall remain in full force and effect.

(e) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by Seller, and such Registration Rights Agreement shall remain in full force and effect.

(f) Post-Closing IP/Commercial Agreements. Each of the Post-Closing IP/Commercial Agreements shall have been executed and delivered by Seller, and such Post-Closing IP/Commercial Agreements shall remain in full force and effect.

(g) Closing Deliveries. Seller shall have delivered or caused to be delivered to Purchaser the items required by Section 2.4.

(h) Additional Pre-Closing Matters. Each of the conditions set forth in Part 1 of Schedule 6.2(h) shall have been satisfied (or waived in writing exclusively by Purchaser).

6.3 Additional Conditions to Obligations of Seller. The obligation of Seller to effect the Sale Transaction is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a) Representations and Warranties. As of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date): (i) each of the Purchaser Fundamental Representations shall be true and correct in all respects (other than the representations and warranties in Section 4.5 (Capitalization), which shall be true and correct in all but de minimis respects), and (ii) without giving effect to any “materiality,” Material Adverse Effect or other similar qualifications therein, each of the other representations and warranties of Purchaser shall be true and correct in all material respects; and Seller shall have received a certificate signed on behalf of Purchaser by an authorized officer of Purchaser to such effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Seller shall have received a certificate signed on behalf of Purchaser by an authorized officer of Purchaser to such effect.

(c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on Purchaser, and Seller shall have received a certificate signed on by Purchaser to such effect.

(d) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Purchaser and the Escrow Agent, and such Escrow Agreement shall remain in full force and effect.

(e) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by Purchaser, and such Registration Rights Agreement shall remain in full force and effect.

(f) Post-Closing IP/Commercial Agreements. Each of the Post-Closing IP/Commercial Agreements shall have been executed and delivered by Purchaser (or its applicable Affiliate), and such Post-Closing IP/Commercial Agreements shall remain in full force and effect.

(g) Section 280G Approval. The 280G Proposal shall have been subject to a vote by the holders of Seller Shares if required by Section 5.12 and, if applicable, Seller shall provide Purchaser with evidence reasonably satisfactory to Purchaser that either: (x) the requisite Shareholder approval was obtained with respect to the 280G Proposal; or (y) the Shareholder approval of the payments and/or benefits subject to the 280G Proposal was not obtained and that, as a consequence, such payments and/or benefits shall not be made or provided.

(h) Purchaser “WKSI” Status. As of the Closing Date, Purchaser shall be a WKSI (for this purpose, treating the Closing Date as the determination date for testing Purchaser’s WKSI eligibility).

(i) Listing Approval. The shares of Purchaser Common Stock to be issued under this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

ARTICLE 7

TERMINATION OF AGREEMENT

7.1 Termination by Mutual Consent. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Effective Time by the mutual written consent of Purchaser and Seller.

7.2 Unilateral Termination.

(a) Either Purchaser or Seller, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a final non-appealable judgment or taken any action (and the appeal of such judgment or action has been denied) having the effect of permanently restraining or enjoining or otherwise prohibiting the Sale Transaction or any other material transaction contemplated by this Agreement.

(b) Either Purchaser or Seller, by giving written notice to the other, may terminate this Agreement if the Sale Transaction shall not have been consummated by 11:59 p.m. Pacific time, on May 31, 2022 if the conditions to the terminating party’s obligations to Closing under Article 6 have not been satisfied by the other party or waived by the terminating party by such date, other than conditions pertaining to covenants to be performed as part of effectuating the Closing; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(b) shall not be available to any party (i) whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article 6 to be fulfilled or satisfied on or before such date or (ii) if the other party is seeking to specifically enforce this Agreement in accordance with Section 10.4 while any such legal proceeding is still pending.

(c) Purchaser, by giving written notice to Seller, may terminate this Agreement at any time prior to the Effective Time if (i) (A) any of the representations and warranties under Article 3 are inaccurate as of such time, or (B) Seller or any Shareholder has committed a material breach of any of its covenants under Article 5; (ii) such inaccuracy or breach has not been cured within thirty (30) days after Purchaser has given Seller written notice thereof and its intention to terminate this Agreement pursuant to this Section 7.2(c) (provided, however, that no such cure period shall be available or applicable to any such inaccuracy or breach that by its nature cannot be cured); and (iii) if not cured on or prior to the Closing Date, such inaccuracy or breach would result in the failure of any of the conditions set forth in Article 6 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 7.2(c) shall not be available to Purchaser if Purchaser is at that time in material breach of this Agreement.

(d) Seller, by giving written notice to Purchaser, may terminate this Agreement at any time prior to the Effective Time if (i) (A) any of the representations and warranties under Article 4 are inaccurate as of such time, or (B) Purchaser has committed a material breach of any of its covenants under Article 5 or Part 2 of Schedule 6.2(h); (ii) such inaccuracy or breach has not been cured within thirty (30) days after Seller has given Purchaser written notice of such inaccuracy or breach and its intention to terminate this Agreement pursuant to this Section 7.2(c); provided, however, that no such cure period shall be available or applicable to any such inaccuracy or breach that by its nature cannot be cured; and (iii) if not cured on or prior to the Closing Date, such inaccuracy or breach would result in the failure of any of the conditions set forth in Article 6 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 7.2(d) shall not be available to Seller if Seller or any Shareholder is at that time in material breach of this Agreement.

7.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.2, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Purchaser, Seller or the Shareholders, or their respective officers, directors, shareholders or Affiliates; provided, however, that (a) the provisions of this Section 7.3, Article 10 and, for the avoidance of doubt, the NDA shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from Liability in connection with any Fraud or willful breach of any of such party’s representations, warranties or covenants contained herein.

ARTICLE 8

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES,

CONTINUING COVENANTS

8.1 Survival. If the Sale Transaction is consummated, the representations and warranties of Seller, the Shareholders and Purchaser contained in this Agreement, the Seller Disclosure Letter and any other Transaction Document (except as explicitly set forth in such other Transaction Document) shall survive the Effective Time and remain in full force and effect until the General Expiration Date; provided, however, that (a) the Fundamental Representations and the Purchaser Fundamental Representations will remain operative and in full force and effect until the earlier of (i) the expiration of the Applicable Statute of Limitations and (ii) the date that is six (6) years following the Closing Date; and (b) the IP Representations will remain operative and in full force and effect until the date that is three (3) years following the Closing Date; and provided, further, that no right to indemnification pursuant to this Article 8 in respect of any claim based upon any failure of a representation or warranty to be true and correct that is set forth in a Notice of Claim delivered in accordance with Section 8.5 prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any Indemnified Party, under this Article 8 or otherwise, to seek recovery of Damages arising out of any Fraud. All covenants of the parties (including the covenants set forth in Article 5) shall remain operative and in full force and effect and shall not be subject to expiration; provided, however, that no right to indemnification pursuant to this Article 8 in respect of any claim based upon any breach of a covenant set forth in a Notice of Claim delivered prior to the applicable expiration date shall be affected by the expiration of such covenant. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties under applicable Law.

8.2 Agreement to Indemnify Purchaser Indemnified Parties.

(a) Indemnification by Seller. Seller shall indemnify, defend and hold harmless each of Purchaser and its Affiliates, officers, directors, agents, representatives, shareholders and employees (each hereinafter referred to individually as a “Purchaser Indemnified Party” and collectively as the “Purchaser Indemnified Parties”) from and against any and all losses, costs, damages, Liabilities, interest and expenses (including reasonable and documented out-of-pocket attorneys’ fees, other reasonable and documented professionals’ and experts’ fees and court costs incurred in connection with defending against or settling any of the foregoing, but excluding any punitive or exemplary damages, in each case except to the extent awarded in connection with a Third Party Claim) (hereinafter collectively referred to as “Damages”) incurred by a Purchaser Indemnified Party, directly or indirectly, whether or not due to a Third Party Claim (as defined below) arising out of or resulting from or in connection with:

(i) any failure of any representation or warranty made by Seller in this Agreement, the Seller Disclosure Letter or any other Transaction Document, to be true and correct as of the Agreement Date or as of the Closing Date (as though such representation or warranty were made as of the Closing Date rather than the Agreement Date, except in the case of any individual representation and warranty that by its terms speaks only as of a specific date or dates, in which case as though made as of such specific date or dates) and any failure of any certification to be made by Seller pursuant to Section 6.2(a) to be true and correct as of the date such certificate shall be delivered to Purchaser (this clause (a), and any Third Party Claims to the extent relating to this clause (a), the “Seller Representation Indemnities”);

(ii) any breach of or default in connection with any of the covenants or agreements made by Seller in this Agreement or any other Transaction Document and any failure of any certification to be made by Seller pursuant to Section 6.2(b) to be true and correct as of the date such certificate shall be delivered to Purchaser;

(iii) any claim or Action commenced or threatened by any holder of Seller Shares or any other fully diluted equity interests of Seller, relating to this Agreement or the Transactions, other than a claim or Action by a Shareholder in accordance with the terms of this Agreement;

(iv) any Excluded Liabilities; or

(v) any Fraud by or on behalf of Seller.

(b) Indemnification by Shareholders. Each Shareholder shall severally, and not jointly, to the maximum extent permitted by applicable Law, indemnify, defend and hold harmless each Purchaser Indemnified Party from and against any and all Damages incurred by a Purchaser Indemnified Party, directly or indirectly, whether or not due to a Third Party Claim arising out of or resulting from or in connection with any breach of or default in connection with any of the covenants or agreements made by such Shareholder in this Agreement or any other Transaction Document (the “Individual Shareholder Indemnities”).

8.3 Agreement to Indemnify Seller Indemnified Parties. Purchaser shall indemnify, defend and hold harmless Seller, the Shareholders and each of their respective Affiliates, officers, directors, agents, representatives, shareholders and employees (each hereinafter referred to individually as a “Seller Indemnified Party” and collectively as the “Seller Indemnified Parties”) from and against any and all Damages incurred by such Seller Indemnified Party, directly or indirectly, whether or not due to a Third Party Claim arising out of or resulting from or in connection with:

(a) any failure of any representation or warranty made by Purchaser in this Agreement or any other Transaction Document, to be true and correct as of the Agreement Date or as of the Closing Date (as though such representation or warranty were made as of the Closing Date rather than the Agreement Date, except in the case of any individual representation and warranty that by its terms speaks only as of a specific date or dates, in which case as though made as of such specific date or dates) and any failure of any certification to be made by Purchaser pursuant to Section 6.3(a) to be true and correct as of the date such certificate shall be delivered to Seller (this clause (a), and any Third Party Claims to the extent relating to this clause (a), the “Purchaser Representation Indemnities”); or

(b) any breach of or default in connection with any of the covenants or agreements made by Purchaser in this Agreement or any other Transaction Document and any failure of any certification to be made by Seller pursuant to Section 6.3(b) to be true and correct as of the date such certificate shall be delivered to Seller.

8.4 Limitations.

(a) If the Sale Transaction is consummated, recovery from the Escrow Amount shall be the sole and exclusive remedy under this Agreement for any claim for indemnification with respect to the Seller Representation Indemnities, except in the case of (i) Fraud; or (ii) any failure of any of the Fundamental Representations to be true and correct as set forth in Section 8.2(a)(i); provided, however, that from and after the First Release Date, the only claims for indemnification that may be made against the then remaining and unreleased portion of the Escrow Amount shall be: (x) Claims with respect to the Fundamental Representations and IP Representations, and (y) Claims pursuant to any of Sections 8.2(a)(ii) through (v).

(b) In the case of any claim for indemnification with respect to the Individual Shareholder Indemnities, each applicable Shareholder shall be severally and not jointly liable for any Damages resulting therefrom up to such Shareholder’s Pro Rata Share of the Purchase Price (including such Shareholder’s Pro Rata Share of the Escrow Amount) (the “Shareholder Liability Cap”); provided that the liability of any Shareholder for Damages arising out of its own Limited Fraud, or Limited Fraud such Shareholder had actual knowledge of, shall not be limited under this Agreement. Notwithstanding anything herein to the contrary, the Seller Indemnifying Parties’ aggregate indemnification liability for Damages pursuant to this Article 8 shall not exceed the Purchase Price, except in the case of Fraud.

(c) Subject to Section 8.4(d), solely in the case of (X) any Claims by the Purchaser Indemnified Parties against Seller made with respect to the Seller Representation Indemnities, and (Y) any Claims by the Seller Indemnified Parties against Purchaser made with respect to the Purchaser Representation Indemnities:

(i) the Indemnified Parties shall not be entitled to make such a Claim against the Indemnifying Parties unless the amount of Damages (excluding costs and expenses of the Indemnified Parties incurred in connection with making such a Claim) sought in such Claim (together with any other related or substantially similar Claims) exceeds USD $30,000 (the “Per-Claim Basket”); and

(ii) the Indemnifying Parties shall not be liable to the Indemnified Parties for such a Claim unless and until the aggregate amount of all Damages incurred by the Indemnified Parties arising out of or resulting from or in connection with the Seller Representation Indemnities (for Claims brought by the Purchaser Indemnified Parties) or the Purchaser Representation Indemnities (for Claims brought by the Seller Indemnified Parties), as the case may be, collectively (excluding all Damages that did not exceed the Per-Claim Basket) exceeds USD $7,000,000 (the “Deductible Basket”), provided that if the aggregate amount of such Damages exceeds the Deductible Basket, then (subject to the other limitations of this Section 8.4) the Indemnifying Party shall be liable for, and the Indemnified Parties shall be entitled to recover, the amount of such Damages in excess of the Deductible Basket, and the Deductible Basket shall thereafter permanently cease to apply to any future Claims.

(d) Notwithstanding Section 8.4(c), the Per-Claim Basket and the Deductible Basket shall not apply in the case of: (X) any Claims in respect of the Fundamental Representations, or (Y) any Damages arising out of or resulting from or in connection with any Fraud.

(e) In the case of any claim for indemnification with respect to the IP Representations, the additional parameters set forth on Schedule 8.4(e) shall apply.

(f) In the case of any claim for indemnification with respect to the Purchaser Representation Indemnities, Purchaser shall be liable for any Damages resulting therefrom only up to: (i) the Purchaser Common Stock issuable to Seller under this Agreement, for breaches of Purchaser Fundamental Representations, and (ii) the Escrow Amount, for breaches of all other Purchaser Representation Indemnities; provided that that the liability of Purchaser for Damages arising out of Fraud committed by or on behalf of Purchaser shall not be limited under this Agreement.

(g) In determining whether a breach of a representation or warranty has occurred and in determining the amount of any Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality or Material Adverse Effect standard contained in such representation or warranty shall be disregarded.

(h) Notwithstanding anything herein to the contrary, claims for indemnification for which the Seller Indemnifying Parties are liable under this Article 8 shall first be settled from the then-available Escrow Amount. After the available Escrow Amount is exhausted (whether due to claims for indemnification or release), any further claims for indemnification under this Article 8 shall be settled in cash subject to the other limitations in this Section 8.4.

(i) The amount of Damages for any Claim pursuant to this Agreement shall be net of: (i) the amount of any insurance policy proceeds or other third party recoveries actually received by the Indemnified Party with respect to the Damages forming the subject matter of the Claim; and (ii) any Tax benefits actually realized by Purchaser as a reduction in cash Taxes payable by it in the taxable year such Damages are incurred (determined net of any Tax costs attributable to the receipt or accrual of the corresponding indemnity payment).

8.5 Notice of Claim.

(a) As used herein, the term “Claim” means a claim for indemnification of any Indemnified Party for Damages under this Article 8.

(b) The applicable Indemnified Party shall give written notice of a Claim to the applicable Indemnifying Party (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Amount held by the Escrow Agent) (a “Notice of Claim”) reasonably promptly after the applicable Indemnified Party becomes aware of the existence of any potential Claim for indemnification under this Article 8, arising from or relating to:

(i) any matter specified in Section 8.2 (with respect to Purchaser Indemnified Parties) or any matter specified in Section 8.3 (with respect to Seller Indemnified Parties); or

(ii) the assertion, whether orally or in writing, of an Action brought by a third party that is based on, arises out of, or relates to subject matter that, if determined adversely (regardless of the eventual outcome of such Action), could result in a Claim (in each such case, a “Third Party Claim”).

(c) No delay in giving a Notice of Claim (or any update or amendment thereto after conducting discovery regarding the underlying facts and circumstances set forth therein) shall relieve Indemnifying Party from any of their respective obligations under this Article 8 unless (and then only to the extent that) the applicable Indemnifying Party is materially prejudiced thereby in terms of the amount of Damages.

8.6 Defense of Third Party Claims.

(a) If any Indemnified Party becomes aware of an Action that such Indemnified Party believes, in good faith, may result in a Third Party Claim, such Indemnified Party shall promptly notify the applicable Indemnifying Party in writing of such Action in accordance with Section 8.5. Purchaser shall have the right to conduct the defense of any such Action, and shall, to the extent reasonably requested by the applicable Seller Parties, from time to time, give updates as to the status of such Action.

(b) The Seller Parties shall cooperate in good faith with Purchaser’s reasonable written requests and shall have the right to reasonably participate in, at Seller’s sole cost and expense, but not control, Purchaser’s defense of such Action. If Seller has confirmed in writing to Purchaser that Seller will (subject to the terms of Section 8.4) indemnify the Purchaser Indemnified Parties for all applicable Damages arising out of or resulting from or in connection with the Action, then Purchaser shall not settle, adjust or compromise such Action without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(c) Notwithstanding Section 8.6(b), in the event Purchaser elects not to assume control of the defense of an Action pursuant to Section 8.6(a), the applicable Seller Party shall control the defense of such Action, and shall, to the extent reasonably requested by Purchaser, from time to time, give updates as to the status of such Action. Purchaser shall cooperate in good faith with the applicable Seller Party’s reasonable written requests and shall have the right to reasonably participate in, at Purchaser’s sole cost and expense, but not control, the applicable Seller Party’s defense of such Action. In any event, the applicable Seller Party shall not settle, adjust or compromise such Action without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

(d) Notwithstanding this Section 8.6, procedures relating to the investigation, defense or settlement of any Tax matters shall be governed by Article 9.

8.7 Contents of Notice of Claim. Each Notice of Claim by an Indemnified Party given pursuant to Section 8.5 shall, with respect to each Claim set forth therein, (a) specify in reasonable detail and in good faith the nature of the Claim being made and (b) state the aggregate dollar amount of Damages to which such Indemnified Party (or third party, if with respect to a Third Party Claim) is entitled to indemnification pursuant to this Agreement that have been incurred, or, if practicable, a good faith estimate of the aggregate dollar amount of such Damages reasonably expected to be incurred, by such Indemnified Party (or third party, if with respect to a Third Party Claim) pursuant to such Claim; provided, however, that the Notice of Claim may be updated and amended from time-to-time by the Indemnified Party in good faith by delivering an updated or amended Notice of Claim to the Indemnifying Party, so long as the delivery of the original Notice of Claim is made within the applicable claims period and such update or amendment only asserts bases for liability reasonably related to the underlying facts and circumstances specifically set forth in such original Notice of Claim; provided further, however, that all Claims for Damages properly set forth in the original Notice of Claim or any permitted update or amendment thereto shall remain outstanding until such Claims for Damages have been finally resolved or satisfied, notwithstanding the expiration of such claims period.

8.8 Resolution of Notice of Claim. Each Notice of Claim given by an Indemnified Party shall be resolved as follows:

(i) If the Indemnifying Party wishes to object to the allowance of some or all Claims made in a Notice of Claim, the Indemnifying Party must deliver a written objection to the Indemnified Party (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Amount held by the Escrow Agent) within twenty (20) Business Days after receipt by the Indemnifying Party of such Notice of Claim, expressing such objection and explaining in reasonable detail and in good faith the basis therefor.

(ii) Following receipt by the Indemnified Party (on behalf of itself or another Indemnified Party, as applicable) of the Indemnifying Party’s written objection, if any, the Indemnified Party and the Indemnifying Party shall promptly, and within ten (10) Business Days, meet to agree on the rights of the respective parties with respect to each Claim that is the subject of such a written objection. If the Indemnified Party and the Indemnifying Party (on behalf of itself or another Indemnified Party, as applicable) should so agree, (A) a memorandum setting forth such agreement shall be prepared and executed by the Indemnified Party and the Indemnifying Party (including, if applicable, a joint written instruction to the Escrow Agent to pay a specified cash amount to Purchaser or such Indemnified Party from the Escrow Amount), and (B) as promptly as practicable and within five (5) Business Days following execution of such memorandum the Indemnifying Party shall pay to the Indemnified Party (on behalf of itself or another Indemnified Party, as applicable) cash in the aggregate dollar amount of Damages payable pursuant to such memorandum (subject to the limits contained in this Article 8).

(iii) In the event that the parties do not prepare and sign such a memorandum as contemplated in Section 8.8(ii) or such memorandum does not address in full the written objections timely delivered, within twenty (20) Business Days of receipt by the Indemnified Party of the written objection from the Indemnifying Party, or such dispute (an “Arbitrable Dispute”) shall be settled by binding arbitration. Notwithstanding the preceding sentence, nothing in this Section 8.8(iii) shall prevent a party from seeking preliminary injunctive relief from a court of competent jurisdiction pending settlement of any Arbitrable Dispute.

(A) Except as herein specifically stated, any Arbitrable Dispute shall be resolved by arbitration in the County of San Francisco, State of California in accordance with JAMS’ Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) then in effect. However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the JAMS Rules. Any judgment upon the award rendered by the Arbitration Panel may be entered in any court having jurisdiction over the subject matter thereof. The Arbitration Panel shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding were instituted to resolve an Arbitrable Dispute. The existence of any such arbitration and the terms of the Arbitrable Dispute shall be kept confidential by the Purchaser Indemnified Parties and the Seller Indemnified Parties, except as may be required by applicable Law.

(B) Any such arbitration will be conducted before a panel of three arbitrators (the “Arbitration Panel”), which will be compensated for their services at a rate to be determined by the applicable Indemnifying Parties and Indemnified Parties or by JAMS Rules, but based upon reasonable hourly or daily consulting rates for each arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

(C) The three arbitrators comprising the Arbitration Panel shall be selected as follows: (A) the applicable Indemnifying Parties shall appoint one arbitrator; (B) the applicable Indemnified Parties shall appoint one arbitrator; and (C) the third arbitrator shall be mutually agreed upon by the applicable Indemnifying Parties and the Indemnified Parties. In the event the applicable Indemnifying Parties and the Indemnified Parties are unable to agree within twenty (20) days following submission of the dispute to JAMS by one of the parties, JAMS will have the authority to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in Section 8.8(iii)(D).

(D) No arbitrator shall have any past or present family, business or other relationship with the Purchaser Indemnified Parties, the Seller Indemnified Parties, or any Affiliate, officer, or member of the board of directors or managers (or similar body) thereof, unless following full disclosure of all such relationships, the applicable Indemnifying Parties and the Indemnified Parties agree in writing to waive such requirement with respect to an individual in connection with any dispute.

(E) The Arbitration Panel shall be instructed to hold hearings for up to five (5) days (each convening for up to eight (8) hours, exclusive of breaks) regarding the disputed matter within sixty (60) days its designation and to render an award no later than ten (10) days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by the applicable Indemnifying Parties and the Indemnified Parties. The final decision of Arbitration Panel (i) shall identify the prevailing party and state the amount of the award to the Indemnified Parties (the “Award Amount”), if any; (ii) shall include a reasonably detailed written explanation of the decision; (iii) shall be furnished to the applicable Indemnifying Parties and the Indemnified Parties in writing; (iv) shall constitute a conclusive determination of the issue(s) in question, shall be binding upon the applicable Indemnifying Parties and the Indemnified Parties; (v) shall not be contested by any of them; and (vi) shall remain confidential unless otherwise agreed to in writing by the applicable Indemnifying Parties and the Indemnified Parties, and an order with respect thereto may be entered in any court of competent jurisdiction.

(F) In any arbitration commenced under the provisions of this Section 8.8, the parties to the arbitration may obtain discovery under Rule 17 of the JAMS Rules, except that each party to the arbitration will be permitted to take at least five (5) depositions of an opposing party or of individuals under control of such opposing party. The applicable Indemnifying Parties and Indemnified Parties agree to act in good faith to promptly exchange relevant documents.

(G) The applicable Indemnifying Parties and Indemnified Parties will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that (i) the prevailing party in any arbitration will be entitled to an award of reasonable attorneys’ fees and costs; and (ii) all costs of arbitration, other than those provided for above, will be paid by the losing party, and the Arbitration Panel will be authorized to determine the identity of the prevailing party and the losing party. The non-prevailing party shall be determined solely by the Arbitration Panel. If a Purchaser Indemnified Party is found to be the prevailing party in any arbitration, the amount of the fees and expenses of such Purchaser Indemnified Parties payable by the Seller Indemnifying Parties pursuant to this Section 8.8 shall be added to the Award Amount.

(H) The Arbitration Panel chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Section 8.8 or elsewhere in this Agreement.

8.9 Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Damages for which such Indemnified Party seeks indemnification under this Agreement; provided, however, that no Indemnified Party shall be required to initiate any claim in connection with such mitigation.

8.10 Release of Remaining Escrow Amount.

(a) Definitions. As used in this Agreement:

(i) Release Dates. The “Release Dates” are as follows: (A) the “First Release Date” means the date that is fifteen (15) months following the Closing Date, (B) the “Second Release Date” means the date that is twenty-four (24) months following the Closing Date and (C) the “Third Release Date” means the date that is thirty-six (36) months following the Closing Date.

(ii) Release Amounts. “Release Amount” means the following aggregate amounts, in each case to be comprised of cash from the then-remaining Escrow Amount:

(A) with respect to the First Release Date, an amount (the “First Release Amount”) equal to (1) one-third of the Escrow Amount; minus (2) the aggregate amount of any resolved Claims satisfied prior to the First Release Date (“First Release Satisfied Claims”), minus (3) the aggregate amount of all unresolved, unsatisfied or disputed Claims in any Notice of Claim delivered before the First Release Date (“First Release Pending Claims”); provided, however, that in the event the sum of the amount of First Release Satisfied Claims plus First Release Pending Claims is greater than or equal to the amount in subclause (1), then the First Release Amount shall be zero;

(B) with respect to the Second Release Date, an amount (the “Second Release Amount”) equal to (1) one-third of the Escrow Amount; minus (2) the aggregate amount of any resolved Claims satisfied between the First Release Date and the Second Release Date (“Second Release Satisfied Claims”), minus (3) the aggregate amount of all unresolved, unsatisfied or disputed Claims in any Notice of Claim delivered before the Second Release Date to the extent not included in the amount of the First Release Pending Claims (“Second Release Pending Claims”); provided, however, that in the event the sum of the amount of Second Release Satisfied Claims plus Second Release Pending Claims is greater than or equal to the amount in subclause (1), then the Second Release Amount shall be zero;

(C) with respect to the Third Release Date, an amount (the “Third Release Amount”) equal to (1) the then remaining portion of the Escrow Amount; minus (2) the aggregate amount of all unresolved, unsatisfied or disputed Claims in any Notice of Claim delivered before the Third Release Date (“Third Release Pending Claims”); provided, however, that in the event the amount of Third Release Pending Claims is greater than or equal to the amount in subclause (1), then the Third Release Amount shall be zero.

(b) Release Mechanics. As soon as reasonably practicable following each Release Date (and in any event within three (3) Business Days), (i) Purchaser and Seller shall jointly instruct the Escrow Agent to release for distribution to Seller the portion of the Escrow Amount included in the corresponding Release Amount.

(c) Pending Claims. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, if any Claims are unresolved, unsatisfied or disputed as of any Release Date, then the Escrow Agent shall retain possession and custody of that portion of the Escrow Amount that equals the total maximum amount of Damages then being claimed by Purchaser Indemnified Parties in all such unresolved, unsatisfied or disputed Claims. To the extent there are any First Release Pending Claims, Second Release Pending Claims or Third Release Pending Claims deducted from the applicable Release Amount pursuant to Section 8.10(a)(ii) (with respect to each Release Amount, a “Retained Amount”), as soon as any such Claims with respect to the particular Release Amount have been resolved following the applicable Release Date, Purchaser and Seller shall jointly instruct the Escrow Agent to release for distribution to Seller the remaining portion of the Retained Amount which had been deducted from that applicable Release Amount (if any) and which is not required to satisfy such Claims with respect to that Release Date.

8.11 Tax Consequences of Indemnification Payments. All payments (if any) made to a Purchaser Indemnified Party pursuant to any indemnification obligations under this Article 8 will be treated as adjustments to the purchase price allocable to goodwill for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Law.

8.12 Exclusive Remedy. Except for claims against any party for his, her or its own Fraud, and claims against a Shareholder relating to Fraud such Shareholder had actual knowledge of, from and after the Effective Time, the rights to indemnification, compensation and reimbursement set forth in this Article 8 (and claims to enforce the foregoing) shall be the sole and exclusive remedy of (x) the Purchaser Indemnified Parties with respect to any breach of this Agreement or any certificate required to be delivered by Seller or the Shareholders hereunder, and (y) the Seller Indemnified Parties with respect to any breach of this Agreement or any certificate required to be delivered by Purchaser hereunder; provided that the forgoing shall not limit the right of any party to injunctive relief in accordance with Section 10.4.

ARTICLE 9

TAX MATTERS

9.1 Cooperation. Purchaser and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser or Seller, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax in respect of the Transferred Assets and the Assumed Liabilities. Each of Purchaser and Seller shall retain all books and records in their possession with respect to Taxes in respect of the Transferred Assets and the Assumed Liabilities for a period of at least seven (7) years following the Closing Date. Notwithstanding the foregoing or any other provision herein to the contrary, including, without limitation, Section 8.6, in no event shall Seller be entitled to review or otherwise have access to any income Tax Return, or information related thereto, of Purchaser or its Affiliates.

9.2 Tax Contests. Notwithstanding the provisions of Section 8.6, Purchaser shall promptly notify Seller upon receipt by Purchaser or any affiliate of Purchaser of written notice of any inquiries, claims, assessments, audits or similar events with respect to Excluded Taxes for which Seller may be liable under this Agreement.

9.3 Transfer Taxes. Subject to Section 9.4, any transfer, stamp, documentary, sales, use, registration, value added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees), together with any penalties or interest in respect of any of the foregoing, incurred in connection with this Agreement and the Transactions (collectively, “Transfer Taxes”) will be borne by Purchaser.

9.4 GST. Where one party (the “Supplier”) makes a supply to the other party (the “Recipient”) under this Agreement, which is a taxable supply for GST purposes, the Recipient must pay to the Supplier (in addition to any other amount payable for that supply), an amount equal to that GST provided that the Supplier has provided the Recipient with a valid Tax invoice in respect of that supply. Such GST amount shall be payable to the Supplier at the same time as any other amount payable by the Recipient to the Supplier for that supply or, if later, the date three business days prior to the date upon which the Supplier must account to the New Zealand Inland Revenue for that GST amount.

9.5 Lowest Price. For the purpose of the financial arrangement rules in the Income Tax Act 2007 (NZ), Purchaser and Seller agree that:

(a) The Purchase Price is the lowest price that they would have agreed for the Transferred Assets on the date this Agreement was entered into if the payment was required in full at the time the first right in the Transferred Assets was transferred (as term is understood for the purposes of section EW 32 of the Income Tax Act 2007 (NZ)).

(b) The Purchase Price is the value of the Transferred Assets and so no income or expenditure arises under those rules.

(c) Purchaser will calculate its income and expenses for the relevant period on the basis that the Purchase Price includes no capitalised interest and file their Tax Returns accordingly.

ARTICLE 10

MISCELLANEOUS

10.1 Governing Law; Venue. This Agreement shall be deemed to be made and in all respects shall be interpreted, construed and governed by and enforced in accordance with the Laws of the State of Delaware without regard to the conflicts of laws principles thereof. Any Action relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the County of San Francisco, State of California (the “Specified Courts”). Each party to this Agreement: (a) expressly and irrevocably consents and submits to the exclusive jurisdiction of the Specified Courts in connection with any such Action; (b) agrees that the Specified Courts shall be deemed to be a convenient forum; and (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such Action commenced in any Specified Court, any claim that such party is not subject personally to the jurisdiction of such court, that such Action has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

10.2 Entire Agreement; Assignment; Binding Upon Successors and Assigns. This Agreement and the other Transaction Documents (including, for the avoidance of doubt, the Seller Disclosure Letter and the Non-Competition Agreements), (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as otherwise provided in Sections 5.15 and 5.18, may not be assigned by operation of Law or otherwise; provided, however, that Purchaser may assign any or all of its rights and obligations under this Agreement to an Affiliate of Purchaser upon written notice to Seller, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment of this Agreement in contravention of this Section 10.2 shall be null and void and of no force or effect. Subject to the preceding sentences of this Section 10.2, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.4 Specific Performance. The parties hereby acknowledge and agree that it may cause irreparable injury to the other party or parties if any provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, for which damages, even if available, may not be an adequate remedy. Accordingly, each party agrees that the other party or parties shall have the right to seek injunctive relief by any court of competent jurisdiction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action or proceeding, in each case without posting a bond or undertaking, in addition to any other remedy to which it may be entitled, at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the party seeking such remedy has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

10.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

10.6 Amendments and Waivers; Effect of Joinders. Any term or provision of this Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by Purchaser, Seller and the Shareholders. No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies, which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

10.7 Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the other Transaction Documents and the Transactions and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided further that in the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by any other party.

10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by email; or (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier. All notices and other communications hereunder shall be delivered to the addresses set forth below:

(a) if to Purchaser:

Unity Software Inc.

30 3rd Street

San Francisco, CA 94103

Attention: Unity M&A legal team

Email: malegal@unity.com

with a copy to (which copy shall not constitute notice):

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attention: Eric T. McCrath

Email: EMcCrath@mofo.com

(b) if to Seller:

Weta Digital Ltd.

P.O Box 15208

9-11 Manuka Street

Miramar, Wellington

New Zealand 6022

Attention: Prem Akkaraju; Michael McNeil

Email: prem@wetafx.co.nz; mcneil@wetafx.co.nz

with a copy to (which copy shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, CA 94025-1015

Attention: Stephen Venuto; Mark Seneca; Leah Recht

Email: svenuto@orrick.com; mseneca@orrick.com; lrecht@orrick.com

and

DLA Piper New Zealand

Level 15, PwC Tower

15 Customs Street West

Auckland Central

Auckland

1010

New Zealand

Attention: Martin Wiseman

Email: martin.wiseman@dlapiper.com

and

Munger, Tolles & Olson LLP

350 South Grand Avenue, 50th Floor

Los Angeles, CA 90071-3426

Attention: David Goldman; Jennifer Broder

Email: David.Goldman@mto.com; Jennifer.Broder@mto.com

(c) if to any Shareholder, to the addresses set forth on their signature pages hereto.

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

10.9 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any right such party may have to a trial by jury in respect of any claim, demand or cause of action, directly or indirectly arising out of or relating to this Agreement or the Transactions. Each party hereto certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (b) each such party understands and has considered the implications of this waiver; (c) each such party makes this waiver voluntarily; and (d) each such party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 10.9.

10.10 Bankruptcy. Subject to bankruptcy court approval, Seller agrees, on behalf of itself and its Affiliates, that Purchaser will retain and may fully exercise all rights and licenses under this Agreement in all circumstances, including any future bankruptcy or insolvency proceeding involving the Seller or any of its Affiliates, whether as licensees of intellectual property under the U.S. Bankruptcy Code, applicable non-bankruptcy Law, or otherwise. Without limiting the foregoing and subject to bankruptcy court approval, Seller acknowledges and agrees, on behalf of itself and its Affiliates, that (a) neither this Agreement nor any of the rights and licenses under this Agreement is vulnerable to rejection as an executory contract under Section 365 of the Bankruptcy Code; (b) if a court of competent jurisdiction nonetheless allows the rejection of this Agreement under Section 365 of the Bankruptcy Code, such rejection will not result in termination of any of the rights and licenses under this Agreement; and (c) if a court of competent jurisdiction nonetheless allows the rejection of this Agreement and termination of any of the rights and licenses under this Agreement, such rights and licenses will be treated as licenses of “intellectual property” for purposes of Section 365(n) of the Bankruptcy Code and, accordingly, Purchaser will retain and may fully exercise all of its rights and elections under the Bankruptcy Code with respect to the rights and licenses under this Agreement. Neither Seller nor any of its Affiliates may (and Seller, on behalf of itself and its Affiliates, hereby irrevocably waives any right to) object to or challenge any assertion of and reliance on the matters described in the preceding sentence by Purchaser.

10.12 Interpretation; Rules of Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to Articles, Sections, subsections, Annexes, Exhibits and Schedules are references to Articles, Sections, subsections, Exhibits and Schedules, respectively, in and to this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include” or “including” mean “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list. The word “or” shall not be limiting or exclusive. Unless stated otherwise, the terms “dollars”, “$”, and “USD” shall mean United States dollars and “NZD” shall mean New Zealand dollars. References to days are to calendar days; provided that any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next Business Day. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. As used in this Agreement, the singular or plural number shall be deemed to include the other when the context so requires. The words “made available” or words of similar import mean that, on or before 5:00 p.m., Pacific time one (1) Business Day immediately preceding the date of this Agreement, Seller has posted true, correct and complete copies of such materials to the virtual data room managed by Seller (the “VDR”), provided that Purchaser and its representatives shall have been granted access to such virtual data room and provided written notice of such materials prior to such time in connection with the Transactions. When a reference is made to a specific Law, act or statute, such reference shall include any regulations promulgated thereunder. Any capitalized terms used in any Annex, Exhibit, Schedule or other Transaction Documents but not otherwise defined therein shall have the meaning as defined in this Agreement. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

10.13 Third Party Beneficiary Rights. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; Article 8 is intended to benefit the Purchaser Indemnified Parties and the Seller Indemnified Parties and Section 10.16 is intended to benefit Purchaser’s Affiliates, directors, officers, shareholders, employees, agents and other representatives.

10.14 Public Announcement. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing, Purchaser, Seller, and the Shareholders each shall, and each shall cause each of its officers, directors, agents, representatives and Affiliates to, not issue any press release or otherwise make any written public statements with respect to the Sale Transaction or the other Transactions, including for the avoidance of doubt, statements to customers and suppliers, without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Seller and Purchaser, in each case except to the extent required under any applicable Laws (including under any applicable stock exchange rules or regulations).

10.15 Confidentiality.

(a) Each Seller Party acknowledges and agrees that as a condition and inducement to Purchaser entering into this Agreement, it is reasonable and necessary for the Seller Party to promise and agree, subject to the terms and conditions herein, not to disclose or use any In-Scope Confidential Information other than as expressly permitted under this Section 10.15. Such Seller Party further acknowledges and agrees that the benefits provided to such Seller Party under this Agreement constitute good and sufficient consideration for the agreements and covenants in this Section 10.15 and Article 5.

(b) Each Seller Party shall hold, and shall cause his, her or its Representatives to hold, in strict confidence all In-Scope Confidential Information furnished to such Seller Party and shall use, and, subject to this Section 10.15, shall direct all his, her or its Representatives to use, such In-Scope Confidential Information solely for purposes of the Sale Transaction or in connection with services provided by such Shareholder to the Seller Group after Closing as an employee or Contractor.

(c) Each Seller Party may disclose In-Scope Confidential Information (i) to his, her or its Representatives but only to the extent such Representative (x) needs to know such In-Scope Confidential Information for the purpose of the Sale Transaction and (y) has been provided with a copy of this Agreement or has been informed of the obligations hereunder and has agreed to abide and be bound by the provisions hereof or is otherwise bound by confidentiality obligations at least as restrictive as those contained in this Agreement and (ii) to the extent required by applicable Law; provided that to the extent permitted, such Seller Party will immediately provide Seller with written notice of the applicable Law so that Seller may seek a protective order or other appropriate remedy and cooperate with Seller and its Representatives in any attempt by Seller to obtain any such protective order or other remedy; provided, further that such Seller Party and his, her or its Representatives will use their commercially reasonable efforts to ensure that such In-Scope Confidential Information is treated confidentially by each Person to whom it is disclosed. For the avoidance of doubt, the taking of any action prohibited by this Section 10.15 by any Representative of a Seller Party shall be deemed to be a breach of this Section 10.15 by such Seller Party.

(d) Notwithstanding anything to the contrary herein or in any of the other Transaction Documents, following the Closing: (i) all information of the Seller Parties, including all information concerning the Seller Group as the disclosing party or the Seller Group’s Affiliates or businesses and irrespective of whether such information was previously identified or otherwise designated as “confidential”, shall constitute information of Purchaser to the extent solely relating to the Digital Activities, Transferred Assets, or Transferred Employees; and (ii) for so long as any obligations under the NDA continue to apply in accordance with its terms, Purchaser shall have no further obligations thereunder with respect to any information relating to the Digital Activities, Transferred Assets, or Transferred Employees.

(e) Upon the request of Purchaser or its Affiliate’s request, each Seller Party and his, her or its Representatives will promptly deliver to Purchaser or its Affiliate (as applicable) any In-Scope Confidential Information (and all copies thereof) obtained or possessed by such Seller Party and his, her or its Representatives; provided that such Seller Party may retain copies of the Transaction Documents; provided, further, that in lieu of delivering such In-Scope Confidential Information, such Seller Party and/or Representative may destroy such In-Scope Confidential Information and confirm their destruction. Notwithstanding the delivery or destruction of In-Scope Confidential Information pursuant to this Section 10.15(e), such Seller Party and his, her or its Representatives shall continue to be bound by their confidentiality obligations and other obligations under this Agreement.

(f) “In-Scope Confidential Information” means, in each case, to the extent relating to any In-Scope Matters or to Purchaser and its Affiliates:

(i) any information (including any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products services and business plans of each of the parties, and includes, without limitation, their respective information concerning research, experimental work, development, design details and specifications, engineering, data, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising, and marketing plans and information as well as any and all proprietary or confidential information of any Affiliate or third party disclosed to a party in the course of the other party’s business) relating directly or indirectly to the business of Seller or Purchaser, any predecessor entity or any Subsidiary or other Affiliate of Seller or Purchaser (whether prepared by Seller, Purchaser or by any other Person and whether or not in written form) that is or that has at any time been made available to the Seller Party or any Representative of Seller Party by or on behalf of Seller, Purchaser or any of their respective Representatives;

(ii) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Seller Party or any Representative of the Seller Party and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause (i) of this sentence; and

(iii) the existence and terms of this Agreement and the other Transaction Documents.

Notwithstanding the foregoing, In-Scope Confidential Information does not include information that (A) is information of the Seller Parties that is not related to the Transferred Assets, the Assumed Liabilities, the Transferred Employees or the Digital Activities; (B) is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Seller Party or any of his, her or its Representatives; (C) any information that was rightfully in the Seller Party’s possession free of any obligation of confidentiality prior to the time it was first made available to the Seller Party or any of his, her or its Representatives by or on behalf of the Seller Group or any of its Representatives; provided that the source of such information was not and known to the Seller Party to not be bound by any contractual or other obligation of confidentiality to the Seller Group or to any other Person with respect to any of such information; (D) any information that becomes available to the Seller Party on a non-confidential basis from an unaffiliated third party other than the Seller Group or any of its Representatives, provided that such source is known to the Seller Party to not be bound by any contractual or other obligation of confidentiality to the Seller Party with respect to any of such information or (E) is developed by or on behalf of the Seller Party independently of, and without reference to or other use of, any In-Scope Confidential Information.

10.16 Acknowledgment. Each party hereto acknowledges and agrees that such party has been advised in writing to obtain legal counsel to represent such party in connection with its evaluation of the investment in Purchaser, the risks associated with such investment and all other matters relating to such investment and that such party has not been represented or advised by Purchaser or its Affiliates, directors, officers, shareholders, employees, agents and other representatives on any matter concerning such party’s investment in Purchaser, including the structure of the investment, the tax consequences of such investment or any other risks associated with such investment. Each party hereto acknowledges that such party has independently evaluated the economic and other risks associated with the investment in Purchaser and made its own decision about the investment in Purchaser and has not relied on any statement made by Purchaser or any of its Affiliates, directors, officers, shareholders, employees, agents and other representatives in connection with such investment. Each of Purchaser’s Affiliates, directors, officers, shareholders, employees, agents and other representatives is intended to be an express third party beneficiary of, and each may enforce, this Section 10.16.

10.17 Corporate Securities Law. IN MAKING AN INVESTMENT DECISION SELLER MUST RELY ON ITS OWN EXAMINATION OF PURCHASER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL, STATE OR NON-U.S. SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. EXCEPT AS PROVIDED IN THE REGISTRATION RIGHTS AGREEMENT, THE SECURITIES TO BE ISSUED PURSUANT TO THIS AGREEMENT WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OR ANY OTHER APPLICABLE NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE CONVEYED UNLESS REGISTERED THEREUNDER OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

10.18 No Presumption Against Drafting Party. The parties each agree that they have been represented by independent counsel of such party’s choice, or has had the opportunity to be represented by independent counsel of such party’s choice, and that to the extent, if any, that such party desired, has availed itself of this right and opportunity throughout all negotiations that have preceded the execution of this Agreement. Accordingly, the parties waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.19 Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement may be executed by electronic (.pdf) signature and an electronic (.pdf) signature shall constitute an original for all purposes.

10.20 Protected Communications and Associated Rights. The parties hereto intend that all communications at or prior to the Closing between the Seller Parties or any of them, on the one hand, and any of their attorneys, on the other hand, relating solely to the negotiation of the Transactions and any alternative transactions relating to the combination or merger of Seller or the sale of substantially all of Seller’s assets or all of its equity interests (collectively, but subject to the last sentence of this Section 10.20, the “Protected Communications”), and all associated rights to assert, waive and otherwise administer the attorney-client privilege and right of confidentiality of any member of the Seller Parties with respect to the Protected Communications (the “Associated Rights”), shall, from and after the Closing, rest exclusively with Seller and the Shareholders.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASER

UNITY SOFTWARE INC.

By:	/s/ Luis Visoso

Name:	Luis Visoso
Title:	Chief Financial Officer

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

WETA DIGITAL LIMITED

By:	/s/ Prem Akkaraju

Name:	Prem Akkaraju
Title:	Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDER

WETA HOLDINGS LLC

By:	/s/ Sean Nicholas Parker

Name:	Sean Nicholas Parker
Title:	Manager

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDER

THE FILM PROPERTY TRUST

By:	/s/ Peter Robert Jackson

Name:	Peter Robert Jackson
Title:	Trustee

By:	/s/ Frances Rosemary Walsh

Name:	Frances Rosemary Walsh
Title:	Trustee

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDER

JOSEPH LETTERI

/s/ Joseph Letteri

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDER

WETA PRINCIPALS FUND, LLC

By:	/s/ Prem Akkaraju

Name:	Prem Akkaraju
Title:	Managing Director

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

Exhibit A

Form of Escrow Agreement

Exhibit B

Form of Registration Rights Agreement

Exhibit C-1

Form of Purchaser-Seller Trademark Coexistence Agreement

Exhibit C-2

Form of Purchaser-Seller Trademark Assignment Agreement

Exhibit C-3

Form of Purchaser-FPT Trademark Assignment Agreement

Exhibit D-1

Form of IP Agreement

Exhibit D-2

Form of Commercial Agreement

Exhibit D-3

Form of Marketing Agreement

Exhibit D-4

Transition Services Principles

Exhibit E

Illustrative Calculation of Purchaser Common Stock Per Share Price

Schedule 1.1

Shareholders

Schedule 1.2

In-Scope Engineers

Schedule 1.3

Key Employees

Schedule 1.4

Seller Knowledge Persons

Schedule 2.1(a)

Certain Transferred IP, IPR, and Other Assets

Schedule 2.1(a)(iv)

Certain Transferred Social Media Accounts

Schedule 2.1(b)

Excluded Assets

Schedule 2.4(d)

Required Notices, Consents, Amendments and Terminations

Schedule 5.11(a)

Draft Offer List

Schedule 5.17(a)(iii)

VFX Companies

Schedule 6.1(a)

Certain Government Approvals

Schedule 6.2(h)

Additional Pre-Closing Matters

Schedule 8.4(e)

Specified Parameters